Table of Contents

Filed Pursuant to Rule 424(b)(4)

Registration Nos. 333-252629 and 333-256026

PROSPECTUS

3,360,000 Shares

Common Stock

This is an initial public offering of Common Stock of iPower Inc. We are selling 3,360,000 shares of our Common Stock, not including overallotments.

Prior to this offering, there has been no public market for our Common Stock. The initial public offering price is $5.00 per share. Thereafter, any sales will occur at prevailing market prices or in privately negotiated prices. Our Common Stock has been approved for listing on the Nasdaq Capital Market, or Nasdaq, under the symbol “IPW.”

There are 21,604,496 shares of Common Stock outstanding as of the date of this prospectus. Our two founders own an aggregate of 16,046,668 shares of Common Stock or 74.3% of the Common Stock outstanding and will own approximately 60.2% upon completion of this offering.

We are an “emerging growth company” as defined by the Jumpstart Our Businesses Startup Act of 2012 and, as such, we have elected to comply with certain reduced public reporting requirements for this prospectus and future filings.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” starting on page 13 of this prospectus.

	Per Share	Total
Public Offering Price	$5.00	$16,800,000
Underwriting discounts and commissions (1)	$0.35	$1,176,000
Proceeds to us (before expenses)	$4.65	$15,624,000

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(1) See “Underwriting” for additional information regarding underwriting compensation.

The underwriters may also exercise their option to purchase up to an additional 504,000 shares of Common Stock at the initial public offering price, less the underwriting discount, for 45 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Common Stock will be ready for delivery on or about May 14, 2021.

D.A. Davidson & Co.	Roth Capital Partners	Tiger Brokers

The date of this prospectus is May 11, 2021

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We and our underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

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ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide you with any information or to make any representation other than that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared we may authorize to be delivered or made available to you. We do not, and the underwriters do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Throughout this prospectus, unless otherwise designated or the context suggests otherwise, all references to:

•	“we,” “us,” “our,” the “Company,” “our Company” or “iPower” refers to iPower Inc., a Nevada corporation, and its subsidiaries;
•	the “Board” or “Board of Directors” refers to the board of directors of the Company;
•	Common Stock” or “shares” shall refer solely to the Common Stock, par value $0.001 per share, of iPower Inc. and gives effect to (i) a 2-for-1 forward split of the outstanding shares of Common Stock that was consummated on November 16, 2020; (ii) an April 14, 2021 amendment and restatement of our articles of incorporation to permit the immediate conversion of the Class B Common Stock and to eliminate any future issuances of Class B Common Stock; and (iii) an April 23, 2021 further amendment and restatement of our articles of incorporation to eliminate all references to Class A and Class B Common Stock and authorized for issuance 180,000,000 shares which are solely designated as Common Stock;
•	the phrase “this offering” or “IPO” refers to the offering contemplated in this prospectus;
•	with reference to our financial statements, all references to “year” and “fiscal year” means June 30th and the twelve months ended June 30th; and
•	all references to “U.S. dollars,” “dollars,” and “$” are to the legal currency of the U.S.

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INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements.

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Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, market acceptance of our products; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services and successfully pursue innovation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Important factors that could cause such differences include, but are not limited to:

•	our inability to predict or anticipate the duration or long-term economic and business consequences of the ongoing COVID-19 pandemic;
•	our limited operating history;
•	our future results of operations;
•	our current and future capital requirements necessary to support our efforts to open or acquire new complimentary businesses and channels of trade;
•	our cash needs and financial plans;
•	our competitive position;
•	seasonality;
•	our dependence on consumer interest in growing crops with the equipment and other products that we offer;
•	evolving laws surrounding cannabis on a local, state and federal level;
•	the effectiveness of our internal controls;
•	our dependence on third parties to manufacture and sell us inventory;
•	our ability to maintain or protect our intellectual property;
•	our ability to innovate and develop new intellectual property to continue enhancing our product and service offerings;
•	our ability to protect our systems from unauthorized intrusions or theft of proprietary information;
•	our ability to retain key executive members;
•	our ability to maintain our relationships with third-party vendors and suppliers;
•	our ability to internally develop products and intellectual property;
•	expected technological advances by us or by third parties and our ability to leverage them;
•	our potential growth opportunities;
•	interpretations of current laws and the passage of future laws;
•	acceptance of our business model by investors;
•	the accuracy of our estimates regarding expenses and capital requirements;
•	our ability to sell additional products and services to customers;
•	our ability to adequately support growth;
•	our ability to ensure consistency in the quality of our products and supply chain;
•	any disruption to third party sales platforms, including Amazon.com, Walmart and eBay, through which approximately 80%, of our current revenues are derived;
•	potential disruption of our business and supply chain that may be caused by any conflicts or trade wars between China and the U.S., as well as increased tariffs on the products which we import; and
•	our anticipated uses of net proceeds from this offering.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in the reports we file with the SEC. Actual events or results may vary significantly from those implied or projected by the forward-looking statements due to these risk factors. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference herein and have filed as exhibits hereto with the Securities and Exchange Commission, or the SEC, with the understanding that our actual future results and circumstances may be materially different from what we expect.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to purchase our Common Stock. You should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. All reference to “year” or “fiscal year” refers to our fiscal year ending June 30th.

IPOWER INC.

Our Mission

iPower’s mission is to be the most trusted and convenient online provider of hydroponic equipment and supplies.

Our Company

iPower Inc. is one of the largest online hydroponic equipment and accessory retailers and suppliers in North America. We have built proprietary business intelligence and enterprise resource planning software tools that help us collect and analyze data to inform business decisions across our various online platforms. We sell our products through our own website as well as online channel partners that include Amazon, Walmart and eBay.

We believe that we are one of the largest online destinations for hydroponic products where we offer thousands of stock keeping units (“SKUs”) from our in-house brands as well as hundreds of other brands through our website, www.zenhydro.com and our online platform partners all of which are fulfilled from our two fulfillment centers in southern California. We offer best-selling products and supplies at great prices which enable our customers to grow vegetables, fruits and flowers, and other plants, including cannabis. We partner with hundreds of the best and most trusted brands in the hydroponics industry, and we create and offer our own outstanding in-house branded products.

Our in-house branded products are marketed under the iPower™ and Simple Deluxe™ brands and include advanced indoor and greenhouse grow-light systems, ventilation systems, activated carbon filters, water-resistant grow tents, trimming machines, pumps and accessories for hydroponic gardening, as well as other indoor and outdoor growing products. We currently offer more than 2,600 proprietary, in-house branded products to consumers which represented approximately 76% of our sales for the six months ended December 31, 2020. Our strategy is to supply products to two groups of customers: (i) home growers who require an online shop to fulfill their daily and weekly growing needs and (ii) commercial growers. We utilize approximately 72,000 square feet of warehouse space in California to fulfill our customers’ orders.

For the year ended June 30, 2020, our income from operations and our income after taxes were approximately $2.91 million and $1.99 million, respectively, on total sales revenues of approximately $39.94 million. For the six months ended December 31, 2020, our income from operations and income after taxes were approximately $1.93 million and $1.34 million, respectively, on total sales revenues of approximately $26.21 million.

The Global Hydroponics Markets

Advances in hydroponic systems have helped usher in a new age of high-yield cultivation techniques, earning hydroponics a multitude of dedicated adherents – both individual and commercial growers – globally. Hydroponics is a method of gardening in which plants (often high-value crops) are grown in an optimized solution of water and nutrients, rather than soil. This method is typically used inside greenhouses to give growers the ability to better regulate and control nutrient delivery, light, air, water, humidity, pests, and temperature. Hydroponic growers benefit from these techniques by producing crops faster and with higher crop yields per acre as compared to traditional soil-based growers. Indoor growing techniques and hydroponic products are being utilized in new and emerging industries. In addition, vertical farms producing organic fruits and vegetables are also beginning to utilize hydroponics due to a rising shortage of farmland as well as environmental vulnerabilities including drought, other severe weather conditions and insect/pest infestations.

As the global population surges and food sustainability becomes of greater concern, consumers are increasingly looking to the agriculture industry to adopt high-yield farming techniques such as hydroponics. It has been reported that approximately 83% of consumers take the environment into consideration when making purchases (See Finds by Fooddive, “Consumers Still Care About Sustainability amid pandemic” (April 2020)). Through the use of hydroponics systems, growers can achieve potentially larger crop yields, faster growth time (up to twice as fast), up to a 98% increase in water efficiency, and require a substantially smaller footprint (up to 10x more yield in the same amount of space). By using hydroponics growth systems, gardeners and growers will not be affected by unfavorable climates and soil conditions, and will not require chemical or pest control products, resulting in safer and healthier growing environments. (See https://greenourplanet.org/benefits-of-hydroponics/).

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According to Hydroponics – Global Market Trajectory and Analytics by Global Industry Analytics, Inc. (July 2020), in 2020 the global market for Hydroponic products was estimated at $25.2 billion and by 2027, the global market for hydroponic products is forecast to be approximately $36.3 billion, representing a compound annual growth rate of approximately 5.4%. According to Mordor Intelligence, the global hydroponics market is expanding rapidly and, North America represents approximately 30% of the total global hydroponics market as of 2018.

The Growing Cannabis Market

We believe we have benefited from the nationwide efforts to legalize marijuana at the state level. To date, a total of 44 states plus the District of Columbia (“D.C.”) have legalized cannabis in one form or another. To date, 15 states plus D.C. have legalized marijuana for adult use, including both medicinal and recreational, 20 states have legalized marijuana for medical purposes only, and 12 states have legalized the use of CBD oil (a concentrated form of hemp extract) only. According to the 2019 US Cannabis Cultivation Report published by New Frontier Data, United States cultivation output is expected to grow from 29.8 million pounds in 2019 to 34.4 million pounds by 2025. From 2018-2022, the estimated combined totals of cannabis product retail sales are estimated at $42.95 billion for recreational use and $27.3 billion for medical use.

We believe that the growth in cultivation facilities and the increase in organically grown produce will increase the general demand for hydroponics products.

We act solely as a supplier and distributor of hydroponics equipment and supplies, and at no time do we engage in the cultivation, sale, distribution or dispensing of cannabis or any cannabis products or accessories. In addition, we believe that none of our hydroponic equipment and supplies or any other products we sell would be considered paraphernalia under federal drug paraphernalia laws. Similar to Amazon and eBay, we do not advertise or promote our products on our website for use in growing cannabis, nor do we screen or otherwise track how our customers use our products – whether it is to grow flowers, fruits, vegetables or cannabis.

Our Business

We supply hydroponics equipment and accessories made up of both our in-house brands as well as third party brands through multiple online and offline channels.

Our Online Platforms

Our e-commerce platform, www.zenhydro.com, as well as the various third-party e-commerce channels we use, such as Amazon, eBay and Walmart.com, offer consumers thousands of products including, without limitation, nutrients, growing media, advanced indoor and greenhouse lighting, ventilation systems, activated carbon filters and accessories for hydroponic gardening, as well as other indoor and outdoor growing products, that serve various purposes and are designed and intended for growing a wide range of plants. Our platform www.zenhydro.com provides consumers with 24/7 availability of products and the ability to create unique hydroponic systems customized to their specific environment, needs and demands. Our platform enables customers to shop from the comfort of their home, access product descriptions, reviews and pictures of all products that we make available for sale. Our sales team understands the frustrations and problems associated with indoor and outdoor gardening and cultivation and are available to assist in tailoring the products we offer to each individual’s needs and to recommend the right products based on each individual customer’s goals. We believe that our e-commerce approach will result in a seamless and convenient shopping experience for our customers and will drive financial results.

Our Value Proposition to Customers

Our value proposition to customers is driven by our broad selection of high quality third party and in-house branded products at competitive prices, an easy and enjoyable shopping experience, fast and reliable delivery options, and a strong commitment to customer service.

In-House Brands - iPower and Simple Deluxe

We currently offer more than 2,600 proprietary, in-house branded products under the brands, iPower and Simple Deluxe. Our top four product segments include advanced indoor and greenhouse grow-light systems, ventilation systems, activated air filtering devices and trimming accessories. The sale of our in-house branded products represented approximately 76% of our sales for the six months ended December 31, 2020, even while representing approximately 12% of our SKUs for calendar year 2020. We are actively engaged in the continued development of our in-house branded products. For the years ended, June 30, 2019 and 2020, we launched 527 new products and 679 new SKUs, respectively. We intend to continue to develop and introduce additional in-house branded products in 2021 and believe that by expanding our in-house brands, which tend to carry higher margins (45% for the 2020 calendar year), we will be able to positively impact our margins and profitability in the near term.

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Third-Party Brands

We also sell a variety of third-party products, including advanced indoor and greenhouse grow-light systems, ventilation systems, activated carbon filters, nutrients, growing media, hydroponic water-resistant grow tents, trimming machines, pumps and accessories for hydroponic gardening, as well as other indoor and outdoor growing products. Our supply chain includes tens of thousands of SKUs across multiple product lines. Many of our products are consumables leading to repeat orders by our customers. Consumable products are mainly nutrients and additives that are fed to plants on a recurring basis. Our strategy is to supply products to two groups of customers: (i) home growers who require an online shop to fulfill their daily and weekly growing needs and (ii) commercial growers.

Monthly Sales of iPower-and Simple Deluxe Branded Products vs Third-Party Products

(Calendar Year 2019 and -2020)

Our Vendor Sources

We currently work with more than 100 suppliers. Our key suppliers include manufacturers and distributors based in the United States and China. The top five vendors in the US account for 27.4% of our supply costs, while the top five China vendors account for some 40.6% of our supply costs, with no single supplier constituting more than 23.0% of our total supply costs. They supply and produce more than 22,000 SKUs that include both our in-house branded products and third-party products.

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Our Customer Base

We have a diverse customer base, ranging from green-thumbed individuals engaging in horticulture as a leisurely pastime to commercial users. We cater primarily to home cultivators that grow specialty crops. However, we believe that both types of growers choose to source their hydroponic gardening supplies from us because we understand their specific needs and employ customer support with the requisite expertise to serve expert growers and cultivators by helping them reduce any potential challenges they may encounter in utilizing hydroponic products to grow their crops. Based on a review of our customer profile, we believe that we are well positioned to benefit from the growth in the overall hydroponic market. In addition, while we will continue to sell to certain customers on a wholesale basis, we believe that the highly fragmented hydroponics retail market presents us with a significant opportunity to take advantage of our online retailing model and expand our online footprint.

Distribution Facilities

We currently operate two Los Angeles-based fulfillment centers. We have built a supply chain with recognized commercial carriers that deliver directly to customers across North America.

Our Strategic & Competitive Advantages

We believe that we have a number of strategic advantages that will enable us to maintain and expand our position as one of the leading online retailers and suppliers of hydroponic products which include the following:

•	Comprehensive product offering at competitive prices. We currently offer more than 22,000 SKUs, which represent the best and most popular products used in the hydroponics industry. We have developed proprietary pricing tools and formulas, which have been refined through management’s 10-year data collection period.

•	Data and technology driven culture. Founded by two software engineers, our management has approached ecommerce with a data first mindset, utilizing in-house technology throughout the business to streamline operations, enhance product development and spark innovation.

•	Experienced ecommerce capabilities. We sell direct-to-consumer through online partners such as Amazon, Walmart and eBay, as well as through our own website, zenhydro.com, where we aim to offer a “best-in-class” shopping experience and superior technical support. Further, using our proprietary algorithms, we are able to monitor sales and keyword volumes for top listed products, which allows us to identify and test new opportunities to meet specific sales volume and margin requirements.

•	Extensive backend capabilities. Our in-house customized order processing system has achieved high efficiency and a low error rate, integrating multiple channels of online selling platform allowing customers to get what they need regardless of where they may reside 24/7.

•	Sophisticated Fulfillment Centers. We utilize our own fulfillment centers located on the west coast. We have the capacity within our fulfillment operations to address significant increases in volume. Through sophisticated inventory planning processes, our software verifies mature SKUs that are in-stock, including measuring product order size, manufacturer’s reserve requirements and product stocking, allowing us to anticipate SKU ordering in advance and create a more predictable cash flow.

•	Diversified and growing customer base. We sell to both commercial and home cultivators and residential gardeners and hobbyists constitute a significant portion of our customer base.

•	Extensive in-house brands. We believe that our in-house branded products, including our iPower and Simple Deluxe brands, are among the leading online hydroponic brands, as evidenced by our Amazon ratings and sales. In-house branded products represent approximately 67% of our sales in calendar year 2020.

•	Strong supplier relationships. Our management has worked with our key suppliers over many years, and continue to build and maintain a diversified supplier network.

•	Strong customer reviews and product satisfaction. We have received multiple listings with positive reviews and high sales volume on both our own platform, www.zenhydro.com, as well as through third-party platforms such as Amazon.com, where we are a top hydroponic retailer.

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Our Growth Strategy

We believe that we are well positioned to drive growth and profitability over the long term by executing on the following strategies:

•	Continue to grow from the existing customer base and channels. We seek to expand our share of our customers’ wallets by broadening the selection of products that we offer as well as improving customer engagement through improving our sales platform, Zenhydro.com, and improving our product offering. In addition, we will seek to sell our products through additional stores, such as Home Depot, Lowe’s, Wayfair and Overstock.

•	Expand our in-house branded products. We plan to expand our in-house brands by adding more product lines and improving existing product lines.

•	Acquire new customers. We believe that we have a significant opportunity to continue to add new customers due to the ongoing secular shift from in-store to online shopping and our relatively low unaided brand awareness in the marketplace. We intend to increase brand awareness and reach new customers through advertising, other marketing efforts and this offering. We expect to continue to invest in advertising and marketing to acquire new customers from existing and new channels.

•	Enhance our data and technological capabilities. We are working to bolster our customer analytics and product development capabilities in order to improve the Company’s already strong market position. Through our use of algorithms to monitor sales and keyword volumes for top product listings, we can identify, test and develop new opportunities to meet specific sales volume and margin requirements, as well as plan and manage inventory, pricing and operational support.

•	Expand into adjacent categories With our current operation capacity, ecommerce model and supplier network, we have the ability to expand into adjacent categories that have great potential. Examples of such categories are vertical farming and inhouse horticulture equipment and supplies.

•	Increase our inventory through bulk purchasing. With enhanced cash resources, we will be able to expand our inventory through bulk purchasing and increase the number of SKUs that we stock in our own fulfillment centers.

•	Geographic Expansion. We believe that our sales throughout the U.S., as well as our entry into other grow friendly markets like Europe and further expanding in Canada will accelerate our growth and further diversify our customer base.

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Recent Developments

Set forth below are preliminary estimates of certain selected unaudited financial information for the three months ended March 31, 2021 and 2020. Our unaudited interim consolidated financial statements for the three months ended March 31, 2021 are not yet available. The following information reflects our preliminary estimates based on currently available information and is subject to change. These preliminary estimates are forward-looking statements based solely on information available to us as of the date of this prospectus. We have provided ranges, rather than specific amounts, for the preliminary estimates of the financial information described below primarily because our financial closing procedures for the three months ended March 31, 2021 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates.

	Quarter Ended
	March 31, 2021		March 31, 2020
	(unaudited)
(in thousands)	Low	High
Revenue, net	$11,750	$12,750	$9,400
Income from operations	$750	$900	$400

•	For the three months ended March 31, 2021, we expect to report revenue in the range of $11.75 - $12.75 million, representing growth in the range of 25% -36% as compared to the three months ended March 31, 2020. Revenue growth was driven primarily by an increase in sales volume. In addition to our organic growth, which we achieved as a result of improved products and more effective online marketing efforts, the increase in sales was attributable to more people shopping online and pursuing gardening and growing projects during the COVID-19 pandemic. However, we cannot assure that this trend will continue, and our business may be adversely affected by poor overall economic conditions caused by the ongoing COVID-19 pandemic.

•	For the three months ended March 31, 2021, we expect to report income from operations in the range of $0.75– $0.90 million, representing an increase in the range of 87% – 125% as compared to the three months ended March 31, 2020. This expected higher income from operations is primarily the result of an estimated increase in sales revenues as discussed above.

The data presented above reflects our preliminary estimates based solely upon information available to us as of the date of this prospectus and is not a comprehensive statement of our financial or other results as of or for the three months ended March 31, 2021 and 2020. This data has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, UHY LLP, has not audited, reviewed or performed procedures with respect to this data. Accordingly, UHY LLP does not express an opinion or any other form of assurance with respect thereto. We currently expect that our final results will be consistent with the estimates set forth above, but such estimates are preliminary and our final results could differ from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time such unaudited interim consolidated financial statements for the three months ended March 31, 2021 and 2020 are issued. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require adjustments to be made to the preliminary estimated financial information presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

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Summary Risk Factors

Investing in our Common Stock involves substantial risk. The risks described under the heading “Risk Factors” beginning on page 13 of this prospectus may cause us not to realize the full benefits of our strengths and/or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges we face include:

•	The COVID-19 pandemic and the efforts to mitigate its impact may have an adverse impact on our business, liquidity, operations, financial condition, the businesses of our suppliers, vendors, and logistics partners, and the price of our securities.
•	Our Company’s founders own approximately 74.3% of our Common Stock and will own approximately 60.2% upon completion of this offering, which effectively gives our founders full control over the board of directors and management of the Company for the foreseeable future.
•	The Company faces intense competition in the hydroponics marketplace which could prohibit us from developing or increasing our customer base beyond present levels.
•	Our ability to ensure consistency in the quality of our products and supply chain.
•	Approximately 80% of our current revenues are derived from sales of our products through online third-party platforms, including Amazon.com, Walmart, and eBay; any disruption to these business channels could be detrimental to our business.
•	Potential disruption of our business and supply chain that may be caused by any conflicts, trade wars or currency fluctuations or tariffs between China and the U.S.
•	In the event we require additional capital resources to fund our enterprise, we may not be able to obtain sufficient capital and may be forced to limit the expansion of our operations.
•	Certain of our products may be purchased for use in new and emerging industries or segments, such as cannabis, and may be subject to varying, inconsistent and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions.
•	Our business depends significantly on the continuing efforts of our management team and our business may be considerably impacted if we should lose their services.
•	Certain relationships, acquisitions, strategic alliances and investments could result in operating issues, dilutions, and other harmful or unintended consequences which may adversely impact our business and the results of our operations.
•	Our continued investment and development in our in-house branded products is inherently risky and could disrupt our ongoing business.
•	If the Company is unable to maintain and continue to develop our e-commerce platform, our reputation and operating results may be materially harmed.
•	As the bulk of our sales are carried out through e-commerce, we are subject to certain cyber security risks, including hacking and stealing of customer and confidential data.
•	There are myriad risks, including stock market volatility, inherent in owning our securities.

Corporate Structure

We have been conducting business as iPower Inc. (formerly BZRTH Inc.) since our formation in 2018 and subsequent acquisition of the assets, and certain liabilities, of BizRight LLC. In order to diversify and facilitate the Company’s marketing and research and development activities, we use two variable interest entities, E Marketing Solution Inc. (“E Marketing”) and Global Products Marketing Inc. (“GPM”), to perform and conduct certain aspects of our business relative to marketing, banking and cash management. E-Marketing and Global Products Marketing are wholly owned by one of our shareholders, Shanshan Huang, and one of our founders and majority shareholders, Chenlong Tan. See “Certain Relationships and Related Party Transactions” on page 58 of this prospectus. The chart below depicts our organizational structure. We intend to acquire E-Marketing and GPM and consolidate E Marketing and GPM into iPower promptly following completion of this offering, at which time E Marketing and GPM will become wholly-owned subsidiaries of iPower.

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Corporate Information

The Company, a Nevada corporation, was formed on April 11, 2018 under the name BZRTH Inc. On September 4, 2020, we filed a Certificate of Amendment with the State of Nevada changing our name to iPower Inc.

Our principal offices are located at 2399 Bateman Avenue, Duarte, CA 91010, our phone number is (626) 863-7344. Our business website is www.meetipower.com and our e-commerce website is www.Zenhydro.com. Information contained on our websites should not be deemed incorporated by reference and is not a part of this prospectus.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company for up to five years after the effective date of this Registration Statement, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following June 30 or, if we issue more than $1.07 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Additionally, even if we no longer qualify as an emerging growth company, as long as we are neither a “large accelerated filer” nor an “accelerated filer,” we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

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THE OFFERING

Common Stock we are offering	3,360,000 shares of Common Stock

Shares of common stock outstanding before this offering	21,604,496 shares of Common Stock (1)(2)(3) (4)

Shares of Common Stock outstanding after this offering	24,964,496 shares of Common Stock

Over-allotment option	We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 504,000 shares of Common Stock.

Use of proceeds

Our net proceeds from this offering, after deducting offering expenses payable by us at closing (including underwriter discounts and commissions and estimated transaction expenses), of approximately $2,813,990 (or $2,990,390, if the underwriters exercise their over-allotment option in full), will be approximately $13,986,010 (or $16,329,610, if the underwriters exercise their over-allotment option in full), based on the initial public offering price of $5.00 per share.

We intend to use the net proceeds from the offering to (i) expand our current ecommerce platform, inventory (including capitalizing on the ability to make bulk purchases), operations (including improving analytics and expanding our online sale platform), research and development, and intellectual property portfolio, (ii) acquire complimentary businesses, and (iii) for general corporate purposes. See “Use of Proceeds.”

Nasdaq Capital Market Symbol	IPW

Risk factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

(1)	Gives effect to a 2-for-1 forward split of our outstanding shares of Common Stock, consummated on November 16, 2020.

(2)	Does not include (i) 2,415 shares of Series A convertible preferred stock, which shall be converted to 6,900 shares of Common Stock, issuable upon exercise of a five-year warrant held by Boustead Securities, LLC (“Boustead”), which warrant was issued to Boustead as compensation for acting as placement agent for our Series A convertible preferred stock offering; and (ii) 60,000 shares of Common Stock issuable upon exercise of a five-year warrant held by Boustead, which warrant was issued to Boustead as compensation for acting as placement agent in our Convertible Note offering.

(3)	Does not include (i) 34,500 shares of Series A convertible preferred stock, which shares will automatically convert into 98,571 shares of Common Stock upon completion of this offering; (ii) $3,000,000 in 6% convertible notes due January 27, 2022 (the “Convertible Notes”), which will automatically convert upon completion of this offering (assuming an initial public offering price of $5.00 per share) into Common Stock at a conversion price equal to the lesser of (a) $3.50 per share, representing a 30% discount to the initial public offering price per share of the Common Stock in this offering, or (b) $6.31 per share, representing a 30% discount to the price per share equal to dividing $200 million by the total number of (x) the 21,604,496 outstanding shares of Common Stock immediately prior to the completion of this offering, (y) the shares of Common Stock issuable upon conversion of the 34,500 shares of Series A Preferred Stock, and (z) the shares of Common Stock issuable upon conversion of all outstanding Convertible Notes; (iii) three-year warrants entitling the holders to purchase shares of Common Stock, in an amount equal to 80% of the number of shares of Common Stock issuable upon conversion of the Convertible Notes; or (iv) approximately 6,453 restricted stock units which will be issuable to certain of our employees and directors under our 2020 Equity Incentive Plan upon the completion of this offering and will be subject to certain vesting conditions.

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(4)	Prior to April 14, 2021, we had two classes of authorized common stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock were identical, except with respect to voting, dividends, liquidation, conversion, and transfer rights. Each share of Class A Common Stock was entitled to one vote per share and each share of Class B Common Stock was entitled to 10 votes per share. Prior to April 14, 2021, our current stockholders owned a total of 20,204,496 shares of Class A Common Stock and our two founders owned a total of 14,000,000 shares of Class B Common Stock. On April 14, 2021, our two founders converted all of the shares of Class B Common Stock into 1,400,000 additional shares of Class A Common Stock, bringing their total ownership to an aggregate of 16,046,668 shares of Class A Common Stock or 74.3% of the 21,604,496 shares of Class A Common Stock outstanding as of the date of this prospectus. On April 14, 2021, we amended and restated our articles of incorporation to permit the immediate conversion of the Class B Common Stock and to eliminate any future issuances of Class B Common Stock, and on April 23, 2021, we further amended and restated our articles of incorporation to eliminate all references to Class A and Class B Common Stock and authorized for issuance 180,000,000 shares which are solely designated as Common Stock.

Unless otherwise stated or if context so requires, all information in this prospectus assumes that the over-allotment option to purchase 504,000 additional shares of Common Stock that we have granted to the underwriters is not exercised.

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SUMMARY CONSOLIDATED AND COMBINED FINANCIAL DATA

The following tables set forth our summary historical financial data as of, and for the periods ended on, the dates indicated. The summary consolidated and combined statements of operations data as of and for the years ended June 30, 2020 and 2019 are derived from our audited consolidated and combined financial statements and notes that are included elsewhere in this prospectus. We have derived the following unaudited condensed consolidated financial and other data as of December 31, 2020 and for the six months ended December 31, 2020 and 2019 from our unaudited interim condensed consolidated financial statements and notes thereto included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and on the same basis as our audited consolidated and combined financial statements, and have included all adjustments, consisting of only normal recurring adjustments that, in our opinion, we consider necessary for a fair statement of the consolidated and combined financial information set forth in those statements. Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year.

The following summary consolidated and combined financial data should be read together with the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and combined financial statements and related notes and our unaudited interim condensed consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. The summary financial data in this section are not intended to replace our audited consolidated and combined financial statements and our unaudited condensed consolidated financial statements and, in each case, the related notes and are qualified in their entirety by such financial statements and related notes included elsewhere in this prospectus.

Statement of operations data:

	For the six months ended		For the year ended
	12/31/2020	12/31/2019	6/30/2020	6/30/2019
Revenues	$26,214,252	$15,506,231	$39,938,472	$22,842,765
Costs of revenues	15,703,873	10,098,357	24,810,907	14,967,248
Gross profit	10,510,379	5,407,874	15,127,565	7,875,517
Operating expenses	8,580,900	4,603,669	12,219,616	7,040,844
Income from operations	1,929,479	804,205	2,907,949	834,673
Other income (expenses)	(69,133)	(2,030)	(147,549)	(110,779)
Income before income taxes	1,860,346	802,175	2,760,400	723,894
Income tax expenses	522,874	224,953	773,438	195,496
Net Income	$1,337,472	$577,222	$1,986,962	$528,398

Earnings per share, basic	$0.066	$0.029	$0.10	$0.03
Earnings per share, diluted	$0.066	$0.029	$0.10	$0.03

Weighted average Class A Common Stock outstanding, basic *	20,204,496	20,000,000	20,093,004	20,000,000
Weighted average Class A Common Stock outstanding, diluted	20,204,496	20,000,000	20,093,004	20,000,000

* On October 20, 2020, the Company issued to its Founders 14,000,000 shares of the Company’s Class B Common Stock. The issuance was considered as a nominal issuance, in substance a recapitalization transaction, which was recorded and presented retroactively as outstanding for all reporting periods. The computation of basic and diluted earnings per share, or EPS, did not include the Class B Common Stock as the holders of Class B Common Stock have no dividend or liquidation right until such time as their shares of Class B Common Stock have been converted into Class A Common Stock.

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On April 14, 2021, the two Founders converted all of the shares of Class B Common Stock into 1,400,000 additional shares of Class A Common Stock, bringing their total ownership to an aggregate of 16,046,668 shares of Class A Common Stock or 74.3% of the 21,604,496 shares of Class A Common Stock outstanding as of the date of this prospectus. On April 14, 2021, the Company amended and restated its articles of incorporation to permit the immediate conversion of the Class B Common Stock and to eliminate any future issuances of Class B Common Stock, and on April 23, 2021, the Company further amended and restated its articles of incorporation to eliminate all references to Class A and Class B Common Stock which are now solely designated as Common Stock. After giving effect of the conversion, below is the EPS at a pro forma basis including the 1,400,000 shares of Class A Common Stock:

Unaudited pro forma earnings per share:

	For the six months ended		For the year ended
	12/31/2020	12/31/2019	6/30/2020	6/30/2019
Net Income	$1,337,472	$577,222	$1,986,962	$528,398

Earnings per share, basic	$0.062	$0.027	$0.09	$0.02
Earnings per share, diluted	$0.062	$0.027	$0.09	$0.02

Weighted average Common Stock outstanding, basic	21,604,496	21,400,000	21,493,004	21,400,000
Weighted average Common Stock outstanding, diluted	21,604,496	21,400,000	21,493,004	21,400,000

Unaudited pro forma outstanding shares:

Common Stock outstanding at a pro forma basis was 21,604,496 and 21,604,496 as of December 31, 2020 and June 30, 2020, respectively.

Balance sheet data:

	As of
	12/31/2020	6/30/2020	6/30/2019
Current assets	$17,913,457	$13,404,246	$7,679,012
Total assets	$20,219,948	$13,673,373	$8,429,349
Current liabilities	$13,907,798	$10,242,857	$7,649,930
Total liabilities	$15,937,960	$10,742,857	$7,912,805
Total equity	$4,281,988	$2,930,516	$516,544

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus and in any free writing prospectuses prepared by or on behalf of us or to which we have referred you, including our consolidated and combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in our securities. If any of the possible events described below actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment.

The following is a discussion of the risk factors that we believe are material to us at this time. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, results of operations, financial condition and cash flows.

Risks Related to Our Business and Products

We sell proprietary brand offerings, as well as third party brands, which could expose us to various risks.

We rely on different intellectual property rights, including trade secrets and trademarks and the strength of our proprietary brands, which we consider important to our business. If we are unable to protect or preserve the value of our intellectual property rights for any reason, or if we fail to maintain our brand image due to actual or perceived product or service quality issues, adverse publicity, governmental investigations or litigation, or other reasons, our brand and reputation could be damaged and our business may be harmed.

Although we believe that our proprietary brand products offer significant value to our customers at each price point and provide us with higher gross margins than sales of comparable third-party branded products, expanding our proprietary brand offerings also subjects us to certain specific risks in addition to those discussed elsewhere in this section, such as:

•	potential mandatory or voluntary product recalls in the event of product defects or other issues;
•	the measures we take may not effectively or sufficiently protect and/or maintain the intellectual property, and proprietary rights associated with our products and business;
•	we may be required to heavily invest in marketing such proprietary branded products;
•	our ability to successfully innovate and obtain, maintain, protect and enforce our intellectual property and proprietary rights (including defending against counterfeit, knock offs, grey-market, infringing or otherwise unauthorized goods); and
•	our ability to successfully navigate and avoid claims related to the intellectual property and proprietary rights of third parties, which, if successful, could force us to modify or discontinue products, pay significant damages or enter into expensive licensing arrangements with the prevailing party, in addition to other harm, including to our reputation or financial results.

An increase in sales of our proprietary brands may also adversely affect our sales of the products of certain of our vendors which may, in turn, adversely affect our relationship with such vendors. Our failure to adequately address some or all of these risks could have a material adverse effect on our business, results of operations and financial condition.

Our competitors and potential competitors may develop products and technologies that are more effective or commercially attractive than our products.

Our products compete against national and regional products and in-house branded products produced by various suppliers, many of which are established companies that provide products that perform functions similar to our products. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products. Some of our competitors have substantially greater financial, operational, marketing, and technical resources than we do. Moreover, some of these competitors may offer a broader array of products and sell their products at prices lower than ours and may have greater name recognition. In addition, if demand for our specialty indoor gardening supplies and products continues to grow, we may face competition from new entrants into our field. Due to this competition, there is no assurance that we will not encounter difficulties in generating or increasing revenues and capturing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell. We may not have the financial resources, relationships with key suppliers, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

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We may not successfully develop new products or improve existing products or maintain our effectiveness in reaching consumers through rapidly evolving communication vehicles.

Our future success depends, in part, upon our ability to improve our existing products and to develop, manufacture and market new products to meet evolving consumer needs. We cannot be certain that we will be successful in developing, manufacturing and marketing new products or product innovations which satisfy consumer needs or achieve market acceptance, or that we will develop, manufacture and market new products or product innovations in a timely manner. If we fail to successfully develop, manufacture and market new products or product innovations, or if we fail to reach existing and potential consumers, our ability to maintain or grow our market share may be adversely affected, which in turn could materially adversely affect our business, financial condition and results of operations. In addition, the development and introduction of new products and product innovations require substantial research, development, and marketing expenditures, which we may be unable to recoup if such new products or innovations do not achieve market acceptance.

Many of the products we distribute and market, such as our fertilizers and nutrients, contain ingredients that are subject to regulatory approval or registration with certain U.S. state regulators. The need to obtain such approval or registration could delay the launch of new products or product innovations that contain ingredients or otherwise prevent us from developing and manufacturing certain products and product innovations.

The COVID-19 pandemic and the efforts to mitigate its impact may have an adverse effect on our business, liquidity, results of operations, financial condition and price of our securities.

The pandemic involving the novel strain of coronavirus, or COVID-19, and the measures taken to combat it, may have certain and adverse effects on our business. Public health authorities and governments at local, national and international levels have announced various measures to respond to this pandemic. Some measures that directly or indirectly impact our business include:

•	voluntary or mandatory quarantines;

•	restrictions on travel; and

•	limiting gatherings of people in public places.

Although we have been deemed an “essential” business by state and local authorities in the areas in which we operate, we have undertaken the following measures in an effort to mitigate the spread of COVID-19 including limiting business hours, and encouraging employees to work remotely if possible. We also have enacted our business continuity plans, including implementing procedures requiring employees to work remotely where possible which may make maintaining our normal level of corporate operations, quality controls and internal controls difficult. Moreover, the COVID-19 pandemic has caused temporary or long-term disruptions in our supply chains and/or delays in the delivery of our inventory. Further, the COVID-19 pandemic and mitigation efforts have also adversely affected our customers’ financial condition, resulting in reduced spending for the products we sell.

As events are rapidly changing, we do not know how long the COVID-19 pandemic and the measures that have been introduced to respond to it will disrupt our operations or the full extent of that disruption.  Further, once we are able to restart normal business hours and operations doing so may take time and will involve costs and uncertainty. We also cannot predict how long the effects of COVID-19 and the efforts to contain it will continue to impact our business after the pandemic is under control. Governments could take additional restrictive measures to combat the pandemic that could further impact our business or the economy in the geographies in which we operate. It is also possible that the impact of the pandemic and response on our suppliers, customers and markets will persist for some time after governments ease their restrictions. These measures have negatively impacted, and may continue to impact, our business and financial condition as the responses to control COVID-19 continue.

We have a limited operating history on which to evaluate our business or base an investment decision.

Our business prospects are difficult to predict given our limited operating history and unproven business strategy. While we inherited in 2018 the business of our predecessor entity, BizRight LLC, an entity that we acquired certain assets and assumed certain liabilities from. We did not begin operations under iPower Inc. (formerly BZRTH Inc.) until our formation in April 2018. Thereafter, we launched our e-commerce platform, Zenhydro.com, where we sell our own in-house branded products, marketed under the iPower and Simple Deluxe brands, and provide distribution for hundreds of other brands manufactured by a number of third-party vendors. Accordingly, the operation of our e-commerce platform, branding and marketing of our own in-house branded products, and our relationships with third-party vendors and suppliers has been limited. If we are unable to effectively maintain our relationships with third-party vendors and suppliers, manage our e-commerce operations, as well as other sales platforms/distribution network, our business is unlikely to succeed. Our business should be viewed in light of these risks, challenges and uncertainties.

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An estimated 80% of our sales are carried out through third party platforms, including Amazon.com, Walmart, and eBay; any disruption in our selling efforts on such third party platforms could substantially disrupt our business.

While we maintain our own website, www.Zenhydro.com, as well as our offline wholesale department, which together account for approximately 20% of our sales, a large percentage of our overall sales, or approximately 80%, occurred on third party platforms such as Amazon.com, Walmart, and eBay. As such, should we experience a disruption in our sales on third party platforms, or should such third party platforms somehow come to rank us unfavorably or fail to list our products, this could negatively affect our overall sales and, thus, negatively impact our overall revenues.

Many of our suppliers are experiencing operational difficulties as a result of COVID-19, which in turn may have an adverse effect on our ability to provide products to our customers. Any disruption in our supply chain, increase in shipping costs, and the consistency and availability of our supply chain, could negatively affect our revenues and overall business strategy.

The measures being taken to combat the pandemic are impacting our suppliers and may destabilize our supply chain. For example, manufacturing plants have closed and work at others has been curtailed in many places where we source our products. Some of our suppliers have had to temporarily close a facility for disinfecting after employees tested positive for COVID-19, and others have faced staffing shortages from employees who are sick or apprehensive about coming to work.  Further, the ability of our suppliers to ship their goods to us has become difficult as transportation networks and distribution facilities have had reduced capacity and have been dealing with changes in the types of goods being shipped, all of which may cause increase in shipping costs and affect the availability of inventories to meet our sales demand.

Currently the difficulties experienced by our suppliers have not yet impacted our ability to deliver products to our customers and we do not significantly depend on any one supplier; however, if this continues, it may negatively affect our inventory and delay the delivery of merchandise to our stores and customers, which in turn will adversely affect our revenues and results of operations. If the difficulties experienced by our suppliers continue, we cannot guarantee that we will be able to locate alternative sources of supply for our merchandise on acceptable terms, or at all. If we are unable to adequately purchase appropriate amounts of inventory, our business and results of operations may be materially and adversely affected.

Poor economic conditions could adversely affect our business.

Uncertain global economic conditions, particularly in light of the COVID-19 pandemic, could adversely affect our business. Negative global economic trends, such as decreased consumer and business spending, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability, and cash flow. Although we continue to devote significant resources to support our brands, unfavorable economic conditions may negatively affect demand for our products. Our most price-sensitive customers may trade down to lower priced products during challenging economic times or if current economic conditions worsen, while other customers may reduce discretionary spending during periods of economic uncertainty, which could reduce sales volumes of our products in favor of our competitors’ products or result in a shift in our product mix from higher margin to lower margin products.

We rely heavily on our access to the China markets for the production of our products; should U.S. and China trade relations further deteriorate, and should the ongoing trade war continue, our supply chain, and thus our operations and revenues, could be subject to deleterious effects.

We are heavily reliant on manufacturers in China to produce many of the goods we sell in that approximately 50% of the products we purchased for resale during the 2020 calendar year were manufactured in and imported from China. At present, we have 16 suppliers in the U.S. and 98 suppliers in China. The U.S. and China have been involved in ongoing trade disputes, resulting in increased tariffs when such goods arrive in the U.S., among other things. Any changes in U.S. trade policy, or an escalation in the ongoing trade disputes, could trigger retaliatory actions, resulting in ‘trade wars’ and an increase costs for goods imported into the United States. Such actions could disrupt our supply chain. In addition, increased tariffs could, in turn, reduce customer demand for such products as such tariffs could cause us to have to increase the price at which we sell our goods, or it could result in trading partners limiting their trade with the United States. To date, iPower has absorbed some of the costs related to increased tariffs. However, should we be unable to continue to absorb such costs, or should we need to pass all such costs on to consumers, such increase could cut into our competitive advantage and our volume of sales activity in the United States could be materially reduced. Any such reduction may materially and adversely affect our sales and our business.

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We face intense competition that could prohibit us from developing or increasing our customer base.

The specialty gardening and hydroponic product industry is highly competitive. We may compete with companies that have greater capital resources and facilities. More established gardening companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to sell hydroponic growing equipment. Our competitors may also introduce new hydroponic growing equipment, and manufacturers may sell equipment direct to consumers. Due to this competition, there is no assurance that we will not encounter difficulties in increasing revenues and maintaining and/or increasing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell.

If we need additional capital to fund the expansion of our operations, we may not be able to obtain sufficient capital on terms favorable to us and may be forced to limit the expansion of our operations.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund the future expansion of our operations without additional capital investments. There can be no assurance that additional capital will be available to us on terms favorable to us or at all. If we cannot obtain sufficient capital to fund our expansion, we may be forced to limit the scope of our acquisitions and growth prospects.

Our business depends substantially on the continuing efforts of our executive officers and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our Chairman, Chief Executive Officer and President, Chenlong Tan. We do not presently maintain key man life insurance on any of our executive officers and directors, although we intend to obtain such insurance in the near future. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. The loss of any of our executive officers could cause our business to be disrupted, and we may incur additional and unforeseen expenses to recruit and retain new officers.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive hydroponics and gardening industry depends in large part upon our ability to attract highly qualified managerial and sales personnel. In order to induce valuable employees to come and work for us and to remain with us, we may provide employees with stock options, restricted stock, restricted stock units that vest over time. The value to employees of such incentive stock and stock options that vest over time will be significantly affected by movements in our stock price that we will not be able to control and may at any time be insufficient to counteract more lucrative offers our employees may receive from other companies. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior personnel. Certain of our executive officers have employment agreements but these agreements do not guarantee us the continued services of such employees. Further, we do not currently offer any health care or retirement benefits to any of our employees, and many of our more established competitors may offer more competitive compensation packages for the kind of personnel that is critical to our company’s survival and success. If we have difficulty identifying, attracting, hiring, training and retaining such qualified personnel, or incur significant costs in order to do so, our business and financial results could be negatively impacted. For example, offering competitive compensation packages may significantly increase our operating expenses and negatively impact our gross profits. Further, the loss of our executive officers or our other key personnel, particularly with little or no notice, could cause delays on business developments and projects and could have an adverse impact on our customers and industry relationships, our business, operating results or financial condition.

In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As we continue to work to increase our presence across the market landscape, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial, human resources and other areas of specialization. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate, and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to continue to grow our operation and effectively compete in the hydroponics industry will depend in part on our ability to effectively manage any future growth.

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Certain of our products may be purchased for use in the cannabis industry and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions.

Our hydroponic gardening products are multi-purpose products designed and intended for growing a wide range of plants and are generally purchased from retailers by end users who may grow any variety of vegetables and plants, including cannabis. As such, we sell hydroponic gardening products that end users may purchase for use in a variety of industries or segments, including the growing of cannabis. The cannabis industry is subject to varying, inconsistent and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions. For example, certain countries and 36 U.S. states have adopted frameworks that authorize, regulate and tax the cultivation, processing, sale and use of cannabis for medicinal and/or non-medicinal use, while the U.S. Controlled Substances Act and the laws of certain U.S. states prohibit growing cannabis.

We act solely as a supplier and distributor of hydroponics equipment and supplies, and at no time do we engage in the cultivation, sale, distribution or dispensing of cannabis or any cannabis products or accessories. In addition, we believe that none of our hydroponic equipment and supplies or any other products we sell would be considered paraphernalia under federal drug paraphernalia laws. Similar to Amazon and eBay, we do not advertise or promote our products on our website for use in growing cannabis, nor do we screen or otherwise track how our customers use our products – whether it is to grow flowers, fruits, vegetables or cannabis.

We are unaware of any threatened or actual law enforcement activity against manufacturers, distributors or retailers of hydroponic supplies that could potentially be used by participants in the cannabis industry, and do not believe that our operations directly or indirectly violate aid and abet violations of the Controlled Substances Act (including Section 856) or other federal laws (including conspiracy laws, money laundering laws, or RICO. Nevertheless, a theoretical risk exists that our activities could be deemed to be facilitating the selling or distribution of cannabis in violation of the Federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. Federal authorities have not focused their resources on such tangential or secondary violations of the Act, nor have they threatened to do so, with respect to the sale of equipment that might be used by cannabis gardeners, or with respect to any supplies marketed to participants in the emerging medical cannabis industry. We are unaware of such a broad application of the Controlled Substances Act by federal authorities.

If the federal government were to change its practices, or were to expend its resources attacking providers of equipment that could be usable by participants in the medical or recreational cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sale of our products. In addition, we could be faced with or required to expend substantial resources in an effort to comply with new and changing laws and regulations. Such necessary capital expenditures could negatively affect our earnings and competitive position.

Although the demand for our products may be negatively impacted depending on how laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions develop, we cannot reasonably predict the nature of such developments or the effect, if any, that such developments could have on our business.

Continued federal intervention in certain segments of the cannabis industry may have a negative impact on us.

Although we expect minimal impact on the Company from any federal government crackdown on cannabis providers, a disruption to the cannabis industry could cause some potential customers to be more reluctant to invest in growing equipment, including equipment we sell. Moreover, the federal government’s tactics may change or have unforeseen effects, which could be detrimental to our business.

Acquisitions, other strategic alliances, and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.

Acquisitions are an important element of our overall corporate development strategy and use of capital, and such transactions could be material to our financial condition and results of operations. We expect to continue to evaluate and enter into discussions regarding a wide array of potential acquisition targets and strategic transactions. The areas where we may face risks in connection with such acquisitions include, but are not limited to, the failure to successfully further develop the acquired business, the implementation or remediation of controls, procedures and policies at the acquired business, the transition of employees, operations, users and customers onto our existing platforms, and cultural challenges associated with integrating employees from the acquired business into our organization, and the continued retention of such employees going forward. Our failure to address these risks or other problems encountered in connection with our acquisitions could cause us to fail to realize the anticipated benefits of such acquisitions, investments or alliances, incur unanticipated liabilities, and harm our business generally.

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Our acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or impairment of goodwill and purchased long-lived assets, and restructuring charges, any of which could harm our financial condition or results of operations and cash flows. In addition, the anticipated benefits and synergies of many of our acquisitions may not materialize.

Our ongoing investment in and development of our new in-house branded product line is inherently risky and could disrupt our ongoing businesses.

We have invested and expect to continue to invest in our own in-house branded product lines. Such endeavors may involve significant risks and uncertainties, including insufficient revenues to offset liabilities assumed and expenses associated with this new investment, inadequate return of capital on our investment, and unidentified issues not discovered in our assessment of such strategy and offerings. Because this venture is inherently risky, no assurance can be given that such strategy and offerings will be successful and will not adversely affect our reputation, financial condition and operating results.

If we are unable to effectively execute our e-commerce business, our reputation and operating results may be harmed.

We sell certain of our products over the internet through our e-commerce platform, www.Zenhydro.com. The success of our e-commerce business depends on our investment in this platform, consumer preferences and buying trends relating to e-commerce, and our ability to both maintain the continuous operation of our online store and our fulfillment operations and provide a shopping experience that will generate orders and return visits to our online store.

We are also vulnerable to certain additional risks and uncertainties associated with our e-commerce business, including: changes in required technology interfaces; website downtime and other technical failures; costs and technical issues associated with website software, systems and technology investments and upgrades; data and system security; system failures, disruptions and breaches and the costs to address and remedy such failures, disruptions or breaches; computer viruses; and changes in and compliance with applicable federal and state regulations. In addition, our efforts to remain competitive with technology trends, including the use of new or improved technology, creative user interfaces and other e-commerce marketing tools such as paid search and mobile applications, among others, may increase our costs and may not increase sales or attract consumers. Our failure to successfully respond to these risks and uncertainties might adversely affect the sales of our e-commerce business, as well as damage our reputation and brands.

In addition, the success of our e-commerce business and the satisfaction of our customers depends on their timely receipt of our products and their ability to pick up their desired products from one of our garden centers. The efficient delivery and/or pick up of our products requires that our garden and distribution centers have adequate capacity to support the current level of e-commerce operations and any anticipated increased levels that may occur as a result of the growth of our e-commerce business. If we encounter difficulties with our garden and distribution centers, or if any garden and distribution centers shut down for any reason, including as a result of fire or other natural disaster, or pursuant to expanded stay-at-home orders or other restrictions due to the current COVID-19 pandemic, we could face shortages of inventory, which would result in our inability to properly our online store. Such a situation could cause us to incur significantly higher costs and lead to longer lead times associated with distributing products to our customers, which could cause us to lose customers. Experiencing any of these issues could have a material adverse effect on our business and harm our reputation.

A substantial proportion of our sales occur on Amazon and, as such, should our Company experience any negative actions by Amazon, our sales could be significantly affected.

A significant proportion of our sales occur on the Amazon.com platform. For the six months ended December 31, 2020 and 2019, Amazon Vendor and Amazon Seller customers accounted for 77% and 70% of the Company's total revenues, respectively, and as of December 31, 2020 and June 30, 2020, accounts receivable from Amazon Vendor and Amazon Seller accounted for 89% and 95% of the Company’s total accounts receivable, respectively. Any disruption in our sales or accessibility to Amazon, or any negative action taken by Amazon related to our sales, could negatively affect our business.

Our reliance on third-party manufacturers could harm our business.

We rely on third parties to manufacture certain of our products. This reliance generates a number of risks, including decreased control over the production process, which could lead to production delays or interruptions and inferior product quality control. In addition, performance problems at these third-party manufacturers could lead to cost overruns, shortages or other problems, which could increase our costs of production or result in delivery delays to our customers.

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In addition, if one or more of our third-party manufacturers becomes insolvent or unwilling to continue to manufacture products of acceptable quality, at acceptable costs and in a timely manner, our ability to deliver products to our retail customers could be significantly impaired. Substitute manufacturers may not be available or, if available, may be unwilling or unable to manufacture the products we need on acceptable terms. Moreover, if customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current third-party manufacturers, or others, on commercially reasonable terms, or at all.

Our reliance on a limited base of suppliers for certain products, such as light ballasts, may result in disruptions to our business and adversely affect our financial results.

We rely on a limited number of suppliers for certain of our hydroponic products and other supplies. For the six months ended December 31, 2020 and 2019, two suppliers accounted for 33% (22% and 11%) and 31% (20% and 11%) of the Company’s total purchases, respectively. Such reliance on a limited number of suppliers may increase our risk of experiencing disruptions in our business. As we do not have any long-term supply agreements, in the event we are unable to maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity and quality levels needed for our business, if any of our key suppliers becomes insolvent or experience other financial distress or if any of our key suppliers is negatively impacted by COVID-19, including with respect to staffing and shipping of products, we could experience disruptions in our supply chain, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Although we continue to implement risk-mitigation strategies for single-source suppliers, we rely on a limited number of suppliers for certain of our products. If we are unable to maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity and quality levels needed for our business, or if any of our key suppliers becomes insolvent or experience other financial distress, we could experience disruptions in production, which could have a material adverse effect on our financial condition, results of operations and cash flows.

A significant interruption in the operation of our or our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings.

Operations at our and our suppliers’ facilities are subject to disruption for a variety of reasons, including fire, flooding or other natural disasters, disease outbreaks or pandemics, acts of war, terrorism, government shut-downs and work stoppages. A significant interruption in the operation of our or our suppliers’ facilities, especially for those products manufactured at a limited number of facilities, such as fertilizer and liquid products, could significantly impact our capacity to sell products and service our customers in a timely manner, which could have a material adverse effect on our customer relationships, revenues, earnings and financial position.

If our suppliers are unable to source raw materials in sufficient quantities, on a timely basis, and at acceptable costs, our ability to sell our products may be harmed.

The manufacture of some of our products is complex and requires precise high-quality manufacturing that is difficult to achieve. We have in the past, and may in the future, experience difficulties in manufacturing our products on a timely basis and in sufficient quantities. These difficulties have primarily related to difficulties associated with ramping up production of newly introduced products and may result in increased delivery lead-times and increased costs of manufacturing these products. Our failure to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals, increased warranty costs or other problems that could harm our business and prospects.

In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require, which could harm our business and results of operations.

Disruptions in availability or increases in the prices of raw materials sourced by suppliers could adversely affect our results of operations.

We source many of our product components from outside of the United States. The general availability and price of those components can be affected by numerous forces beyond our control, including political instability, trade restrictions and other government regulations, duties and tariffs, price controls, changes in currency exchange rates and weather. A significant disruption in the availability of any of our key product components could negatively impact our business. In addition, increases in the prices of key commodities and other raw materials could adversely affect our ability to manage our cost structure. Market conditions may limit our ability to raise selling prices to offset increases in our raw material costs. Our proprietary technologies can limit our ability to locate or utilize alternative inputs for certain products. For certain inputs, new sources of supply may have to be qualified under regulatory standards, which can require additional investment and delay bringing a product to market.

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If our suppliers that currently, or in the future, sell directly to the retail market in which we conduct our current or future business, enhance these efforts and cease or decrease their sales through us, our ability to sell certain products could be harmed.

Our distribution and sales and marketing capabilities provide significant value to our suppliers. Distributed brand suppliers sell through us in order to access thousands of retail and commercial customers across the United States with short order lead times, no minimum order quantity on individual items, free or minimal freight expense and trade credit terms. Based on our knowledge and communication with our suppliers, we believe some of our suppliers sell directly to the retail market. If these suppliers were to cease working with us or proceed to enhance their direct-to-customer efforts, our product offerings, reputation, operation and business could be materially adversely effected.

Our operations may be impaired if our information technology systems fail to perform adequately or if we are the subject of a data breach or cyber-attack.

We rely on information technology systems to conduct our business, including communicating with employees and our key commercial customers, ordering and managing materials from suppliers, shipping products to customers and analyzing and reporting results of operations. While we have taken steps to ensure the security of our information technology systems, our systems may nevertheless be vulnerable to computer viruses, security breaches and other disruptions from unauthorized users. If our information technology systems are damaged or cease to function properly for an extended period of time, whether as a result of a significant cyber incident or otherwise, our ability to communicate internally as well as with our retail customers could be significantly impaired, which may adversely impact our business.

Additionally, in the normal course of our business, we collect, store, and transmit proprietary and confidential information regarding our customers, employees, suppliers and others, including personal information. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse or unauthorized disclosure of this information about our employees or customers, which may result in regulatory or other legal proceedings, and have a material adverse effect on our business and reputation. We also may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training, and third-party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

We collect, process, store, use and share information collected from or about purchasers and users of our website and products. The collection and use of personal information, and analysis and sharing of user data and unique identifiers to inform advertising subject us to legislative and regulatory burdens, may expose us to liability, and our actual or perceived failure to adequately protect consumer data could harm our brand, our reputation in the marketplace and our business.

A wide variety of provincial, state, national, foreign, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer, and other processing of personal information. These privacy and data protection-related laws and regulations are evolving, extensive, and complex. Compliance with these laws and regulations can be costly and can delay or impede the development and offering of new products. In addition, the interpretation and application of privacy and data protection-related laws in some cases is uncertain, and our legal and regulatory obligations are subject to frequent changes, including the potential for various regulator or other governmental bodies to enact new or additional laws or regulations, to issue rulings that invalidate prior laws or regulations, or to increase penalties.

We engage in interest based advertising on our e-commerce website. U.S. and foreign governments have enacted or are considering legislation related to digital advertising and we expect to see an increase in legislation and regulation related to digital advertising, the collection and use of user data and unique device identifiers, such as IP address, and other data protection and privacy regulation. Such laws and legislation could affect our costs of doing business.

Further, while we strive to publish and prominently display privacy policies that are accurate, comprehensive, and fully implemented, we cannot assure you that our privacy policies and other statements regarding our practices will be sufficient to protect us from liability or adverse publicity relating to the privacy and security of information about consumers or their devices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, including laws and regulations regulating privacy, data security, or consumer protection, or any compromise of security that results in the unauthorized release or transfer of personal information, may result in proceedings or actions against us, legal liability, governmental enforcement actions, and litigation. Furthermore, any such proceedings or actions, or public statements against us by consumer advocacy groups or others, could cause our customers to lose trust in us, which could have an adverse effect on our business.

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Additionally, if third parties we work with, such as customers, advertisers, vendors or developers, violate our contractual limitations on data use or sharing, applicable laws or our policies, such violations may also put consumers’ information at risk and could in turn have an adverse effect on our business. If third parties improperly obtain and use the information from or about our consumers or their devices, we may be required to expend significant resources to resolve these problems.

We also are subject to certain contractual obligations to indemnify and hold harmless advertisers, marketing technology companies and other users of our data from the costs or consequences of noncompliance with privacy-related laws, regulations, self-regulatory requirements or other legal obligations, or inadvertent or unauthorized use or disclosure of data that we store or handle as part of providing our products.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on intellectual property rights we own or license, particularly our registered brand names. We have not sought to register every one of our marks either in the United States or other countries in which such mark is used. Furthermore, because of the differences in foreign intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States with respect to the registered brand names we hold. If we are unable to protect our intellectual property, proprietary information and/or brand names, we could suffer a material adverse effect on our business, financial condition and results of operations. In addition, we may be required to license additional intellectual property and technology from third parties, which may be expensive.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain products or services, or using certain of our recognized brand names, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to develop, license or acquire new products, enhance the capabilities of our existing products to keep pace with rapidly changing technology and customer requirements, or successfully manage the transition to new product offerings, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to develop, license or acquire and commercialize additional products and to develop new applications for our technologies in existing and new markets, while improving the performance and cost-effectiveness of our existing products, in each case in ways that address current and anticipated customer requirements. We intend to develop and commercialize additional products through our research and development program and by licensing or acquiring additional products and technologies from third parties. Such success is dependent upon several factors, including functionality, competitive pricing, ease of use, the safety and efficacy of our products and our ability to identify, select and acquire the rights to products and technologies on terms that are acceptable to us.

The hydroponics industry is characterized by rapid technological change and innovation. New technologies, techniques or products may emerge that might offer better combinations of price and performance or better address customer requirements as compared to our current or future products, as well as those products of third-party vendors that we make available for sale. Competitors who have greater financial, marketing and sales resources than we do may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. Any new product we identify for internal development, licensing or acquisition may require additional development efforts prior to commercial sale. Due to the significant lead time and complexity involved in bringing a new product to the market, we are required to make a number of assumptions and estimates regarding the commercial feasibility of a new product. These assumptions and estimates may prove incorrect, resulting in our introduction of a product that is not competitive at the time of launch. We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved products and as new companies enter the market with new technologies and sales mechanisms which we may be unable to adopt or offer for sale. Our ability to mitigate downward pressure on the prices of the products that we offer for sale will be dependent on our ability to maintain and/or increase the value we offer to suppliers, vendors, strategic partners, and consumers. All new products are prone to risks of failure inherent in hydroponic technology development. In addition, we cannot assure you that any such products that we develop or offer for sale will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace. The expenses or losses associated with unsuccessful product development or launch activities, or a lack of market acceptance of new products, could adversely affect our business, financial condition, and results of operation.

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Our ability to attract new customers and increase revenue from existing customers depends in large part on our ability to enhance and improve our own products, maintain relationships with other vendors and suppliers, and to make compelling new products available for sale through our enterprise. Any new product that we develop or offer for sale may not be introduced in a timely or cost-effective manner, may contain defects or may not achieve the marketplace acceptance necessary to generate significant revenue. If we are unable to successfully develop, license or acquire new products to make available for sale, enhance our existing inventory offerings to meet customer requirements, or otherwise gain market acceptance, our business and financial condition and results of operation would be harmed.

We have identified certain material weaknesses in our internal control over financial reporting and may experience material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, as a result of which, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports. If we cannot maintain effective controls and reliable financial reports, our business and operating results could be harmed. Our management has conducted an evaluation of the effectiveness of our internal controls over financial reporting and concluded that our internal controls over financial reporting were not effective because, among other things, (i) we did not maintain a sufficient complement of personnel with an appropriate degree of technical knowledge commensurate with the Company’s accounting and reporting requirements, (ii) our controls related to financial statements closing process were not adequately designed or appropriately implemented to identify material misstatements in our financial reporting on a timely basis, and (iii) lack of review and approval procedures for related party transactions.

Management has evaluated remediation plans for the deficiency and has implemented changes to address the material weakness identified, including hiring additional accountants and consultants and implementing controls and procedures over financial reporting process.

We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. The effectiveness of our controls and procedures may be limited by a variety of factors, including:

•	faulty human judgment and simple errors, omissions or mistakes;

•	fraudulent action of an individual or collusion of two or more people;

•	inappropriate management override of procedures; and

•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial control.

Our management and independent registered public accounting firm has not performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of Sarbanes-Oxley Act. Had we performed an evaluation and had our independent registered public accounting firm performed an audit of our internal control over financial reporting in accordance with the provisions of Sarbanes-Oxley Act, additional control deficiencies amounting to material weaknesses may have been identified. If we fail to remedy any material weakness, our financial statements may be inaccurate, our access to the capital markets may be restricted and the trading price of our common stock may suffer.

We recently unilaterally terminated an engagement agreement with Boustead Securities LLC and may be subject to litigation or arbitration in the event we are not able to come to agreement on amounts Boustead deems itself to be owed under such agreement.

Pursuant to an engagement agreement, dated and effective August 31, 2020 (the “Engagement Agreement”), with Boustead Securities LLC (“Boustead”), we engaged Boustead to act as our exclusive placement agent for private placements of our securities and as a potential underwriter for our initial public offering. The Engagement Agreement set forth certain terms and conditions, including that in the event the Company completed a private placement or a public offering of its securities, Boustead would receive (i) cash compensation equal to 7% of the offering proceeds, plus (ii) a non-accountable expense allowance equal to 1% of the gross amount to be disbursed to the Company, plus (iii) warrants to purchase the equivalent of 7% of the stock issued in such offering. The term of the Engagement Agreement was the later to occur of (i) 18 months from the date Boustead received an executed copy of the Engagement Agreement from the Company or (ii) 12 months from the completion date of the initial public offering or (iii) the mutual written agreement of the Company and Boustead. Upon the termination or expiration of the Engagement Agreement, the Company was required to pay to Boustead any out-of-pocket expenses incurred up to the date thereof. In addition, upon termination or expiration of the Engagement Agreement, Boustead was entitled to a success fee, as set forth in the Engagement Agreement, if the Company completed a sale, merger, acquisition, joint venture, strategic alliance, or other similar agreement with a party, including the pre-IPO and IPO investors, or which became aware of the Company or which became known to the Company prior to such termination or expiration, during the twelve (12) month period following the termination or expiration of the Engagement Agreement. On February 28, 2021 we informed Boustead that we were terminating the Engagement Agreement and any continuing obligations we may have had under its terms. On April 15, 2021, we provided formal written notice to Boustead of our termination of the Engagement Agreement and all obligations thereunder, effective immediately. On April 16, 2021, counsel to Boustead advised us that they believed our termination of the Engagement Agreement was improper and threatened to seek immediate judicial intervention to obtain injunctive relief and damages. On April 21, 2021, our special litigation counsel responded to such allegations and threats, refuting Boustead’s claims. On April 23, 2021, counsel to Boustead provided written notice stating that, subject to the size of our initial public offering, they believe they will be entitled to 7% of the capital raised in addition to warrants. On April 30, 2021, Boustead filed a statement of claim with the Financial Institute Regulatory Authority, or FINRA, demanding to arbitrate the dispute, and is seeking, among other things, monetary damages against the Company and D.A. Davidson & Co. In the event we are not able to settle the matter with Boustead, we will likely face arbitration or litigation from Boustead. We cannot provide assurance that such monetary damages will not be in excess of 7% of the capital raised. The party prevailing in any proceeding under the Engagement Agreement may be entitled to their costs and attorneys’ fees, which could be substantial. As such, any proceeding arising from our Engagement Agreement with Boustead may be expensive to defend and could result in a substantial settlement payment or damages award, and there can be no assurance of a favorable outcome for us. In addition, we have indemnified D.A. Davidson & Co. and the other underwriters against any liability or expenses they may be subject to or incur in connection with the Boustead dispute.

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General Risk Factors Related to Our Business

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition, and results of operations. Since inception, the Company has not been a party to any material litigation. See “Business—Legal Proceedings” for additional information.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

We face a potential risk of product liability resulting from the sale of our products. For example, we may be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing, or sale. Any such product liability claim may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for products that we may offer for sale;
•	injury to our reputation;
•	costs to defend the related litigation;
•	a diversion of management’s time and our resources;
•	substantial monetary awards to trial participants or patients;
•	product recalls, withdrawals or labeling, marketing or promotional restrictions; and
•	a decline in the value of our stock.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We do not maintain any product liability insurance. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may not be able to obtain insurance coverage adequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. We currently maintain only general liability, umbrella liability, business personal property and business income insurance policies and there can be no assurance that we will acquire or maintain insurance for certain risks, that the amount of our insurance coverage will be adequate to cover all claims or liabilities, or that we will not be forced to bear substantial costs resulting from risks and uncertainties of business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain and maintain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations.

Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.

In the event there are significant changes in federal or state tax law provisions, or in the event there is new and additional tax legislation adopted, we could be exposed to additional tax liabilities. Such additional tax liabilities could have an effect on our net income and profit margins.

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Certain of our products sell on a seasonal basis, resulting in fluctuations in our cash flow, inventory and accounts payable.

As a result of the seasonality of certain products, such as planting equipment, ventilation equipment, grow light systems, or harvesting equipment related to certain produce that grows on a seasonal basis, our business is likely to cause cash and cash equivalents, inventory, and accounts payable to fluctuate, resulting in changes in our working capital.

Our results of operations could be materially harmed if we are unable to accurately forecast customer demand for our products and manage our inventory.

We seek to maintain sufficient levels of inventory in order to protect ourselves from supply interruptions. To ensure adequate inventory supply and manage our operations with our third-party vendors, manufacturers and suppliers, we forecast anticipated materials requirements and demand for our products in order to predict inventory needs and then place orders with our suppliers based on these predictions. Our ability to accurately forecast demand for our products could be negatively affected by many factors, including our limited historical commercial experience, rapid growth, failure to accurately manage our expansion strategy, product introductions by competitors, an increase or decrease in customer demand for our products, our failure to accurately forecast customer acceptance of new products, unanticipated changes in general market conditions or regulatory matters and weakening of economic conditions or consumer confidence in future economic conditions.

Inventory levels in excess of customer demand, including as a result of our introduction of product enhancements, may result in a portion of our inventory becoming obsolete or expiring, as well as inventory write-downs or write-offs, which could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we underestimate customer demand for our and those third-party products we offer for sale, vendors, manufacturers and suppliers may not be able to deliver those materials necessary to meet our requirements, which could result in inadequate inventory levels or interruptions, delays or cancellations of deliveries to our customers, any of which would damage our reputation, customer relationships and business. In addition, several products that we offer for sale may require lengthy order lead times, and additional supplies or materials may not be available when required on terms that are acceptable to us, or at all, and our third-party manufacturers and suppliers may not be able to allocate sufficient capacity in order to meet our increased requirements, any of which could have an adverse effect on our ability to meet customer demand for our products and our business, financial condition and results of operations.

The failure of third parties to meet their contractual, regulatory, and other obligations could adversely affect our business.

We rely on suppliers, vendors, outsourcing partners, consultants, alliance partners and other third parties to research, develop, manufacture and commercialize our products. Using these third parties poses a number of risks, such as: (i) they may not perform to our standards or legal requirements; (ii) they may not produce reliable results; (iii) they may not perform in a timely manner; (iv) they may not maintain confidentiality of our proprietary information; (v) disputes may arise with respect to ownership of rights to technology developed with our partners; and (vi) disagreements could cause delays in, or termination of, the research, development or commercialization of our products or result in litigation or arbitration. Moreover, some third parties are located in markets subject to political and social risk, corruption, infrastructure problems and natural disasters, in addition to country-specific privacy and data security risk given current legal and regulatory environments. Failure of third parties to meet their contractual, regulatory and other obligations may have a material adverse effect on our business, financial condition and results of operations.

The sizes of the markets for our current and future products have not been established with precision and may be smaller than we estimate.

Our estimates of the total addressable markets for our current products, products under development and third-party products that we offer for sale are based on a number of internal and third-party estimates and the assumed prices at which we can sell such products in markets that have not been established or that we have not yet entered. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these estimates. As a result, our estimates of the total addressable market for our current or future products may prove to be incorrect. If the actual number of consumers who would benefit from the products we offer, the price at which we can sell such products, or the total addressable market for such products is smaller than we have estimated, it may impair our sales growth and have an adverse impact on our business

The COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section.

To the extent the COVID-19 pandemic may adversely affect our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, as well as other risks which we may not be currently aware of.

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Risks Related to Doing Business with the Cannabis Industry

While our business includes both the hobbyist gardener, and is not exclusively reliant on the cannabis grower, our growth is nonetheless substantially dependent on the growth and stabilization of the U.S. cannabis market. New California regulations caused licensing shortages and future regulations may create other limitations that decrease the demand for our products. State level regulations adopted in the future may adversely impact our business.

The base of growers in the U.S. has grown over the past 20 years since the legalization of cannabis for medical uses in states such as California, Colorado, Michigan, Nevada, New Jersey, Oregon and Washington, with a large number of those growers depending on products similar to those we distribute. The U.S. cannabis market is still in its infancy and early adopter states such as California, Colorado and Washington represent a large portion of historical industry revenues. If the U.S. cannabis cultivation market does not grow as expected, our business, financial condition and results of operations could be adversely impacted.

Cannabis remains illegal under U.S. federal law, with it listed as a Schedule I substance under the Controlled Substances Act (CSA). Notwithstanding laws in various states permitting certain cannabis activities, all activities, including possession, distribution, processing and manufacturing of cannabis and investment in, and financial services or transactions involving proceeds of, or promoting such activities remain illegal under various U.S. federal criminal and civil laws and regulations, including the CSA, as well as laws and regulations of several states that have not legalized some or any cannabis activities to date. Compliance with applicable state laws regarding cannabis activities does not protect us from federal prosecution or other enforcement action, such as seizure or forfeiture remedies, nor does it provide any defense to such prosecution or action. Cannabis activities conducted in or related to conduct in multiple states may potentially face a higher level of scrutiny from federal authorities. Penalties for violating federal drug, conspiracy, aiding, abetting, bank fraud and/or money laundering laws may include prison, fines, and seizure/forfeiture of property used in connection with cannabis activities, including proceeds derived from such activities.

In addition to sales through our own platform, www.Zenhydro.com, we sell our products through third-party retailers and resellers. However, it is evident to us that the movement towards the legalization of cannabis in the U.S. and its legalization in Canada has ultimately had a significant and positive impact on our industry. We are not currently subject directly to any state laws or regulations controlling participants in the legal cannabis industry. However, regulation of the cannabis industry does impact those that we believe represent many end-users for our products and, accordingly, there can be no assurance that changes in regulation of the industry and more rigorous enforcement by federal authorities will not have a material adverse effect on us.

Legislation and regulations pertaining to the use and cultivation of cannabis are enacted on both the state and federal government level within the United States. As a result, the laws governing the cultivation and use of cannabis may be subject to change. Any new laws and regulations limiting the use or cultivation of cannabis and any enforcement actions by state and federal governments could indirectly reduce demand for our products and may impact our current and planned future operations.

Individual state laws regarding the cultivation and possession of cannabis for adult and medical uses conflict with federal laws prohibiting the cultivation, possession and use of cannabis for any purpose. A number of states have passed legislation legalizing or decriminalizing cannabis for adult-use, other states have enacted legislation specifically permitting the cultivation and use of cannabis for medicinal purposes, and several states have enacted legislation permitting cannabis cultivation and use for both adult and medicinal purposes. Evolving federal and state laws and regulations pertaining to the use or cultivation of cannabis, as well active enforcement by federal or state authorities of the laws and regulations governing the use and cultivation of cannabis may indirectly and adversely affect our business, our revenues and our profits.

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Certain of our products may be purchased for use in new and emerging industries and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, future scientific research and public perception.

In addition to selling our products through our own online platform, www.Zenhydro.com, we sell products, including hydroponic gardening products, through third-party retailers and resellers. End users may purchase these products for use in new and emerging industries that may not achieve market acceptance in a manner that we can predict. The demand for these products is dependent on the growth of these industries, which is uncertain, as well as the laws governing the growth, possession, and use of cannabis by adults for both adult and medical use.

Laws and regulations affecting the U.S. cannabis industry are continually changing, which could detrimentally affect our growth, revenues, results of operations and success generally. Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require the end users of certain of our products or us to incur substantial costs associated with compliance or to alter our respective business plans. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our results of operation and financial condition.

Scientific research related to the benefits of cannabis remains in its early stages, is subject to a number of important assumptions, and may prove to be inaccurate. Future research studies and clinical trials may reach negative conclusions regarding the viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to medical cannabis, which could materially impact the demand for our products.

The public’s perception of cannabis may significantly impact the cannabis industry’s success. Both the medical and adult-use of cannabis are controversial topics, and there is no guarantee that future scientific research, publicity, regulations, medical opinion, and public opinion relating to cannabis will be favorable. The cannabis industry is an early-stage business that is constantly evolving with no guarantee of viability. The market for medical and adult-use of cannabis is uncertain, and any adverse or negative publicity, scientific research, limiting regulations, medical opinion and public opinion (whether or not accurate or with merit) relating to the consumption of cannabis, whether in the United States or internationally, may have a material adverse effect on our operational results, consumer base, and financial results. Among other things, such a shift in public opinion could cause state jurisdictions to abandon initiatives or proposals to legalize medical or adult cannabis or adopt new laws or regulations restricting or prohibiting the medical or adult-use of cannabis where it is now legal, thereby limiting the Cannabis Industry Participants.

Demand for our products may be negatively impacted depending on how laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions develop. We cannot predict the nature of such developments or the effect, if any, that such developments could have on our business.

Our indirect involvement in the cannabis industry could affect the public’s perception of us and be detrimental to our reputation.

Damage to our reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. Cannabis has often been associated with various other narcotics, violence and criminal activities, the risk of which is that our retailers and resellers that transact with those businesses might attract negative publicity. There is also risk that the action(s) of other participants, companies and service providers in the cannabis industry may negatively affect the reputation of the industry as a whole and thereby negatively impact our reputation. The increased use of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views with regard to cannabis companies and their activities, whether true or not and the cannabis industry in general, whether true or not. We do not ultimately have direct control over how the cannabis industry is perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our business strategy and realize our growth prospects, thereby having a material adverse impact on our business.

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In addition, third parties with whom we may do business could perceive that they are exposed to reputational risk as a result of the involvement of some of our customers in the cannabis business. Failure to establish or maintain business relationships due to reputational risk arising in connection with the nature of our business could have a material adverse effect on our business, financial condition and results of operations.

Businesses involved in the cannabis industry, and investments in such businesses, are subject to a variety of laws and regulations related to money laundering, financial recordkeeping, and proceeds of crimes.

We sell our products through our website, www.Zenhydro.com, as well as through online third party retail platforms which do not exclusively sell to customers operating in the cannabis industry. Nonetheless, some of our customers may be using our products for purposes of cultivating cannabis. Investments in the U.S. cannabis industry are subject to a variety of laws and regulations that involve money laundering, financial recordkeeping and proceeds of crime, including the BSA, as amended by the U.S. PATRIOT Act, other anti-money laundering laws, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States. In February 2014, the Financial Crimes Enforcement Network of the Treasury Department (“FinCEN”) issued a memorandum (the “FinCEN Memo”) providing guidance to banks seeking to provide services to cannabis businesses. The FinCEN Memo outlines circumstances under which banks may provide services to cannabis businesses without risking prosecution for violation of U.S. federal money laundering laws. It refers to supplementary guidance that Deputy Attorney General Cole issued to U.S. federal prosecutors relating to the prosecution of U.S. money laundering offenses predicated on cannabis violations of the CSA and outlines extensive due diligence and reporting requirements, which most banks have viewed as onerous. On June 29, 2020, FinCEN issued additional guidance for financial institutions conducting due diligence and filing suspicious activity reports in connection with hemp-related business customers. While these guidelines clarify that financial institutions are not required to file suspicious activity reports solely based on a customer’s hemp-related business operations, which must be operating lawfully under applicable state law and regulations, these requirements can still present challenges for certain end users of our products to establish and maintain banking connections, and restrictions on cannabis-related banking activities remain. In September 2019, the United States House of Representatives passed the SAFE Banking Act, which would permit commercial banks to offer services to cannabis companies that are in compliance with state law, but the Senate has not taken up the SAFE Banking Act or other similar legislation.

Risks Related to Our Common Stock

There is presently no public market for our common stock and, while we intend to list our share of Common Stock on the Nasdaq Capital Market, you may face illiquidity or limited trading ability upon completion of our public offering.

Our Common Stock is not presently traded on any market. While we anticipate commencing trading on the Nasdaq Stock Market, LLC’s Nasdaq Capital Market following commencement of this offering, there is no guarantee that we will be able to successfully commence trading or that an active public trading market will develop or be sustained following completion of this offering, which may result in you having limited liquidity in your shares. In addition, future sales of our common stock in the public market could cause the market price of our Common Stock to decline.

Our founders, officers and directors control, and will continue to control, our company for the foreseeable future, including the outcome of matters requiring stockholder approval.

After completion of this offering, our founders, officers and directors collectively will beneficially own approximately 60.2% of our outstanding shares of Common Stock. As a result, such individuals will, for the foreseeable future, have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring, or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company. See “Principal Stockholders” for further discussion of the stockholding of our founders and principal stockholders.

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Future sales of our Common Stock in the public market could cause the market price of our Common Stock to decline.

Sales of a substantial number of shares of our Common Stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Based on the number of shares of Common Stock outstanding as of April 26, 2021, upon the closing of this offering, we will have 27,550,247 shares of Common Stock outstanding (assuming no exercise of the underwriters’ option to purchase additional shares from us) or 28,300,247 shares of Common Stock if the underwriters’ option to purchase additional shares is exercised in full.

All of the Common Stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The remaining 21,604,496 shares of Common Stock outstanding after this offering, based on shares outstanding as of April 26, 2021, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 180 days after the date of this prospectus, subject to certain extensions. See also the section of this prospectus captioned “Shares Eligible for Future Sale.”

The underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements with the underwriters prior to expiration of the lock-up period. See also the section of this prospectus captioned “Shares Eligible for Future Sale.” For more information regarding the lock-up agreements with the underwriters see the section of this prospectus captioned “Underwriting.”

General Risk Factors Related to our Common Stock and this Offering

There are risks, including stock market volatility, inherent in owning our common stock.

The market price and volume of our common stock have been, and may continue to be, subject to significant fluctuations. These fluctuations may arise from general stock market conditions, the impact of risk factors described herein on our results of operations and financial position, or a change in opinion in the market regarding our business prospects or other factors, many of which may be outside our immediate control.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

The decision to pay cash dividends on our Common Stock rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations and growth. Investors in our Common Stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our Common Stock to earn a return on their investment.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through borrowing funds, the sale of convertible notes and equity securities, and the sales of our products. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of Common Stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our Common Stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our Common Stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our Common Stock and diluting their interests.

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We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Stock Market, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our Company and, as a result, the value of our Common Stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, to furnish a report by management on the effectiveness of our internal control over financial reporting for the fiscal year ending June 30, 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have recently commenced the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial accounting expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by the Nasdaq Stock Market, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years following the effectiveness of this registration statement, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

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Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible. After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

You will experience further dilution if we issue additional equity or equity-linked securities in the future.

If we issue additional shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock, our stockholders, including investors who purchase shares of common stock in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Common Stock, the market price for our Common Stock and trading volume could decline.

The trading market for our Common Stock will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Common Stock, the market price for our securities would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Common Stock to decline.

We have broad discretion in the use of the net proceeds we receive from this offering.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Upon becoming publicly-traded and after an active trading market develops, the market price of our common stock may be significantly volatile.

If our securities become publicly-traded and even if an active market for our common stock develops, of which no assurances can be given, the market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	changes in financial operational estimates or projections;
•	conditions in markets generally;
•	changes in the economic performance or market valuations of companies similar to ours; and
•	general economic or political conditions in the United States and elsewhere.

The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

In the event of liquidation or dissolution of our company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the stockholders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $14.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. If the underwriters exercise their over-allotment option to purchase additional shares in full, we estimate that our net proceeds will be approximately $16.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering primarily to expand our e-commerce platform, inventory (including capitalizing on the ability to make bulk purchases), operations (including improving analytics and expanding our online sales platforms), research and development, intellectual property portfolio and for general corporate purposes, including strategic acquisitions that will allow us to increase our retail brands, expand geographically and target the commercial hydroponic market. The timing and amount of our actual expenditures will be dependent on several factors, including cash flows from operations and the anticipated growth of our enterprise. We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the estimated timing of such expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds obtained from this offering. Pending their use, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments.

We believe that the net proceeds from this offering, together with our existing cash on hand, cash equivalents and investments, will enable us to fund our operations, acquisitions and continued growth and development through at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong and we could use our available capital resources more quickly than currently anticipated.

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DIVIDEND POLICY

The Company has never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, tax considerations, legal or contractual restrictions, business prospects, the requirements of current or then-existing debt instruments, general economic conditions and other factors our Board of Directors may deem relevant.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2020:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the conversion into Common Stock of (a) 34,500 shares of series A convertible preferred stock sold in the December 2020 private placement, and (b) all outstanding 6% convertible notes sold in the January 2021 private placement; (ii) the exercise of warrants to issue common stock of (a) warrants held by Boustead Securities, LLC to purchase 2,415 shares of Series A convertible preferred stock, which shall be converted to 6,900 shares of Common Stock, (b) warrants entitling the convertible note holders to purchase shares of Common Stock, which equals 80% of the number of shares of Common Stock issuable upon conversion of the Convertible Notes; and (c) warrants held by Boustead Securities, LLC to purchase 7% of the shares of Common Stock underlying the Convertible Note; and (iii) the vesting of 6,453 shares of Restricted Stock Units, which units will be issuable to certain of our employees and directors under our 2020 Equity Incentive Plan following completion of this offering; (iv) the filing of our fifth amended and restated articles of incorporation to eliminate our designated 166,000,0000 shares of Class A Common Stock and 14,000,000 shares of Class B Common Stock and authorize 180,000,000 shares of Common Stock; and

•	on a pro forma as-adjusted basis to give effect to (i) the sale of 3,360,000 shares of Common Stock in this offering at the initial public offering price of $5.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated and combined and combined financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2020
	Actual	Pro Forma (Unaudited)	Pro Forma As Adjusted (unaudited)
	(in thousands, except share data)
Cash and cash equivalents	$544	$7,087	$21,073

Redeemable preferred stock, par value $0.001 per share; 20,000,000 shares authorized; 34,500 shares issued and outstanding at December 31, 2020; no shares issued and outstanding on pro forma and pro forma as adjusted basis	$345	$–	$–
Long term liabilities, less current portion	$2,022	$2,022	$2,022

Stockholders’ equity
Class A Common Stock, par value $0.001 per share; 166,000,000 authorized shares, Class B Common Stock, par value $0.001 per share; 14,000,000 authorized shares; 20,204,496 shares of Class A Common Stock and 14,000,000 shares of Class B Common Stock issued and outstanding, as of December 31, 2020, actual, and 23,319,277 shares of Common Stock, on a pro forma basis; 26,679,277 shares of Common Stock, on a pro forma as adjusted basis;*	$34	$23	$27
Additional paid-in capital	$389	$7,448	$21,431
Retained earnings	$3,858	$3,706	$3,706
Total stockholders’ equity	$4,281	$11,177	$25,164

Total Capitalization	$6,648	$13,199	$27,186

* On April 23, 2021, the Company filed our fifth amended and restated articles of incorporation to eliminate our designated 166,000,000 shares of Class A Common Stock and 14,000,000 shares of Class B Common Stock and authorize 180,000,000 shares of Common Stock; immediately prior thereto, all of our Class B common stock converted into Class A common stock on a 10-for-one basis (converting into a total of 1,400,000 shares of Class A Common Stock).

If the underwriters exercise their over-allotment option in full, as adjusted, cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total capitalization and shares of Common Stock outstanding as of December 31, 2020 would be approximately $23.4 million, $23.8 million, $27.5 million, $29.5 million and 27,183,277 shares, respectively.

Except as otherwise indicated herein, the number of shares of our Common Stock to be outstanding after this offering is based upon 21,604,496 shares of Common Stock outstanding as of May 12, 2021 and includes a total of 752,614 shares of Common Stock issuable upon exercise of warrants as a result of the likelihood to exercise due to the current share price, and 6,453 shares of Restricted Stock Units.

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DILUTION

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our Common Stock immediately after the closing of this offering.

Our net tangible book value as of December 31, 2020 was approximately $4.28 million, or $0.21 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2020. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our Common Stock immediately after this offering.

After giving effect to the sale of $16.8 million of shares of our Common Stock in this offering at the initial public offering price of $5.00 per share, taking into account the automatic conversion of our Series A preferred stock that was issued in our December 2020 private placement, the conversion of the 6% convertible notes issued in our January 2021 private placement, the vesting of 6,453 restricted stock units issuable to certain employees and directors under our 2020 Equity Incentive Plan following completion of this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriters’ over-allotment option in full, our as adjusted net tangible book value as of December 31, 2020, would have been approximately $25.2 million, or $0.94 per share. This represents an immediate increase in net tangible book value of $0.73 per share to existing stockholders. Investors purchasing our Common Stock in this offering will have paid $4.06 more than the as adjusted net tangible book value per share after this offering. The following table illustrates this on a per share basis to new investors:

Initial public offering price per share		$5.00
Net tangible book value per share as of December 31, 2020 *	$0.21
Increase per share attributable to new investors	$0.73
As adjusted net tangible book value per share after this offering	$0.94
As adjusted net tangible book value per share to investors purchasing shares in this offering		$0.94
Dilution in net tangible book value per share to new investors		$4.06
Dilution as a percentage of purchase price in this offering		81.2%

(*) The above table does not include the Class B Common Stock that was eligible for conversion, at the option of the holders, into a total of 1,400,000 shares of Class A Common Stock. On April 14, 2021, our two founders converted all of their shares of Class B Common Stock into 1,400,000 additional shares of Class A Common Stock, bringing their total ownership to an aggregate of 16,046,668 shares of Class A Common Stock or 74.3% of the 21,604,496 shares of Class A Common Stock outstanding as of the date of this prospectus. On April 14, 2021, we amended and restated our articles of incorporation to permit the immediate conversion of the Class B Common Stock and to eliminate any future issuances of Class B Common Stock, and on April 23, 2021, we further amended and restated our articles of incorporation to eliminate all references to Class A and Class B Common Stock and authorized for issuance 180,000,000 shares which are solely designated as Common Stock.

If the underwriters exercise their over-allotment option in full in this offering, the as adjusted net tangible book value after the offering would be $1.01 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $0.80 per share and the dilution per share to new investors would be $3.99 per share, in each case based on the initial public offering price of $5.00 per share.

Except as otherwise indicated herein, the number of shares of our Common Stock to be outstanding after this offering is based on 23,319,277 shares of Common Stock outstanding on May 12, 2021, on an as converted basis, which includes (i) a total of 752,614 shares of our Common Stock issuable upon exercise of warrants; and (ii) a total of 857,143 shares of our Common Stock issuable upon exercise of conversion options.

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The following table sets forth on a pro forma as adjusted basis, at December 31, 2020, the number of shares of Common Stock, on an as converted basis, purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of Common Stock, by holders of options and warrants outstanding at December 31, 2020, and by the new investors, before deducting underwriting discounts and estimated offering expenses payable by us. The below table gives effect to the conversion by our two founders of all of their shares of Class B Common Stock into 1,400,000 additional shares of Common Stock.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders*	23,319,277	87.4%	$7,431,414	30.7%	$0.32
New investors	3,360,000	12.6%	16,800,000	69.3%	5.00

Total	26,679,277	100.0%	$24,231,414	100.0%

(*) Existing stockholders includes, on an as converted basis, all outstanding shares of Series A convertible preferred stock, all shares issuable upon conversion of the 6% convertible notes, and the vesting of 6,453 Restricted Stock Unit shares of Common Stock.

To the extent that any outstanding conversion options or warrants are exercised, new options, warrants or restricted stock units are issued under our stock-based compensation plans, or new shares of preferred stock are issued, or we issue additional shares of Common Stock in the future, there will be further dilution to investors participating in this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere herein. The Management’s Discussion and Analysis (“MD&A”) contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this form. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors.

Historical results may not indicate future performance. Our forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. We undertake no obligation to publicly update or revise any forward-looking statements, including any changes that might result from any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

Overview

iPower Inc. is an online hydroponic equipment supplier based in the United States. Through the operations of our e-commerce platform, www.Zenhydro.com, and our combined 72,000 square foot fulfillment centers in Los Angeles, California, we believe we are one of the leading marketers, distributors and retailers of grow-light systems, ventilation systems, activated carbon filters, nutrients, growing media, hydroponic water-resistant grow tents, trimming machines, pumps and accessories for hydroponic gardening, based on management’s estimates. We have a diverse customer base that includes commercial users and individuals. Our core strategy continues to focus on expanding our geographic reach across the United States through organic growth, both in terms of expanding customer base as well as brand and product development.

We are actively developing and acquiring our in-house branded products, which to date include the iPower and Simple Deluxe brands, and consist of more than 2,600 SKUs of products such as grow-light systems, ventilation systems, activated carbon filters, nutrients, growing media, hydroponic water-resistant grow tents, trimming machines, pumps and many more hydroponic-related items; some of which have been designated as Amazon best seller product leaders, among others. For the second half of 2020, our top five product segments consisted of nutrients (17% of total sales), ventilation systems (16% of sales), grow light systems (9% of sales), air filtration devices (8% of sales) and gardening equipment (5% of sales). While we will continue focusing on our top products, we are working to expand its product line to include nutrients.

Trends and Expectations

Product and Brand Development

We plan to increase investments in product and brand development. We actively evaluate and pursue acquisitions of product brand names and improvements on existing products.

COVID-19 Outbreak

We are continuing to closely monitor the impact of the COVID-19 outbreak on our business, results of operations and financial results. The situation surrounding the COVID-19 outbreak remains fluid and the full extent of the positive or negative impact of the COVID-19 outbreak on our business will depend on certain developments including the length of time that the outbreak continues, the impact on consumer activity and behaviors and the effect on our customers, employees, suppliers, and stockholders, all of which are uncertain and cannot be predicted. See “Risk Factors” beginning on page 13 for additional details. Our focus remains on promoting the health, safety and financial security of our employees and serving our customers. As a result, we have taken a number of precautionary measures, including implementing social distancing and enhanced cleaning measures in our facilities, suspending all non-essential travel, transitioning certain of our employees to working-from-home arrangements, reimbursing certain employee technology purchases, providing emergency paid time off and targeted hourly pay increases and developing no contact delivery methods.

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In an effort to contain or slow the COVID-19 outbreak, authorities across the world have implemented various measures, some of which have been subsequently rescinded or modified, including travel bans, stay-at-home orders and shutdowns of certain businesses. We anticipate that these actions and the global health crisis caused by the COVID-19 outbreak, including any resurgences, will continue to negatively impact global economic activity. While the COVID-19 outbreak has not had a material adverse impact on our operations to date and we believe the long-term opportunity that we see for shopping online remains unchanged, it is difficult to predict all of the positive or negative impacts the COVID-19 outbreak will have on our business.

In the short term, we have continued to see increased sales and order activity in the market since the COVID-19 outbreak. In order to keep up with the increased orders, we have hired and are continuing to hire additional personnel. However, much is unknown and accordingly the situation remains dynamic and subject to rapid and possibly material change. We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our customers, employees, suppliers, stockholders and communities.

Regulatory Environment

We sell hydroponic gardening products to end users that may use such products in new and emerging industries or segments, including the growing of cannabis. The demand for hydroponic gardening products depends on the uncertain growth of these industries or segments due to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions. For example, certain countries and a total of 44 U.S. states plus the District of Columbia have adopted frameworks that authorize, regulate and tax the cultivation, processing, sale and use of cannabis for medicinal and/or non-medicinal use, including legalization of hemp and CBD, while the U.S. Controlled Substances Act and the laws of U.S. states prohibit growing cannabis. Demand for our products could be impacted by changes in the regulatory environment with respect to such industries and segments.

RESULTS OF OPERATIONS

For the six months ended December 31, 2020 and 2019

The following table presents certain unaudited condensed consolidated and combined statement of operations information and presentation of that data as a percentage of change from period to period.

	Six Months Ended December 31, 2020	Six Months Ended December 31, 2019	Variance
Revenues	$26,214,252	$15,506,231	69.06%
Cost of goods sold	$15,703,873	$10,098,357	55.51%
Gross profit	$10,510,379	$5,407,874	94.35%
Selling, general and administrative expenses	$8,580,900	$4,603,669	86.39%
Operating income	$1,929,479	$804,205	139.92%
Other (expenses)	$(69,133)	$(2,030)	3,305.57%
Income before income taxes	$1,860,346	$802,175	131.91%
Income tax expenses	$522,874	$224,953	132.44%
Net income	$1,337,472	$577,222	131.71%
Gross profit % of revenues	40.09%	34.88%
Net income % of revenues	5.10%	3.72%

Revenues

Revenues for the six months ended December 31, 2020 increased 69.06% to $26,214,252 as compared to $15,506,231 for the six months ended December 31, 2019. While pricing remained stable, the increased revenue mainly resulted from an increase in sales volume. In addition to our organic growth, which we achieved as a result of improved products and more effective online marketing efforts, the increase in sales was attributable to more people shopping online and pursuing gardening and growing projects during the COVID-19 pandemic. However, we cannot assure that this trend will continue, and our business may be adversely affected by poor overall economic conditions caused by the ongoing COVID-19 pandemic.

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Costs of Goods Sold

Costs of goods sold for the six months ended December 31, 2020 increased 55.51% to $15,703,873 as compared to $10,098,357 for the six months ended December 31, 2019. The increase was due to an increase in sales as discussed above. In addition, we experienced a decrease of cost of goods sold as a percentage of revenue as a result of selling more products under in-house brands as opposed to third party brands. See discussions on gross profit below.

Gross Profit

Gross profit was $10,510,379 for the six months ended December 31, 2020 as compared to $5,407,874 for the six months ended December 31, 2019. The gross profit ratio also increased to 40.09% for the six months ended December 31, 2020 from 34.88% for the six months ended December 31, 2019. The increase was due to a combination of an increase in sales as discussed above and a decrease of cost of goods sold resulting from selling more products under in-house brands as opposed to third party brands. The gross margin for in-house branded products is, on average, 20% higher than our gross margin for third party brands.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended December 31, 2020 increased 86.39% to $8,580,900 as compared to $4,603,669 for the six months ended December 31, 2019. The increase was mainly due to an increase in selling expenses of $2.22 million and G&A expenses of $1.75 million, which included payroll expenses and other operating expenses.

Other Income/(Expense)

Other (expenses) consists of interest expense, financing fees and other non-operating income (expenses). Other expenses for the six months ended December 31, 2020 was $69,133 as compared to $2,030 for the six months ended December 31, 2019. The increase in other expenses was mainly due to an increase in interest expenses and financing fees.

Net Income

Net income for the six months ended December 31, 2020 was $1,337,472 as compared to net income of $577,222 for the six months ended December 31, 2019, representing an increase of $760,250. The increase in net income for the six months ended December 31, 2020 as compared to that of 2019 was primarily due to the increase in sales being higher than the increase in cost of goods sold, thereby increasing the Company’s gross profit margin and net income.

For the year ended June 30, 2020 and 2019

The following table presents certain consolidated and combined statement of operations information and presentation of that data as a percentage of change from year to year.

	Year Ended June 30, 2020	Year Ended June 30, 2019	Variance
Revenues	$39,938,472	$22,842,765	74.84%
Cost of goods sold	$24,810,907	$14,967,248	65.77%
Gross profit	$15,127,565	$7,875,517	92.08%
Selling, general and administrative expenses	$12,219,616	$7,040,844	73.55%
Operating income	$2,907,949	$834,673	248.39%
Other income (expenses)	$(147,549)	$(110,779)	33.19%
Income before income taxes	$2,760,400	$723,894	281.33%
Income tax expenses	$773,438	$195,496	295.63%
Net income	$1,986,962	$528,398	276.04%
Gross profit % of revenues	37.88%	34.48%
Net income % of revenues	4.98%	2.31%

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Revenues

Revenues for the fiscal year ended June 30, 2020 increased 74.84% to $39,938,472 as compared to $22,842,765 for the fiscal year ended June 30, 2019. While pricing remained stable, the increased revenue mainly resulted from increase in sales volume. In addition to our organic growth, which we achieved through selling improved products and more effective online marketing efforts, the increase in sales was attributable to more people shopping online and pursuing gardening and growing projects during the COVID-19 pandemic. However, we cannot ensure that this trend will continue, and our business may be adversely affected by poor overall economic condition caused by the COVID-19 pandemic.

Costs of Goods Sold

Costs of goods sold for the fiscal year ended June 30, 2020 increased 65.77% to $24,810,907 as compared to $14,967,248 for the fiscal year ended June 30, 2019. The increase was due to an increase in sales as discussed above.

Gross Profit

Gross profit was $15,127,565 for the year ended June 30, 2020 as compared to $7,875,517 for the year ended June 30, 2019. The gross profit ratio also increased to 37.88% for the year ended June 30, 2020 from 34.48% for the year ended June 30, 2019. The increase was due to a combination of increase in sales as discussed above and decrease of cost of goods sold resulting from selling more products under in-house brands than third party brands. The gross margin for in-house branded products are, on average, 20% higher than our gross margin for third party brands.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended June 30, 2020 increased 73.55% to $12,219,616 as compared to $7,040,844 for the year ended June 30, 2019. The increase was mainly due to an increase in payroll expenses and overall operating activities as discussed above.

Other Income/(Expense)

Other income (expenses) consists of interest expense and other non-operating income (expenses). Other expenses for our fiscal year ended June 30, 2020 was $147,549 as compared to other expenses of $110,779 for the year ended June 30, 2019. The increase was mainly due to an increase in interest expenses.

Net Income

Net income for the fiscal year ended June 30, 2020 was $1,986,962 as compared to net income of $528,398 for the year ended June 30, 2019, representing an increase of $1,458,564. The increase in net income for our fiscal year 2020 compared to that of 2019 was primarily due to the increase in sales being higher than the increase in cost of goods sold, thereby increasing gross profit margin and net income.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity

During the years ended June 30, 2020 and 2019, we primarily funded our operations with cash and cash equivalents generated from operations, as well as through borrowing under our credit facility and loans from the Small Business Administration. We had cash and cash equivalents of $977,635 as of June 30, 2020, representing a $506,177 increase from $471,458 of cash as of June 30, 2019. The cash increase was primarily the result of the increase in net cash provided by operating activities, borrowing from a revolving credit line and loans. The loans and lines of credit consisted of the following: (i) a PPP Loan, dated April 13, 2020 (the “PPP Loan”), with Royal Business Bank, pursuant to which we received a $175,500 loan, with a two year term and bearing an interest rate of 1% per annum, which PPP Loan was fully forgiven on March 22, 2021; (ii) a Small Business Administration Loan, dated April 18, 2020 (the “SBA Loan”), pursuant to which we received $500,0000 in exchange for issuing a 30-year, $500,000 note bearing an interest rate of 3.75% per annum, with repayment of $2,437 per month to commence on the one year anniversary date of the SBA Loan; and (iii) a Loan and Security Agreement with WFC Fund, LLC (“WFC”), dated May 3, 2019 (the “Loan and Security Agreement”), pursuant to which WFC provided us a $2,000,000 revolving loan facility with a one year maturity date, which had an interest rate equal to the prime rate plus 4.25% per annum. The Company’s obligations under the Loan and Security Agreement were secured by all of the Company’s assets and guaranteed by Allan Huang, a former director and executive officer and one of our major shareholders and founders. On May 26, 2020, the Loan and Security Agreement was amended and restated as a Receivables Purchase Agreement (the “Original RPA”), pursuant to which WFC may, but is not obligated to, purchase accounts receivable from the Company from time to time. The credit limit of the revolving facility under the Original RPA was $2,000,000, which had a discount rate equal to the prime rate plus 4.25% per annum on the outstanding amount. This revolving credit facility is secured by all of the Company’s assets and guaranteed by Mr. Huang. Pursuant to the Original RPA, the purchases of accounts receivable were made with full recourse to the Company, and the Company was obligated to collect the accounts receivables and to repurchase or pay back the amount drawn if the accounts receivable were not collected. On November 16, 2020, the Original RPA was further amended and restated (the “Restated RPA”) to increase the credit limit of the revolving facility from $2,000,000 to $3,000,000, which bears a discount rate of 3.05555%, subject to a rebate of 0.0277% per day. This revolving credit facility is secured by all of the Company’s assets and guaranteed by Chenlong Tan, our CEO, President and one of our major shareholders and founders. Pursuant to the agreement, all purchases of accounts receivables are without recourse to the Company, and WFC assumes the risk of nonpayment of the accounts receivable due to a customer’s financial inability to pay the accounts receivable or the customer’s insolvency (“Credit Risk”) but not the risk of non-payment of the accounts receivable for any other reason. The Company is obligated to collect the accounts receivables and to repurchase or pay back the amount drawn if the accounts receivable are not collected for any reason other than Credit Risk. The Restated RPA has an initial term of 12 months and automatically renews for successive 12-month periods on each anniversary of the Restated RPA, unless either party notifies the other party prior to the renewal date (or, in the case of WFC, at any time a default is continuing under the Restated RPA) that such notifying party is terminating the Restated RPA. If the Restated RPA is terminated six months or more prior to its then-scheduled termination date, the Company is obligated to pay WFC a termination fee equal to 1% of the facility limit. We do not believe that the terms of the Restated RPA will materially change our ability to access funds, other than by providing us with an additional $1,000,000 in potential cash availability through the revolving credit facility. The loans and revolving credit facility are discussed in greater detail in Note 8 and Note 15 to our financial statements for the years ended June 30, 2020 and June 30, 2019.

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During the six months ended December 31, 2020, we primarily funded our operations with cash and cash equivalents generated from operations as well as through borrowing under our credit facility. During that period, we borrowed a total of $300,000 from two unrelated parties to meet our short-term cash flow needs. The loans bear interest at the rate of 8% per annum and may be repaid at any time without penalty. As of the date if this filing, the Company had fully repaid the outstanding amount. As of December 31, 2020, we had cash and cash equivalents of $544,073, representing a $433,562 decrease from $977,635 of cash as of June 30, 2020. The cash decrease was primarily the result of the decrease in net cash provided by operating activities. During the six months ended December 31, 2020, we had increased our purchase of products in order to maintain the higher inventory level required to meet our increasing sales. Based on our current operating plan, and despite the current uncertainty resulting from the COVID-19 pandemic, we believe that our existing cash and cash equivalents, cash flows from operations and available funds under our credit facility will be sufficient to finance our operations through at least the next twelve months.

On December 30, 2020, we closed on a private placement offering pursuant to which we sold to three accredited investors an aggregate of $345,000 in Series A convertible preferred stock, at a purchase price of $10.00 per share, which stock will convert into Common Stock upon completion of this initial public offering (the “Offering”) at a discount of 30% to the IPO per share purchase price. The offering was completed pursuant to an exemption from registration under Rule 506(b) of the Securities Act of 1933, as amended.

On January 27, 2021, we completed a private placement offering pursuant to which we sold to two accredited investors an aggregate of $3,000,000 of our 6% convertible notes due six months from the date of issuance, subject to extension as provided below (the “Convertible Notes”). Upon completion of this offering, assuming we sell not less than $15,000,000 of our Common Stock, the Convertible Notes will automatically convert into shares of Common Stock at a conversion price equal to the lesser of (a) $3.5 per share, representing a 30% discount to the public offering price per share of the Common Stock in this offering, or (b) $6.31 per share, representing a 30% discount to the price per share equal to dividing $200 million by the total number of (x) the 21,604,496 outstanding shares of Common Stock immediately prior to the IPO, (y) the shares of Common Stock issuable upon conversion of the 34,500 shares of Series A Preferred Stock, and (z) the shares of Common Stock issuable upon conversion of all outstanding Convertible Notes. Boustead Securities LLC acted as placement agent in both the December 30, 2020 and the January 27, 2021 private placements.

In the event the Company does not receive a minimum of $15,000,000 of gross proceeds in the Offering or otherwise close on the Offering, the Convertible Notes will bear interest at a rate of 6% per annum which shall accrue from January 27, 2021 and be repayable in six equal monthly installments between July 27, 2021 and January 27, 2022. Alternatively, the Convertible Notes may be converted at the conversion price into Common Stock at the option of the holder prior to the maturity date. If the notes are converted, either on a Mandatory Conversion basis or at the option of the holder, any interest accrued on the Convertible Note shall be waived.

In addition to the Convertible Notes, the purchasers of the Convertible Notes received three-year warrants entitling the holders to purchase 685,714 shares of Common Stock which equals 80% of the number of shares of Common Stock issuable upon conversion of the Convertible Notes. In the event the Convertible Notes are repaid in cash by the Company, the warrants will expire and have no further value.

Working Capital

As of December 31, 2020, June 30, 2020 and 2019, our working capital was $4,005,659, $3,161,389 and $29,082, respectively. The historical seasonality in our business during the year can cause cash and cash equivalents, inventory, and accounts payable to fluctuate, resulting in changes in our working capital.

Cash Flows

Operating Activities

Net cash (used in) / provided by operating activities for the six months ended December 31, 2020 and 2019 was ($1,467,067) and $318,958, respectively. The increase in use of cash in operating activities resulted from the increased purchase of products in order to maintain the higher inventory levels required to meet our increasing sales volumes.

Net cash provided by operating activities for the years ended June 30, 2020 and 2019 was $1,109,043 and $706,899, respectively. The increase was the result of a combination of increase in operating income and the higher balance of accounts payable and other liabilities due to temporary, favorable payment terms granted by our top vendor, as well as improvements in cash management.

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Investing Activities

For the six months ended December 31, 2020 and 2019, net cash used in investing activities was the result of additions to property and equipment of ($55,751) and ($6, 252), respectively, which were mainly related to the purchase of warehouse fixture and office equipment.

For the years ended June 30, 2020 and 2019, net cash used in investing activities was the result of additions to property and equipment of ($6,252) and $0, respectively, which are mainly related to the purchase of office equipment.

Financing Activities

Net cash provided by / (used in) financing activities was $1,089,256 and ($361,819), respectively, for the six months ended December 31, 2020 and 2019. The main reason for the increase in net cash provided was primarily a result of proceeds from our revolving facility with WFC and the closing of our private placement of an aggregate of $345,000 in Series A convertible preferred stock.

Net cash used in financing activities was ($596,614) and ($235,541), respectively, for the years ended June 30, 2020 and 2019. The main reason for the increase in net cash used was primarily due to repayment of debts due to a related party.

October 2019 Share Exchange Agreement and Rescission

In October 2019, we entered into a share exchange agreement (the “Share Exchange Agreement”) with Sugarmade, Inc., a Delaware corporation (“Sugarmade”), pursuant to which, among other things, the Company and its stockholders agreed to sell 100% of the issued and outstanding capital stock of the Company to Sugarmade in exchange for $870,000 in cash, $7,130,000 under a promissory note, up to 650,000 shares of Sugarmade’s common stock, and up to 3,500,000 shares of Sugarmade’s Series B preferred stock.

Due to certain disputes that arose between the parties with respect to certain terms and conditions contained in the Share Exchange Agreement, the parties entered into a Rescission and Mutual Release Agreement on January 15, 2020 (the “Rescission Agreement”). Pursuant to the terms of the Rescission Agreement, the Company and its stockholders returned the shares of Sugarmade common stock and preferred stock and issued to Sugarmade 102,248 (204,496 post forward split) shares of the Company’s Common Stock valued at $427,010.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States, or GAAP and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The preparation of consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results could differ from those estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition and results of operations will be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies, which we discuss further below. While our significant accounting policies are more fully described in Note 2 to our audited consolidated and combined financial statements, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our audited consolidated and combined financial statements.

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Variable interest entity

The Company entered into an agreement with E Marketing Solution Inc. (“E Marketing”), an entity incorporated in California and owned by Shanshan Huang, one of the shareholders of the Company. The Company also entered into an agreement with Global Product Marketing Inc. (“GPM”), an entity incorporated in the State of Nevada on September 4, 2020. GPM is owned by Chenlong Tan, the Chairman, CEO, President and one of the majority shareholders of the Company. The Company does not have direct ownership in E Marketing and GPM but has been actively involved in their operations and has the power to direct the activities and significantly impact E Marketing’s and GPM’s economic performance. The Company also bears all the risk of losses and has the right to receive all of the benefits from E Marketing and GPM. As such, in accordance with ASC 810-10-25-38A through 25-38J, E Marketing and GPM are considered variable interest entities (“VIEs”) of the Company and the financial statements of E Marketing and GPM were consolidated from the date of control existed.

Promptly following completion of this offering, Messrs. Huang and Tan have agreed to convey for nominal consideration 100% of the equity of both E Marketing and GPM to the Company, at which time E Marketing and GPM will become wholly-owned subsidiaries of iPower.

Revenue recognition

The Company recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized when it is shipped to the customer. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.

The Company evaluates the criteria of ASC 606 - Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Payments received prior to the shipment of goods to customers are recorded as customer deposits.

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the purchase price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are estimated based on historical amounts and are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company value its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered period costs and reflected in selling, general and administrative expenses. The Company regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving and obsolescence and records allowance for obsolescence.

Leases

On its inception date, April 11, 2018, the Company adopted ASC 842 – Leases (“ASC 842”), which requires lessees to record right-of-use, or ROU, assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

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ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Business Combination Under Common Control

On December 1, 2018, the Company acquired substantially all of the business assets and assumed certain liabilities from BizRight, LLC (“BizRight”) in exchange for total consideration of $2,611,594. BizRight and the Company were both under the same ownership and management from inception, April 11, 2018. As such, under Accounting Standard Codification (“ASC”) 805-50, the transaction was accounted for as a transaction under common control. The Company recorded the purchase of assets from BizRight at their historical carrying amounts as if the transfer had occurred at the beginning of the period and the results of operations comprises both BizRight’s and iPower’s from the beginning of the period to the date of the transfer is completed. The difference between any considerations transferred and the carrying amounts of the net assets acquired was recognized as an equity distribution to the Shareholders.

Commitments and Contingencies

In the normal course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Earnings per share

Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised.

Series A Convertible Preferred Stock

On December 30, 2020, the Company issued a total of 34,500 shares of Series A Convertible Preferred Stock, par value $0.001 per share. Pursuant to the certificate of designations, the Series A Convertible Preferred Stock will automatically convert into shares of the Common Stock (the “Conversion Shares”) at a conversion price equal to 70% of the initial price per share of the Common Stock. If the IPO shall not have occurred by December 31, 2021, the Company shall redeem and repurchase for cash all of the outstanding shares of Series A Convertible Preferred Stock for a purchase price equal to (a) the product of multiplying the $10.00 Stated Value of each outstanding share of Series A Convertible Preferred Stock by the total number of outstanding shares of Series A Convertible Preferred Stock, plus (b) all accrued and unpaid Dividends at 9% per annum. In the event that the Series A Convertible Preferred Stock shall be converted into Conversion Shares, no Dividend shall accrue or be payable.

The redemption feature creates an obligation to the Company requiring it to redeem the Preferred Shares for cash on December 31, 2021, if an IPO does not occur. Upon an IPO, the Conversion Option is settleable with a variable number of the Company’s shares resulting in a fixed monetary amount known at inception in accordance with ASC 480-10-25-14a. The Series A convertible preferred stock are mandatorily redeemable and should be classified as a liability in accordance with ASC 480-10 and the Company has elected to record the Series A Convertible Preferred Stock at fair value with changes in fair value recorded through earnings under the ASC 825-10-15-4 fair value option (“FVO”) election.

Series A Preferred Stock Warrant

In connection with this private placement, the Company issued warrants to purchase shares of Series A Convertible Preferred Stock. The exercise price of the warrants is $10 per share. The Company accounts for its redeemable convertible preferred stock warrants as a liability, and they are recorded at their estimated fair value, because the warrants may conditionally obligate the Company to transfer assets at some point in the future. At the end of each reporting period, changes in the estimated fair value during the period are recorded in other income (expense), net in the statement of operations. The Company will continue to adjust the liability for changes in estimated fair value until the earlier of the expiration of the warrants, exercise of the warrants, or conversion of the redeemable convertible preferred stock warrants into common stock warrants upon the completion of a liquidation event, including the completion of an IPO.

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Recently issued accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock.  As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions.  In addition, this ASU improves and amends the related EPS guidance. This standard is effective for the Company on July 1, 2022, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company is currently assessing the impact the new guidance will have on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes. The update is intended to simplify the current rules regarding the accounting for income taxes and addresses several technical topics including accounting for franchise taxes, allocating income taxes between a loss in continuing operations and in other categories such as discontinued operations, reporting income taxes for legal entities that are not subject to income taxes, and interim accounting for enacted changes in tax laws. The new standard is effective for fiscal years beginning after December 15, 2020; however, early adoption is permitted. The Company does not expect the adoption of this standard have a material impact on the consolidated and combined financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated and combined financial position, statements of operations and cash flows.

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BUSINESS

Background

iPower Inc. (formerly, BZRTH, Inc.) was formed in Nevada in April of 2018. We believe we are one of the largest online hydroponic equipment suppliers in the United States. On September 4, 2020, we filed a certificate of amendment to our articles of incorporation to change our name from BZRTH, Inc. to iPower Inc. On November 16, 2020 we filed an amended and restated articles of incorporation in Nevada to consummate a 2-for-1 forward split of our outstanding shares of Common Stock.

Our Business

We own and operate the retail website www.zenhydro.com where we sell a wide array of stock keeping units (“SKUs”) and multiple best-selling products which enable our customers to grow vegetables, fruits and flowers, and other plants, including cannabis. The hydroponic and gardening industry is generally fragmented, and retail outlets are generally smaller family-owned enterprises consisting of a single location. We intend to take advantage of current market conditions by providing consumers with a one-stop shopping experience where they can satisfy all their horticultural needs and have the products shipped directly to their door.

The Company leases approximately 72,000 square feet of floor space across our two fulfillment centers just outside of Los Angeles, California. We have fostered relationships with recognized commercial shipping enterprises. From our two fulfillment centers, we deliver directly to customers including homes, farms, small commercial cultivators, as well as various commercial hydroponics stores across the United States.

In addition to iPower’s website, www.zenhydro.com, we sell our products through third party e-commerce channels including Amazon, eBay and Walmart.com, where we have worked to develop a strong presence on their platforms. Approximately 75% of our sales revenue during the 2020 calendar year were derived from sales on Amazon, where we experienced 87% revenue growth in calendar year 2020. And we have experienced strong growth in sales through Walmart, where iPower has seen approximately 200% growth for the 2020 calendar year versus the 2019 calendar year, with minimal investment.

Products

iPower’s e-commerce platform offers essential supplies to the hydroponic and gardening industry, including nutrients, industry-leading hydroponic equipment, power-efficient lighting, and thousands of additional products used by professional growers and specialty cultivation operations. In addition to offering products from hundreds of third party brands, the Company has established its own in-house branded products which are also made available for purchase through our various sales channels. Our in-house branded products, marketed under the iPower™ and Simple Deluxe™ brands, include grow-light systems, ventilation systems, activated carbon filters, nutrients, growing media, hydroponic water-resistant grow tents, trimming machines, pumps and many more hydroponic-related items, some of which have been designated as Amazon best seller product leaders, including 62 products which have been designated “Amazon Choice Products” and five of which have been designated “#1 Best Seller SKUs.” We currently offer more than 2,600 products from our proprietary, in-house branded products to consumers.

We own and operate the retail website www.zenhydro.com where we sell a wide array of stock keeping units (“SKUs”) and multiple best-selling products which enable our customers to grow vegetables, fruits and flowers, and other plants, including cannabis.

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The Global Hydroponics Markets

Advances in hydroponic systems have helped usher in a new age of high-yield cultivation techniques, earning hydroponics a multitude of dedicated adherents – both individual and commercial growers – globally. Hydroponics is a method of gardening in which plants (often high-value crops) are grown in an optimized solution of water and nutrients, rather than soil. This method is typically used inside greenhouses to give growers the ability to better regulate and control nutrient delivery, light, air, water, humidity, pests, and temperature. Hydroponic growers benefit from these techniques by producing crops faster and with higher crop yields per acre as compared to traditional soil-based growers. Indoor growing techniques and hydroponic products are being utilized in new and emerging industries or segments. In addition, vertical farms producing organic fruits and vegetables are also beginning to utilize hydroponics due to a rising shortage of farmland as well as environmental vulnerabilities including drought, other severe weather conditions and insect/pest infestations.

Through the use of hydroponics systems, growers can achieve potentially larger crop yields, faster growth time (up to twice as fast), up to a 90% increase in water efficiency, and require a substantially smaller footprint (up to 10x more yield in the same amount of space). By using hydroponics growth systems, gardeners and growers will not be affected by unfavorable climates and soil conditions, and will not require chemical or pest control products, resulting in safer and healthier growing environments. (See https://greenourplanet.org/benefits-of-hydroponics/).

According to Markets and Markets (https://www.marketsandmarkets.com/PressReleases/hydroponic.asp), in 2020 the global market for Hydroponic products is estimated at $9.5 billion and, with a compound annual growth rate of 12.1% (according to Mordor Intelligence), by 2025 the global market for hydroponic products is forecast to be approximately $16.6 billion. The United States represents approximately 30% of the total global hydroponics market. For those users who intend to use the Company’s products to grow hemp-derived CBD medicinal products, the 2018 Farm Bill officially removed hemp from the list of controlled substances. According to the Brightfield Group, estimated sales of hemp-derived CBD products was approximately $22.0 billion.

Our business serves a relatively new, yet sophisticated community of commercial and urban cultivators growing a wide array of vegetation. These cultivators use innovative indoor and outdoor growing techniques to produce specialty crops in highly controlled environments. Employing these techniques enable these growers to produce crops at higher yields without having to compromise quality, regardless of their local geography and climate.

Our target market segments include home growers of organic vegetable and fruit growers (small farms, home garden growers, restaurants growers, and farmers markets), green-thumbed hobbyists (home flower and plant growers) as well as commercial enterprises, mass marketers and growers in the cannabis related market (dispensaries, cultivators, caregivers).

Historically, indoor growing techniques have primarily been used to cultivate plant-based medicines. Plant-based medicines often require a high-degree of regulation and controls including government compliance, security, and crop consistency, making indoor growing techniques a preferred method. Cultivators of plant-based medicines often make a significant investment to design and build-out their facilities. They look to work with companies such as iPower that understand their specific needs and can help mitigate risks that could jeopardize their crops. Plant-based medicines are believed to be among the fastest-growing markets in the U.S. and several industry pundits believe that plant-based medicines may even displace prescription pain medication by providing patients with a safer, more affordable alternative.

Notwithstanding the foregoing, indoor growing techniques are not limited to plant-based medicines. Vertical farms producing organic fruits and vegetables are beginning to emerge in the market due to a rising shortage of farmland, and environmental vulnerabilities including drought, other severe weather conditions and insect pests. Indoor growing techniques enable cultivators to grow crops all-year-round in urban areas and take up less ground while minimizing environmental risks. Indoor growing techniques typically require a more significant upfront investment to design and build-out these facilities than traditional farmlands. If new innovations lower the costs for indoor growing, and the costs to operate traditional farmlands continue to rise, then indoor growing techniques may be a compelling alternative for the broader agricultural industry.

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Our Industry is Large and Rapidly Growing

Our principal industry opportunity is in the retail sale and distribution of hydroponics equipment and supplies, which generally include grow light systems; advanced heating, ventilation, and air conditioning (“HVAC”) systems; humidity and carbon dioxide monitors and controllers; water pumps, heaters, chillers, and filters; nutrient and fertilizer delivery systems; and various growing media typically made from soil, rock wool or coconut fiber, among others. Today, we believe that a majority of our products are sold for use in hydroponics applications.

Hydroponic systems constitute an increasingly significant and fast-growing component of the expansive global commercial agriculture and consumer gardening sectors. According to the USDA and National Gardening Survey, the agriculture, food, and related industries sector produced more than $1 trillion worth of goods in the U.S. alone in 2017, and U.S. households spent a record of approximately $48 billion at retail stores on gardening and growing supplies and equipment.

According to ResearchandMarkets.com, the global industry for hydroponics crops totaled approximately $25.2 billion in 2020 and is expected to grow at a CAGR of 5.4% from 2020 to 2027. The rapid growth of hydroponics-related crop output will subsequently drive growth in the wholesale hydroponics equipment and supplies industry.

Increased Focus on Environmental, Social, and Governance (“ESG”) Issues

We believe the growth and change in our end-markets is in part driven by a variety of ESG trends aimed at preserving resources and enhancing the transparency and safety of our food supply chains. It has been reported that approximately 83% of consumers have indicated that they take environmental issues into consideration when making purchases. (See Finds by Fooddive, “Consumers Still Care About Sustainability amid pandemic” (April 2020)). Overall, hydroponic growing systems deliver superior performance characteristics versus traditional agriculture when compared on select key ESG performance criteria:

•	More efficient land usage. Hydroponics systems allow for greater crop production per square foot, reducing the amount of land needed to grow crops. Certain types of vertical farming are up to 20 times more productive than traditional farming per acre.

•	More efficient fresh water usage. Hydroponics systems allow for the management and recycling of water inside of a closed-loop system and therefore generally require less water than traditional outdoor agriculture. In certain instances, hydroponics systems can grow plants with up to 98% less water than soil-based agriculture.

•	Decreased use of fertilizer and pesticides. As hydroponics takes place in a controlled, often indoor environment, the need for pesticides application is reduced, allowing growers to apply less pesticide with more precise application compared to traditional outdoor agriculture.

•	Reduced carbon emissions. Hydroponics, especially vertical farming, allows large farming operations to be located significantly closer to end-users, thereby reducing the transportation distance of ready-to-use crops.

•	Reduced food waste. Similar to the above, since hydroponics growing systems allow for food production significantly closer to the end-user, there is less time between production and consumption and therefore reduced product spoilage, damage and waste.

•	Chemical runoff prevention. Due to the closed-loop nature of hydroponics systems, such systems significantly decrease the risk of chemical runoff, which is generally more difficult to control in traditional outdoor agriculture.

•	Supports organic farming. Hydroponics is well suited for organic farming, the produce of which has been in increasing demand by consumers.

Research and Development

The Company has not incurred any significant research and development expenses during the fiscal year ended June 30, 2020. We plan to increase investments in R&D relating to the improvement of existing products and addition of new product lines.

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Customers and Suppliers

We have a diverse customer base, with residential gardeners and hobbyists constituting a significant portion of our customer base and thus the largest segment of our total sales. We sell to both commercial and home cultivators growing specialty crops. At present, sales to customers through Amazon and other third party online platforms accounts for more than 80% of our annual sales.

To attract new growers, we offer products for the initial setup. A complete set of these products range in price between $800 to $2,000, depending on size. As many of our products, such as light bulbs, filters, and plant nutrients, require replacement roughly every three to six months, we are able to quickly convert our first-time grower customers into a repeat customers, thus growing our customer base.

We do not manufacture any of the hydroponic products we sell through our distribution channels. We purchase our products from more than one hundred suppliers, including manufacturers and distributors in the US and China. Our two major suppliers, who accounted for approximately 38.5% and 32.6% of our purchases in fiscal 2020 and 2019, respectively. We do not have any long-term supply agreements.

Manufacturers

We obtain both our branded proprietary products and distributed products from third party suppliers. Most of the products purchased and resold, whether our proprietary products or third party products we sell through our platform, are applicable to indoor and outdoor growing for organics, greens, and plant-based products. Our products are sourced from more than 100 different suppliers and manufacturers, with approximately 50% sourced from China. Quality control is a critical priority for our team charged with ensuring the supply of the products from our suppliers, specifically those coming from China. We seek to ensure the highest level of quality control for our products through routine factory visits, spot testing and continual, ongoing supplier due diligence.

Our distributed products are sourced from more than 100 suppliers. Our experienced internal team is charged with maintaining strong relationships with current suppliers, while also constantly tracking current and future market trends and reviewing offerings of new suppliers.

We do not have exclusive purchase agreements with many of our suppliers. Based on our knowledge and communication with our suppliers, we believe some of our suppliers may sell directly to the retail market or to our wholesale customers. See “Risk Factors— Risks Relating to Our Business.”

Demand for Products

Demand for indoor and outdoor growing equipment is currently high due to the legalization of plant-based medicines, primarily cannabis, which is mainly due to equipment purchases for build-out and repeat purchases of consumable nutrients needed during the growing period. This demand is projected to continue to grow as additional states adopt legislation supporting the sale and consumption of cannabis and cannabis-related products. Continued innovation and more efficient build-out of technologies along with larger and consolidated and combined cultivation facilities is expected to further expand market demand for iPower products and services, including our in-house branded products. We expect the market to continue to segment into urban farmers serving groups of individuals, community cultivators, and small- and large-scale commercial cultivation facilities across the states. We are of the opinion that as our volume increases, we will obtain volume discounts on purchasing that should allow us to maximize both our revenues and gross margins. In addition, the vertical farming market is increasing year over year, where it is projected to grow from $3.98 billion in 2020 to $21.15 billion in 2028, representing a 23.6% compound annual growth rate.

E-Commerce Strategy

The Company continues to grow and develop its e-commerce platform, www.zenhydro.com., where we sell hydroponic products, including equipment, tools, nutrients and more. In addition to our website, we offer products to consumers through established e-commerce channels such as Amazon, eBay and Walmart. Through these portals we offer various hydroponic, specialty and organic gardening products for sale. Online shoppers can have the ability to peruse our various product departments, from nutrients to lighting to hydroponic and greenhouse equipment, providing consumers with an easy and quick method to find the exact products they need. In addition to these sections, our webstore frequently offers customers flash deals, best value recommendations and clearance sale items. Our e-commerce site has been designed to appeal to both the professional grower, as well as the home gardener/hobbyist. Each product listed on the site contains product descriptions, product reviews and a picture so the consumer can make an informed and educated purchase. Our product filters allow the consumer to search by brand, manufacturer, or by price. Consumers can shop online day and night and have their purchases shipped directly to the location of their choice, or simply elect to use our website as a resource. Google advertising, social media advertising and email list marketing, in addition to auto-ship functionality, are the primary mechanisms we employ to drive traffic to www.zenhydro.com and the other portals through which we make our products available for sale, including Amazon.com, eBay and Walmart. At present, more than 50% of our total sales occur through Amazon.com.

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Large Established Distribution Infrastructure

We have a fully developed distribution network through our two distribution centers in California. We work with a network of third-party common carrier trucking/freight companies that service our customers throughout the U.S., Canada and across the globe. We receive daily customer orders via our business-to-business e-commerce platform. Orders are then routed to the applicable distribution center and packed for shipments. The majority of our customer orders are shipped within one business day of order receipt.

Competition

The markets in which we sell our products are highly competitive and fragmented. Our key competitors include many local and national vendors of gardening supplies, local product resellers of hydroponic and other specialty growing equipment, as well as other online product resellers on large online marketplaces such as Amazon.com and eBay. Our industry is highly fragmented with more than 1,000 retail outlets throughout the U.S. We compete with companies that have greater capital resources, facilities and diversity of product lines. Our competitors could also introduce new hydroponic growing equipment, and as manufacturers are able to sell equipment directly to consumers, our distributers could cease selling products to us.

Notwithstanding the foregoing, we believe that our pricing, inventory and product availability, and overall customer service provide us with the ability to compete in this marketplace. We believe that we have the following core competitive advantages over our competitors:

•	In addition to our in-house branded products, we distribute products from hundreds of third-party brands, ensuring that whatever a customer’s particular need may be, they need look no further than iPower for their gardening needs.
•	Our knowledgeable and experienced sales team is able to provide guidance and insights, whether dealing with a seasoned commercial entity or a first-time purchaser looking to get their grow operations off the ground.
•	The convenience of our e-commerce platform allows customers to shop from the comfort of their own home and have their purchases shipped directly to them.
•	We offer top-to-bottom solutions, from custom build-outs to nutrients in order to ensure that their grow operations flourish and provide significant yields.
•	We view ourselves as an industry leader, offering products and new technologies from the largest and most trusted names in the business, as well as our own in-house branded products.

Moreover, we expect that as we continue to grow our business, we will achieve an economy of scale, and as such, will be able to make larger inventory purchases at lower volume sale prices, which will enable us to continue to maintain competitive pricing options and deliver the array of items that our customers require. Through supply chain and industry competency, support services, and our relationships with suppliers, distributors, vendors and logistics partners, we believe we can maintain and increase our growth trajectory.

Intellectual Property and Proprietary Rights

Our intellectual property primarily consists of our brands and their related trademarks, domain names, websites, customer lists and affiliations, as well as our marketing intangibles, product know-how and technology. We also hold rights to website addresses related to our business, including websites that are actively used in our daily business operations, such as www.Zenhydro.com. We own federally registered trademarks for “iPower” and “Simple Deluxe,” which correspond to our current in-house branded products.

Government Regulation

We sell products, including hydroponic gardening products, that end users may purchase for use in new and emerging industries or segments, including the growing of cannabis and hemp, that may not grow or achieve market acceptance in a manner that we can predict. The demand for these products depends on the uncertain growth of these industries or segments.

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In addition, we sell products that end users may purchase for use in industries or segments, including the growing of cannabis and hemp, that are subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions. For example, certain countries and a total of 44 U.S. states plus the District of Columbia have adopted frameworks, in varying forms, that authorize, regulate, and tax the cultivation, processing, sale, and use of cannabis for medicinal and/or non-medicinal use, as well as hemp and CBD, while the U.S. Controlled Substances Act and the laws of other U.S. states prohibit growing cannabis. In addition, with the passage of the Farm Bill in December 2018, hemp cultivation is now broadly permitted. The 2018 Farm Bill explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law. While we do not know the percentage or actual usage of our products for purposes of growing cannabis or hemp-derived products, for those users who intend to use the Company’s products to grow hemp-derived CBD medicinal products, the 2018 Farm Bill officially removed hemp from the list of controlled substances. While we note that the 2018 Farm Bill has not changed the regulatory authority of the Food and Drug Administration as concerns cannabis and cannabis-derived products, and that such products continue to remain subject to the same regulatory requirements as FDA-regulated products, we nonetheless believe the passage of the 2018 Farm Bill will allow the Company to expand its marketplace opportunities.

Our gardening products, including our hydroponic gardening products, are multi-purpose products designed and intended for growing a wide range of plants and are purchased by cultivators who may grow any variety of plants, including cannabis and hemp. Although the demand for our products may be negatively impacted depending on how laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions develop, we cannot reasonably predict the nature of such developments or the effect, if any, that such developments could have on our business. The changing laws may cause us to experience additional capital expenditures as we adapt our business to meet the requirements of the evolving legal and regulatory landscape.

As we believe certain unknown number of our end users are in the business of growing cannabis, we believe we have benefited from the nationwide efforts to legalize marijuana at the state level. To date, a total of 44 states plus the District of Columbia (“D.C.”) have legalized cannabis in one form or another, with 15 states plus D.C. have legalizing marijuana for adult use, including both medicinal and recreational, 20 states having legalized marijuana for medical purposes only, and 12 states have legalized the use of CBD oil (a concentrated form of hemp extract) only. According to the 2019 US Cannabis Cultivation Report published by New Frontier Data, United States cultivation output is expected to grow from 29.8 million pounds in 2019 to 34.4 million pounds by 2025. From 2018-2022, the estimated combined totals of cannabis product retail sales are estimated at $46.7 billion for recreational use and $37.7 billion for medical use. We intend to leverage the growth of cannabis and CBD products, in tandem with its increased legalization, to further build our brand and promote our hydroponics equipment and products within the cannabis community.

We believe that the growth in licensed cannabis cultivation facilities and the increase in organically grown produce will increase the general demand for hydroponics products. Further, we believe our dedication to providing consumers with innovative and cutting-edge products tailored to their individual needs, combined with our industry knowledge and customer service, has positioned iPower to take advantage of the domestic and international growth anticipated for hydroponic products.

Legal Proceedings

Our former placement agent, Boustead Securities LLC, has stated that it intends to bring legal action against us following our communication to Boustead to unilaterally terminate an engagement agreement under which we and Boustead had originally intended for Boustead to be engaged to act as an exclusive underwriter in our initial public offering. If we are unable to reach a settlement with Boustead, it is likely that Boustead will file a legal action against us or seek binding arbitration of the dispute. On April 30, 2021, Boustead filed a statement of claim with FINRA demanding to arbitrate the dispute, and is seeking, among other things, monetary damages against the Company and D.A. Davidson & Co.  We believe that we have meritorious defenses to any claims that Boustead may assert, and we do not believe that such claims will have a material adverse effect on our business, financial condition or operating results. We have agreed to indemnify D.A. Davidson & Co. and the other underwriters against any liability or expense they may incur or be subject to arising out of the Boustead dispute.  Additionally, Chenlong Tan, our Chairman, President and Chief Executive Officer and a beneficial owner more than 5% of our common stock, has agreed to reimburse us for any judgments, fines and amounts paid or actually incurred by us or an indemnitee in connection with such legal action or in connection with any settlement agreement entered into by us or an indemnitee up to a maximum of $3.5 million in the aggregate, with the sole source of funding of such reimbursement to come from sales of shares then owned by Mr. Tan. For further information, see “Risk Factors – We recently unilaterally terminated an engagement agreement with Boustead Securities LLC and may be subject to litigation in the event we are not able to come to agreement on the amounts Boustead deems itself to be owed under such agreement” “Certain Relationships and Related Party Transactions” and “Underwriting.”

We are not presently party to any pending or other threatened legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results, although from time to time, we may become involved in legal proceedings in the ordinary course of business.

Employees

As of April 1, 2021, we have a total of 21 full-time and six part-time employees and consultants. None or our employees are subject to collective bargaining agreements.

Principal Offices

Our principal offices are located at 2399 Bateman Avenue, Duarte, CA 91010, which we lease. This property serves as both our principal offices and our primary fulfillment center. In addition to our primary fulfillment center, we maintain a second fulfillment center located at 14750 E. Nelson Avenue, Unit #I, Industry City, CA 91744, which we have leased since September 2020.

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MANAGEMENT

Executive Officers and Directors

All of our directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our Board and serve at the discretion of the Board, subject to applicable employment agreements. The following table sets forth information relating to our executive officers and members of our Board.

Name	Age	Position
Chenlong Tan	39	Chairman, CEO, President, and Director
Kevin Vassily	54	Chief Financial Officer and Director
Bennet Tchaikovsky	52	Independent Director (commencing upon IPO’s completion)
Danilo Cacciamatta	75	Independent Director (commencing upon IPO’s completion)
Kevin Liles	52	Independent Director (commencing upon IPO’s completion)

Chenlong Tan. Mr. Tan cofounded our Company in 2018 and is the Chairman, Chief Executive Officer and President. He has held the position of Chief Executive Officer since April 2018 and assumed the positions of Chairman, President and Interim Chief Financial Officer in January 2020. Mr. Tan held the position of Interim Chief Financial Officer until January 2021. From 2010 until 2018, Mr. Tan was the cofounder, Chief Executive Officer and Chief Information Officer at our predecessor, BizRight LLC, where he built the business from the ground up to achieve $20 million in sales through data driven development. From 2002 until 2010, Mr. Tan served as a Solution Architect and Senior Software Engineer at various companies, where he took a lead role, managing consultants, business architects and project managers, in working with healthcare companies in completing scoping requirements, solution gathering and project management, among other things. Mr. Tan received his B. Sc. at the University of Auckland in New Zealand, where he graduated with honors.

Kevin Vassily. Mr. Vassily was appointed as our Chief Financial Officer in January 2021. Mr. Vassily was also appointed as a member of our board of directors in March 2021. Prior to joining iPower, from 2019 to January 2021, Mr. Vassily served as Vice President of Market Development for Facteus, a financial analytics company focused on the Asset Management industry. From March 2019 through 2020, he served as an advisor at Woodseer, a financial technology firm providing global dividend forecasts. From 2018 through its acquisition in 2020, Mr. Vassily served as an advisor at Go Capture, where he was responsible for providing strategic, business development, and product development advisory services for the company’s emerging “Data as a Service” platform. Since November 2019, Mr. Vassily has served as a director of Zhongchao Inc., a provider of healthcare information, education and training services to healthcare professionals and the public in China. Since July 2018, Mr. Vassily has also served as an advisor at Prometheus Fund, a Shanghai- based merchant bank/PE firm focused on the “green” economy. And from 2015 through 2018, Mr. Vassily served as an associate director of research at Keybanc Capital Markets, and helped to co-manage the Technology Research vertical. From 2010 to 2014, he served as the director of research at Pacific Epoch, where he was responsible for a complete overhaul of product and a complete business model restart post acquisition, re focusing the firm around a “data-first” research offering. From 2007 to 2010, he served as the Asia Technology business development representative and as a senior analyst at Pacific Crest Securities, responsible for establishing the firm’s presence and relevance covering Asia Technology. From 2003 to 2006, he served as senior research analyst in the semiconductor technology group at Susquehanna International Group, responsible for research in semiconductor and related technologies. From 2001 to 2003, Mr. Vassily served as the vice president and senior research analyst for semiconductor capital equipment at Thomas Weisel Partners, responsible for publishing research and maintaining financial models on each of the companies under coverage. Mr. Vassily began his career on Wall Street in 1998, as a research associate covering the semiconductor industry at Lehman Brothers. He holds a B.A. in liberal arts from Denison University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Bennet Tchaikovsky. Mr. Tchaikovsky has been appointed to serve as a member of our board of directors, and will serve as chair of the audit committee, with such service to commence upon completion of our initial public offering. Since January 2020, Mr. Tchaikovsky has been a member of the board of directors for Oriental Culture Holding Group, Ltd. (NASDAQ: OCG) where he serves as a member of the audit committee, Chairperson of the compensation committee and a member of the corporate governance and nominating committee. Since August 2014, Mr. Tchaikovsky has been a full-time professor at Irvine Valley College and a part-time accounting instructor at Long Beach City College since September 2020. From August 2018 to May 2019, Mr. Tchaikovsky was a part-time instructor at Chapman University. From November 2013 to August 2019, Mr. Tchaikovsky served as a board member and chairman of the audit committee of Ener-Core, Inc. (OTCMKTS: ENCR). From August 2013 to May 2014, Mr. Tchaikovsky was a part-time faculty member of Irvine Valley College and a part-time faculty member of Pasadena City College. Mr. Tchaikovsky has served as a director on the board of directors of China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) from August 2011 to January 2013 and as its chief financial officer from September 2009 to July 2011. From April 2010 to August 2013, Mr. Tchaikovsky has served as chief financial officer of VLOV, Inc. From May 2008 to April 2010, Mr. Tchaikovsky has served as chief financial officer of Skystar Bio-Pharmaceutical Company. From March 2008 to November 2009, Mr. Tchaikovsky served as a director on the board of directors of Ever-Glory International Group (NASDAQ: EVK), where he served as chairman of the audit committee and was a member of the compensation committee. From December 2008 through November 2009, Mr. Tchaikovsky served as a director of Sino Clean Energy, Inc. Mr. Tchaikovsky received his Juris Doctorate degree from Southwestern Law School in December 1996 and his Bachelor of Arts degree in Business Economics from University of California at Santa Barbara in August 1991. Mr. Tchaikovsky is a licensed Certified Public Accountant in California and is an active member of the California State Bar. We believe that Mr. Tchaikovsky’s extensive experience in accounting and business will benefit the Company’s business and operations and make him a valuable member of the board of directors and its committees.

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Danilo Cacciamatta. Mr. Cacciamatta has been appointed to serve as a member of our board of directors, and will serve as chair of the compensation committee, with such service to commence upon completion of our initial public offering. Mr. Cacciamatta serves on the boards of West Texas Resources, Inc. (OTC Pink: WTXR), a position he has held since June 2020, and California First National Bancorp (OTC: CFNB), a position he has held since 2001 and for which he serves as audit committee chair. From 1989 until 2010, Mr. Cacciamatta was the CEO of Cacciamatta Accountancy Corporation, a PCAOB registered independent public accounting firm. From 1972 until 1988, Mr. Cacciamatta was with KPMG Peat Marwick where he was elected audit partner in 1980. Mr. Cacciamatta received a B.A. in economics from Pomona College and an M.B.A. from University of California Riverside. We believe Mr. Cacciamatta’s extensive experience as an auditor of public companies will make him a valuable member of our board of directors and its committees.

Kevin Liles.  Mr. Liles has been appointed to serve as a member of our board of directors, and will serve as chair of the nominating and corporate governance committee, with such service to commence upon completion of our initial public offering. Since 2012, Mr. Liles has been co-founder of 300 Entertainment, a music company whose roster includes acts across multiple genres including hip-hop, rock, pop, electronic, and alternative. From 2009 until present, Mr. Liles is a founder of KWL Enterprise, a niche brand management solutions company. From 2004 until 2009, Mr. Liles was an executive vice president of Warner Music, where he oversaw global strategy and was pivotal in building the artist services division into what is now a $200 million business. From 1998 until 2004, Mr. Liles was president of Def Jam Recordings and executive vice president of The Island Def Jam Music Group, where he amplified the brand’s influence through introducing Def College Jam, opening five international offices, launching successful video game franchises, and doubling revenue to $400 million. Mr. Liles has long been focused on philanthropic work, with a focus on global education and entrepreneurship, culminating in his receipt of the 2010 Medaille de la Ville de Paris award for his contribution to Parisian culture. Mr. Liles holds an honorary Doctor of Law degree from Morgan State University, where he studied engineering and electrical engineering as an undergraduate. We believe Mr. Liles’ extensive entrepreneurial and business experience, as well as his extensive knowledge in the area of social media, will assist us in our growth plans going forward.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees will operate under a charter that has been approved by our board of directors, as set forth below, with each of these committees to be fully in place upon completion of this initial public offering.

Audit Committee. Our Audit Committee will consist of three independent directors. The members of the Audit Committee will be Messrs. Tchaikovsky, Cacciamatta, and Liles. The Audit Committee will consist exclusively of directors who are financially literate and Mr. Tchaikovsky will serve as chair of the Audit Committee. As a licensed certified public accountant, Mr. Tchaikovsky is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The audit committee responsibilities include:

•	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

•	engaging, retaining and terminating our independent auditor and determining the terms thereof;

•	assessing the qualifications, performance and independence of the independent auditor;

•	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

•	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•	producing a committee report for inclusion in applicable SEC filings;

•	reviewing the adequacy and effectiveness of internal controls and procedures;

•	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

•	reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee. Our Compensation Committee will consist of three independent directors. The members of the Compensation Committee will be Messrs. Cacciamatta, Tchaikovsky, and Liles. Mr. Cacciamatta will serve as the chair of the Compensation Committee. The committee has primary responsibility for:

•	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

•	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

•	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

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•	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

•	reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The Nominating and Governance Committee will consist of three independent directors. The members of the Nominating and Governance Committee will be Messrs. Liles, Cacciamatta, and Tchaikovsky. Mr. Liles will serve as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include:

•	recommending persons for election as directors by the stockholders;

•	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

•	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

•	reviewing any stockholder proposals and nominations for directors;

•	advising the board of directors on the appropriate structure and operations of the board and its committees;

•	reviewing and recommending standing board committee assignments;

•	developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

•	making recommendations to the board as to determinations of director independence; and

•	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Code of Business Conduct and Ethics

The Company has adopted a formal Code of Business Conduct and Ethics that is applicable to every officer, director, employee and consultant (the “Employees”) of the Company and its affiliates. The Code reaffirms the high standards of business conduct required of all of the Company’s Employees.

Insider Trading Policy

The Company has adopted an insider trading policy to help the Company’s Employees comply with federal and state securities laws, prevent insider trading and govern the terms and conditions at which the Employees can trade in the Company’s securities.

Limitation of Directors Liability and Indemnification

The Nevada Revised Statutes (“NRS”) authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties.

iPower does not have stand-alone director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act, although we intend to acquire such insurance prior to completion of our initial public offering. Nevada law and our bylaws provide that we will indemnify our directors and officers who, by reason of the fact that he or she is an officer or director, is involved in a legal proceeding of any nature.

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There is no pending litigation or proceeding against any of our directors, officers, employees, or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Indemnification Agreements

To date, we have no specific indemnification agreements with our directors or executive officers. However, our officers and directors are entitled to indemnification through our bylaws and to the extent allowed pursuant to the Nevada Revised Statutes and federal securities law.

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EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table presents information regarding the total compensation earned by our executive officers who were serving as executive officers as of June 30, 2020 for services rendered in all capacities to us for the fiscal years ended June 30, 2020 and 2019.

Name and Principal Position	Year	Salary ($USD)	Bonus ($USD)	Stock Based Awards ($USD)	Others ($USD)		Total ($USD)
Chenlong Tan	2020	85,615	–	–	27,785	(1)	113,400
Chairman, CEO, President	2019	10,500	–	–	27,286	(1)	37,786

Allan Huang	2020	50,615	–	–	35,000	(2)	85,615
Former Director, Former CEO and President	2019	15,500	–	–			15,500

_________________________

____________________

(1) Consists of the costs of leasing a car.

(2) Includes consulting fees paid starting in February of 2020.

Employment Agreement with Chenlong Tan

On July 1, 2020 we entered into an employment agreement with our Chief Executive Officer, Chenlong Tan. Under Mr. Tan’s employment agreement, Mr. Tan receives base compensation of $20,000 per month, is entitled to performance cash bonus compensation based on achievement of certain pre-determined goals, and from time to time may be granted restricted common shares and/or options to purchase shares of the Company’s Common Stock, subject to Board or Compensation Committee approval. In addition, during the term of Mr. Tan’s employment agreement, we are also leasing a motor vehicle for Mr. Tan’s daily use. Mr. Tan is not entitled to any severance rights under his employment agreement. Mr. Tan’s employment agreement has a term of five years, is thereafter renewable on an annual basis, and may be terminated upon 30 days’ notice upon the mutual agreement of Mr. Tan and the Company.

Consulting Agreement with Allan Huang

Effective February 1, 2020, Allan Huang stepped down as our Chief Executive Officer and entered into a consulting agreement with us, pursuant to which he provides management and consulting services. Mr. Huang receives $7,000 per month in consulting fees and is entitled to receive reimbursement for fees associated directly with his services. The consulting agreement may be terminated by us or Mr. Huang upon 30 days’ notice.

Outstanding Equity Awards

We do not have any outstanding equity awards.

Director Compensation

Our independent directors, all of whom will commence service upon the completion of this offering, will each receive (i) $25,000 annual cash compensation, payable in equal quarterly installments, and (ii) $30,000 in restricted stock units (“RSUs”), which will be issued pursuant to our 2020 Equity Incentive Plan upon completion of this offering and will vest quarterly commencing 90 days after the completion of our initial public offering. In addition, the chairman of our audit committee will receive an additional $5,000 annual retainer for his additional responsibilities, which retainer will be payable in equal quarterly installments. Directors will also be reimbursed for reasonable expenses incurred in connection with the performance of their duties. No compensation has been awarded to any directors who were not executive officers for the fiscal years ended June 30, 2020 and 2019.

Equity Incentive Plan

On October 15, 2020, the Company’s Board adopted, and its stockholders approved and ratified, the iPower Inc. 2020 Equity Incentive Plan (the “Plan”). The Plan allows for the issuance of up to 5,000,000 shares of Common Stock, whether in the form of options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock or cash awards. The general purpose of the Plan is to provide an incentive to the Company’s directors, officers, employees, consultants and advisors by enabling them to share in the future growth of the Company’s business. The Board believes that granting of equity-based compensation serves to promote continuity of management and provide for a shared interest in the welfare, growth and development of the Company. The Company believes that the Plan will serve to advance the Company’s interests by enhancing its ability to (i) attract and retain employees, consultants, directors and advisors who are able to contribute to the Company’s ongoing success and development, (ii) reward those employees, consultants, directors and advisors for their contributions to the Company, and (iii) encourage employees, consultants, directors and advisors to participate in the Company’s long-term growth and success.

As the Plan was not adopted until October 15, 2020, the Company had not awarded any equity interests under the plan for the year ended June 30, 2020. Following completion of this offering, pursuant to their letter agreements, the Company will award a total of $90,000 in RSUs under the Plan to our independent directors and approximately 7,813 RSUs to our Chief Financial Officer, all of which will be subject to certain vesting conditions.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned as of April 26, 2021 by:

•	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;
•	each of our executive officers;
•	each of our directors; and
•	all of our directors and current executives as a group.

Beneficial ownership is determined based on the rules and regulations of the SEC. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. Applicable percentage ownership in the following table is based on the total of 21,604,496 shares of Common Stock outstanding as of April 26, 2021, and 34,500 shares of Series A redeemable convertible preferred stock outstanding as of April 26, 2021. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options or warrants held by that person and exercisable as of, or within sixty (60) days of, the date of this prospectus. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o iPower Inc., 2399 Bateman Avenue, Duarte, CA 91010.

Name of Beneficial Owner	No. of Shares Common Stock Beneficially Owned	Total Percentage of Common Stock Beneficially Owned Before Offering	Total Percentage of Common Stock Owned After Offering
Chenlong Tan (1)	8,023,334	37.14%	30.07%
Kevin Vassily (2)	–	–	Less than 0.1%
Bennet Tchaikovsky (3)	–	–	Less than 0.1%
Danilo Cacciamatta (3)	–	–	Less than 0.1%
Kevin Liles (3)	–	–	Less than 0.1%
All Officers and Directors (5 Persons)	8,023,334	37.14%	30.10%

Beneficial Owners of more than 5%
Allan Huang (4)	8,023,334	37.14%	30.07%
Shanshan Huang (5)	1,200,000	5.55%	4.50%
Yutong Yuan (6)	1,100,000	5.09%	4.12%

(1)	Chenlong Tan is our co-Founder, Chairman, Chief Executive Officer and President. On April 14, 2021, Mr. Tan converted 7,000,000 shares of Class B Common Stock into 700,000 shares of Class A Common Stock.
(2)	Kevin Vassily is our Chief Financial Officer. His shareholdings do not include 7,813 RSUs that will be issuable under our 2020 Equity Incentive Plan upon completion of this offering and subject to certain vesting conditions.
(3)	Does not include (i) 7,000 shares of Series A Convertible Preferred Stock, which share will automatically convert into 20,000 shares of Common Stock upon completion of this Offering; and (ii) $30,000 in RSUs issuable under the Company’s 2020 Equity Incentive Plan following completion of this offering and subject to certain vesting conditions.
(4)	Allan Huang is our co-Founder and a consultant and was previously our Chief Executive Officer, President and a director. On April 14, 2021, Mr. Huang converted 7,000,000 shares of Class B Common Stock into 700,000 shares of Class A Common Stock.
(5)	Shanshan Huang is a long-time employee and founding shareholder of the Company.
(6)	Yutong Yuan is a long-time employee and founding shareholder of the Company.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless described below, during the last two fiscal years, there are no transactions or series of similar transactions to which we were a party or will be a party, in which:

•	the amounts involved exceed or will exceed $120,000; and
•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing had, or will have, a direct or indirect material interest.

On December 1, 2018, the Company acquired certain assets and assumed certain liabilities from BizRight, LLC, an entity owned and managed by the founders and officers of the Company. The net assets received were recorded at their historical carrying amounts and the purchase price of $2,611,594 was recorded as payable due to BizRight. Under the terms of the purchase agreement between the Company and BizRight, the Purchase Price shall be paid based on the Company’s cash flow availability and bears an interest rate of 8% per annum on the outstanding amount. As of June 30, 2020 and 2019, respectively the outstanding amount due to BizRight, LLC was $133,793 and $2,769,308, respectively. Please see Note 3 to the consolidated and combined financial statements for detail.

Effective on March 1, 2020, as amended and restated pursuant to an agreement dated October 26, 2020, the Company entered into an agreement with E Marketing Solution Inc. (“E Marketing”), an entity incorporated in California and owned by Shanshan Huang, one of the shareholders of the Company. Pursuant to the terms of the agreement, the Company will provide technical support, management services and other services on an exclusive basis in relation to E Marketing’s business during the term of the agreement. The Company agrees to fund E Marketing for operational cash flow needs and bear the risk of E Marketing’s losses from operations and E Marketing agrees that iPower has rights to E Marketing’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of E Marketing or its assets subject to assumption of all of its liabilities. As of December 31, 2020, the Company had paid $60,270 to fund all of E Marketing’s operations under this agreement.

On September 4, 2020, the Company entered into an agreement with Global Product Marketing Inc. (“GPM”), an entity incorporated in the State of Nevada. GPM is owned by Chenlong Tan, the co-founder, Chairman, CEO and President of the Company and one of the Company’s majority shareholders. Pursuant to the terms of the agreement, the Company will provide technical support, management services and other services on an exclusive basis in relation to GPM’s business during the term of the Agreement. The Company agrees to fund GPM for operational cash flow needs and bear the risk of GPM’s losses from operations and GPM agrees that the Company has rights to GPM’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of GPM or its assets subject to assumption of all of its liabilities. As of December 31, 2020, the Company had paid $30,875 for GPM’s operating expenses.

We intend to acquire E Marketing and GPM into iPower promptly following completion of this offering, following which they will become wholly-owned subsidiaries of iPower.

Each of Messrs. Huang and Tan has agreed that promptly following completion of this offering, and in no later than two (2) business days thereafter, they will convey for nominal consideration100% of the equity of each of E Marketing and GPM to the Company.

Prior to April 14, 2021, we had two classes of authorized common stock, Class A Common Stock and Class B Common Stock that entitled the holders to 10 votes per share. On April 14, 2021, Messrs. Huang and Tan, our two founders, converted all of their 14,000,000 shares of Class B Common Stock into 1,400,000 additional shares of Class A Common Stock, bringing their total ownership to an aggregate of 16,046,668 shares of Class A Common Stock or 74.3% of the 21,604,496 shares of Class A Common Stock outstanding as of the date of this prospectus. On April 14, 2021, we amended and restated our articles of incorporation to permit the immediate conversion of the Class B Common Stock and to eliminate any future issuances of Class B Common Stock, and on April 23, 2021, we further amended and restated our articles of incorporation to eliminate all references to the Class A and Class B Common Stock and authorized for issuance 180,000,000 shares which are solely designated as Common Stock.

On April 27, 2021, Mr. Chenlong Tan, our Chairman, President and Chief Executive Officer and a beneficial owner more than 5% of our common stock, has agreed to reimburse us for any judgments, fines and amounts paid or actually incurred by us or an indemnitee in connection with such legal action or in connection with any settlement agreement entered into by us or an indemnitee up to a maximum of $3.5 million in the aggregate, with the sole source of funding of such reimbursement to come from sales of shares then owned by Mr. Tan, against any damages that the Company may owe Boustead or the underwriters, should Boustead be successful in any action against the Company related to this initial public offering.

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DESCRIPTION OF CAPITAL STOCK

Our current Certificate of Incorporation authorizes us to issue:

•	180,000,000 shares of Common Stock; and
•	20,000,000 shares of Preferred Stock

As of April 23, 2021, there were: (i) 21,604,496 shares of Common Stock issued and outstanding, and (ii) 34,500 shares of Series A Convertible Preferred Stock issued and outstanding.

On April 14, 2021, Messrs. Allan Huang and Chenlong Tan, our two founders, converted all of their 14,000,000 shares of Class B Common Stock into 1,400,000 shares of Common Stock, bringing their total ownership to an aggregate of 16,046,668 shares of Common Stock or 74.3% of the 21,604,496 shares of Common Stock outstanding as of the date of this prospectus. We also amended and restated our articles of incorporation to eliminate any future issuances of Class B Common Stock.

On April 23, 2021, we further amended and restated our articles of incorporation to eliminate all references to Class A and Class B Common Stock and authorized for issuance 180,000,000 shares which are solely designated as Common Stock.

The following statements are summaries only of the material provisions of our authorized capital stock and are qualified in their entirety by reference to our Certificate of Incorporation and Bylaws, which are filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

Dividends. Subject to the express terms of any outstanding Preferred Stock, dividends may be paid in cash or otherwise with respect to the holders of our Common Stock out of the assets of the Company legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors may determine.

Voting Rights. Holders of Common Stock are entitled to one (1) vote per share in voting or consenting to the election of directors and for all other corporate purposes for which they are entitled to vote.

Liquidation Rights. Subject to the express terms of any outstanding Preferred Stock, in the event of a Liquidation of the Corporation, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

Preferred Stock

Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms, the Board is expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Nevada, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

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Private Placement of Series A Convertible Preferred Stock

On December 30, 2020, the Company sold in a private placement to approximately three accredited investors under Rule 506(b) promulgated under the Securities Act of 1933, as amended, an aggregate of 34,500 shares of the Company’s Series A convertible preferred stock (the “Series A Preferred Stock”) and received gross proceeds of $345,000. Boustead Securities, LLC acted as placement agent in such private placement and received commissions of $24,150 or 7% of the gross proceeds received, a non-accountable expense allowance of 1% of such gross proceeds and warrants to purchase 2,415 shares of Series A Preferred Stock at an exercise price equal to $10 per share, the offering price of the Series A Preferred Stock.

Terms of the Series A Convertible Preferred Stock

Pursuant to the certificate of designations of its rights, privileges and limitations, the Series A Preferred Stock:

•	shall pay a dividend of nine percent (9%) per annum (the “Dividend”), which Dividend shall be cumulative and payable in cash only in the event of Redemption of the Series A Preferred Stock. In the event that the Series A Preferred Stock shall be converted into shares of Common Stock, no Dividend shall accrue or be payable;
•	shall have one vote per share; however, shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock, in which event the Series A Preferred Stock may vote as a separate class with respect to such amendment;
•	on a sale or liquidation of the Company the Series A Preferred Stock has a $10.00 per share preference over the Company Common Stock;
•	by its terms, upon consummation of this offering, all of the issued and outstanding shares of Series A Preferred Stock will automatically convert into shares of the Common Stock (the “Conversion Shares”) at a conversion price equal to 70% of the initial price per share of the Common Stock being offering pursuant to this prospectus (the “Conversion Price”);
•	if the IPO shall not have been completed by December 31, 2021, the Company shall redeem and repurchase for cash all of the outstanding shares of Series A Preferred Stock for a purchase price equal to (a) the product of multiplying the $10.00 Stated Value of each outstanding share of Series A Preferred Stock by the total number of outstanding shares of Series A Preferred Stock, plus (b) all accrued and unpaid Dividends owed thereon.

Private Placement of Convertible Notes and Warrants

On January 27, 2021, the Company completed a private placement offering pursuant to which we sold to two accredited investors an aggregate of $3,000,000 of our 6% convertible notes due six months from the date of issuance, subject to extension as provided below (the “Convertible Notes”) and warrants pursuant to an exemption from registration under Rule 506(b) of Regulation D of the Securities Act. Boustead Securities, LLC acted as placement agent in the Convertible Note and Warrant offering and received commissions and non-accountable reimbursements of 8% of the gross proceeds received, of which one-half of such fees and expenses are payable upon the conversion of the Convertible Notes. In connection with the convertible note offering, we issued placement agent warrants to purchase 7.0% of the shares of Common Stock underlying the Convertible Notes exercisable at the conversion price of the Convertible Note (the “Conversion Price”), of which Boustead Securities, LLC received 80% of the placement agent warrants.

Upon completion of this Offering, assuming we sell not less than $15,000,000 of our Common Stock, the Convertible Notes will automatically convert into shares of Common Stock at a conversion price equal to the lesser of (a) $3.5 per share, representing a 30% discount to the public offering price per share of the Common Stock in this Offering, or (b) $6.31 per share, representing a 30% discount to the price per share equal to dividing $200 million by the total number of (x) the 21,604,496 shares of Common Stock immediately prior to the IPO, (y) the shares of Common Stock issuable upon conversion of the 34,500 shares of Series A Preferred Stock, and (z) the shares of Common Stock issuable upon conversion of all outstanding Convertible Notes (a “Mandatory Conversion”). Boustead Securities LLC acted as placement agent in both the December 30, 2020 and the January 27, 2021 private placements.

In the event the Company does not receive a minimum of $15,000,000 of gross proceeds in the Offering or otherwise close on the Offering, the Convertible Notes will bear interest at a rate of 6% per annum which shall accrue from January 27, 2021 and be repayable in six equal monthly installments between July 27, 2021 and January 27, 2022. Alternatively, the Convertible Notes may be converted at the conversion price into Common Stock at the option of the holder prior to the maturity date. If the notes are converted, either on a Mandatory Conversion basis or at the option of the holder, any interest accrued on the Convertible Note shall be waived.

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In addition to the Convertible Notes, the purchasers of the Convertible Notes received three-year warrants entitling the holders to purchase 685,714 shares of Common Stock which equals 80% of the number of shares of Common Stock issuable upon conversion of the Convertible Notes. In the event the Convertible Notes are repaid in cash by the Company, the warrants will expire and have no further value.

This description of Convertible Notes and Warrants is intended to be a useful overview of the material provisions of the Convertible Notes and Warrants. However, you should read the Form of Convertible Note and Warrant for a complete description of the obligations of the Company.

In connection with this Offering, each purchaser of Convertible Notes and Warrants has agreed to the following lock-up agreement with respect to the underlying Common Stock:

i.       From and after the date of closing and until the 180th day after the date the Company’s Common Stock is first listed for trading on a national securities exchange (such first trading day, the “Lock-Up Trigger Date”), the Investor agrees not to sell, transfer or otherwise dispose of the Securities.

ii.      Following the 181st day after the Lock-Up Trigger Date until the 365th day, the Investor is entitled to sell, transfer or otherwise dispose of all the Securities purchased pursuant to this Agreement, subject to a maximum sale on any trading day of 8% of the daily volume of the Common Stock. After the 365th day after the Lock-Up Trigger Date, the Investor will be entitled to sell the remaining Securities purchased hereunder without restriction.

iii.     Notwithstanding the above, commencing 90 days after the Lock-Up Trigger Date, if the Company’s Common Stock per share price is over 150% of the IPO Price for five consecutive trading days, until such time as the price drops below such level, the holders may sell one-third of their Securities subject to a maximum sale on any trading day of 15% of the daily volume; and if the Company’s Common Stock per share price is over 175% of the IPO Price for five consecutive trading days, until such time as the price drops below such level, the holders may sell an additional one-third of their Securities subject to a maximum sale on any trading day of 15% of the daily volume; and if the Company Common Stock per share price is over 200% of the IPO Price for five consecutive trading days, until such time as the price drops below such level, the holders may sell an additional one-third constituting a maximum total of all of their Securities subject to a maximum sale on any trading day of 15% of the daily volume. Provided that the provisions of Rule 144 so permit, the Company shall deliver to the Investor an opinion of counsel (which opinion the Company will be responsible for obtaining at its own cost) to cover all of the converted shares and that such shares may be resold pursuant to Rule 144 free of restrictive legends but subject to the above-mentioned daily volume sale restrictions.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for our Common Stock. We are in the process of applying to list our Common Stock on the Nasdaq Capital Market under the symbol IPW. Future sales of substantial amounts of shares of our Common Stock in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Common Stock to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding a total of 26,679,277 shares of Common Stock, which represents 100% of our outstanding common stock, assuming no exercise of the underwriters’ over-allotment option, on a fully diluted basis.

All of the shares of Common Stock sold in this offering will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act. All of our Common Stock outstanding prior to this offering, as well as all shares of Common Stock issuable upon conversion or exercise of the outstanding convertible notes, Series A preferred stock following completion of this offering, for a total of 23,319,277 shares, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act, which rules are summarized below. These shares will be eligible for resale as follows:

Date	Number of Shares Eligible for Future Sale	Comment
Date of this prospectus	--	Freely tradable shares
After the date of this prospectus and before the 181st day after the date of this prospectus	657,828	These shares may be sold under Rule 144 or Rule 701
181 days after the date of this prospectus	21,508,835	These shares may be sold under Rule 144 or Rule 701 upon expiration of the lock-up agreements
At various times thereafter	1,152,614*	These shares may be sold under Rule 144 or Rule 701

_______________

* Of this amount, (i) following the completion of this offering, warrants to purchase 752,614 shares of our common stock will be outstanding, which if exercised would be saleable upon the expiration of the lock-up period and holding periods under Rule 144 and (ii) 400,000 shares of our common stock are subject to a separate lock-up and indemnification agreement.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of common stock then outstanding, in the form of Common Stock or otherwise, which will equal approximately 266,793 shares immediately after this offering; or

•	the average weekly trading volume of our Common Stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until 90 days after the date of this prospectus before selling any such shares.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	certain former citizens or long-term residents of the United States;
•	partnerships or other pass-through entities (and those investors therein);
•	“controlled foreign corporations;”
•	“passive foreign investment companies:”
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;
•	tax-exempt organizations and governmental organizations;
•	tax-qualified retirement plans;
•	persons subject to alternative minimum tax;
•	persons that own, or have owned, actually or constructively, more than 5% of our common stock;
•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;
•	persons who have elected to mark securities to market;
•	persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the underlying interests of which are held by qualified foreign pension funds; and
•	persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

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Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or, (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described under the section titled “Dividend Policy,” we have not paid and do not anticipate paying dividends. However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “Gain on Disposition of Our Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

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Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or
•	our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding common stock, directly or indirectly, during the applicable testing period, gain described in the third bullet point above will generally be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. If we are a USRPHC and our common stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

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Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. Under applicable Treasury Regulations and administrative guidance, withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, but under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

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UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom D.A. Davidson & Co. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below.

Underwriter	Number of Shares Common Stock
D.A. Davidson & Co.	1,848,000
Roth Capital Partners, LLC	1,176,000
US Tiger Securities, Inc.	336,000
Total	3,360,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of Common Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Common Stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of Common Stock, the offering price, and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus supplement, to purchase up to an additional 504,000 shares of Common Stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock as the number listed next to each underwriter’s name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from us.

	Per Share of Common Stock	Total Without Exercise of Underwriters’ Option	Total With Full Exercise of Underwriters’ Option
Public offering price	$5.00	$16,800,000	$19,320,000
Underwriting discounts and commission	$0.35	$1,176,000	$1,352,400

Proceeds, before expenses, to us	$4.65	$15,624,000	$17,967,600

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $1.64 million. This includes our agreement to reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, all marketing, syndication and travel expenses and legal fees as if the offering is consummated.

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We have agreed that, subject to certain exceptions, without the prior written consent of D.A. Davidson & Co., on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; (iii) file any registration statement with the SEC relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (iv) publicly disclose the intention to do any of the foregoing.

Our directors and executive officers have agreed that, subject to specified exceptions, without the prior written consent of D.A. Davidson & Co., on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock; (ii) enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise; (iii) make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for Common Stock; or (iv) publicly disclose the intention to do or cause any of the foregoing.

In order to facilitate the offering of the shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Common Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the shares of Common Stock. These activities may raise or maintain the market price of the shares of Common Stock above independent market levels or prevent or retard a decline in the market price of the shares of Common Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, on April 27, 2021, we entered into an indemnification agreement with the underwriters pursuant to which we agreed to indemnify the underwriters in the event Boustead Securities LLC, our prior placement agent and financial advisor, brings an action against any of the Underwriters in relation to this initial public offering.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Common Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to the underwriters that may make Internet distributions on the same basis as other allocations.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Notice to Non-U.S. Investors

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that offers of the shares may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Regulation:

A.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

C.	in any circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the issuer or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

69

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Israel

In the State of Israel, this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 –1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

70

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

71

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for shares of our common stock and preferred stock is VStock Transfer, LLC, Woodmere, New York. Our Transfer Agent and Registrar’s telephone number is (212) 828-8436.

LEGAL MATTERS

Michelman & Robinson, LLP, Los Angeles, CA and New York, NY has acted as our counsel in connection with the preparation of this prospectus. Orrick, Herrington & Sutcliffe LLP, San Francisco, CA has acted as counsel for the underwriters.

EXPERTS

The consolidated and combined financial statements of iPower Inc. appearing in this prospectus and related registration statement as of and for the years ending June 30, 2020 and June 30, 2019 have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon and are included in reliance upon such report given on the authority of UHY LLP as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of this registration statement at the SEC’s website at http://www.sec.gov. We also maintain a website at www.meetiPower.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website in this prospectus solely as an inactive textual reference, and you should not consider the contents of our website in making an investment decision with respect to our common stock. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

72

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Financial Statements as of and for the Six Months Ended December 31, 2020
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2020 and June 30, 2020	F-2
Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended December 31, 2020 and 2019	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Six Months Ended December 31, 2020 and 2019	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2020 and 2019	F-5
Notes to Unaudited Condensed Consolidated Financial Statements as of December 31, 2020 and June 30, 2020 and for the Six Months Ended December 31, 2020 and 2019	F-6

Financial Statements as of and for the Fiscal Years Ended June 30, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-20
Audited Consolidated and Combined Balance Sheets as of June 30, 2020 and 2019	F-21
Audited Consolidated and Combined Statements of Operations for the Years Ended June 30, 2020 and 2019	F-22
Audited Consolidated and Combined Statements of Changes in Stockholders’ Equity for the Years Ended June 30, 2020 and 2019	F-23
Audited Consolidated and Combined Statements of Cash Flows for the Years Ended June 30, 2020 and 2019	F-24
Notes to Consolidated and Combined Financial Statements for the Years Ended June 30, 2020 and 2019	F-25

F-1

iPower Inc.

Unaudited Condensed Consolidated Balance Sheets

As of December 31, 2020 and June 30, 2020

	December 31,	June 30,
	2020	2020

ASSETS
Current assets
Cash and cash equivalent	$544,073	$977,635
Accounts receivable	6,483,238	6,067,199
Inventories, net	8,747,109	5,743,181
Prepayments and other current assets	2,139,037	616,231
Total current assets	17,913,457	13,404,246

Right of use - non current	2,152,427	262,875
Property and equipment, net	57,134	6,252
Other non current assets	96,930	–

Total assets	$20,219,948	$13,673,373

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	5,683,522	4,220,347
Credit cards payable	844,090	892,792
Customer deposit	674,643	741,301
Due to related parties	170,917	133,793
Other payables and accrued liabilities	2,265,882	1,940,858
Short-term loans payable	2,022,811	1,329,680
Lease liability – current	635,946	262,875
Long-term loan payable - current portion	21,933	–
Income taxes payable	1,243,054	721,211
Preferred stock warrant liabilities	8,047	–
Redeemable preferred stock, $0.001 par value; 20,000,000 shares authorized; 34,500 and 0 shares issued and outstanding at December 31, 2020 and June 30, 2020	345,000	–
Total current liabilities	13,915,845	10,242,857

Non current liabilities
Long-term loan payable	478,067	500,000
Lease liability - non current	1,544,048	–
Total non current liabilities	2,022,115	500,000

Total liabilities	15,937,960	10,742,857

Commitments and contingency	–	–

Stockholders' Equity
Class A Common Stock, $0.001 par value; 166,000,000 shares authorized; 20,204,496 and 20,204,496 shares issued and outstanding at December 31, 2020 and June 30, 2020 *	20,204	20,204
Class B Common Stock, $0.001 par value; 14,000,000 shares authorized; 14,000,000 shares issued and outstanding at December 31, 2020 and June 30, 2020 *	14,000	14,000
Subscription receivable	–	(14,000)
Additional paid in capital	389,490	389,490
Retained earnings	3,858,294	2,520,822

Total equity	4,281,988	2,930,516

Total liabilities and equity	$20,219,948	$13,673,373

*On November 16, 2020, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Class A Common Stock of the Company. Except shares authorized, all references to number of shares, and to per share information in the consolidated and combined financial statements have been retroactively adjusted.

*On October 20, 2020, the Company issued to its Founders 14,000,000 shares of the Company’s Class B Common Stock. The issuance was considered as a nominal issuance, in substance a recapitalization transaction, which was recorded and presented retroactively as outstanding for all reporting periods.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

iPower Inc.

Unaudited Condensed Consolidated Statements of Operations

For the Six Months Ended December 31, 2020 and 2019

	For the Six Months Ended December 31,
	2020	2019
	(Unaudited)	(Unaudited)
REVENUES	$26,214,252	$15,506,231

TOTAL REVENUES	26,214,252	15,506,231

COST OF REVENUES	15,703,873	10,098,357

GROSS PROFIT	10,510,379	5,407,874

OPERATING EXPENSES:
Selling	4,894,636	2,667,694
General and administrative	3,686,264	1,935,975
Total operating expenses	8,580,900	4,603,669

INCOME FROM OPERATIONS	1,929,479	804,205

OTHER INCOME (EXPENSE)
Interest income (expenses)	(49,538)	(17,297)
Other financing expenses	(37,447)	–
Other non-operating income (expense)	17,852	15,267
Total other income (expense), net	(69,133)	(2,030)

INCOME BEFORE INCOME TAXES	1,860,346	802,175

PROVISION FOR INCOME TAXES	522,874	224,953

NET INCOME	$1,337,472	$577,222

WEIGHTED AVERAGE NUMBER OF Class A Common Stock*
Basic and diluted	20,204,496	20,000,000

EARNINGS PER SHARE *
Basic and diluted	$0.066	$0.029

*On November 16, 2020, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Class A Common Stock of the Company. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

*On October 20, 2020, the Company issued to its Founders 14,000,000 shares of the Company’s Class B Common Stock. The issuance was considered as a nominal issuance, in substance a recapitalization transaction, which was recorded and presented retroactively as outstanding for all reporting periods. The computation of basic and diluted EPS did not include the Class B Common Stock as the holders of Class B Common Stock have no dividend or liquidation right until such time as their shares of Class B Common Stock have been converted into Class A Common Stock.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

iPower Inc.

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the Six Months Ended December 31, 2020 and 2019

	Class A Common Stock*		Class B Common Stock*		Subscription	Additional Paid in	Retained
	Shares	Amount	Shares	Amount	Receivable	Capital	Earnings	Total
Balance, June 30, 2019	20,000,000	$20,000	14,000,000	$14,000	$(14,000)	$(37,316)	$533,860	$516,544
Net income	–	–	–	–	–	–	577,222	577,222

Balance, December 31, 2019, unaudited	20,000,000	$20,000	14,000,000	$14,000	$(14,000)	$(37,316)	$1,111,082	$1,093,766

Balance, June 30, 2020	20,204,496	$20,204	14,000,000	$14,000	$(14,000)	$389,490	$2,520,822	$2,930,516
Net income	–	–	–	–	–	–	1,337,472	1,337,472
Cash for Class B Common Stock					14,000			14,000

Balance, December 31, 2020, unaudited	20,204,496	$20,204	14,000,000	$14,000	$–	$389,490	$3,858,294	$4,281,988

*On November 16, 2020, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Class A Common Stock of the Company. Except shares authorized, all references to number of shares, and to per share information in the consolidated and combined financial statements have been retroactively adjusted.

*On October 20, 2020, the Company issued to its Founders 14,000,000 shares of the Company’s Class B Common Stock. The issuance was considered as a nominal issuance, in substance a recapitalization transaction, which was recorded and presented retroactively as outstanding for all reporting periods.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

iPower Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended December 31, 2020 and 2019

	For the Six Months Ended December 31,
	2020	2019
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,337,472	$577,222
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation expense	4,869	–
Non-cash operating lease expense	27,567	–
Preferred stock warrant expense	8,047	–
Change in operating assets and liabilities
Accounts receivable	(416,040)	(373,724)
Inventories	(3,003,928)	(634,854)
Prepayments and other current assets	(1,522,806)	(100,667)
Other non current assets	(96,930)	–
Accounts payable	1,463,175	148,754
Credit cards payable	(48,702)	112,391
Customer deposit	(66,658)	243,495
Other payables and accrued liabilities	325,024	366,311
Income taxes payable	521,843	(19,970)
Net cash (used in) / provided by operating activities	(1,467,067)	318,958

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(55,751)	(6,252)
Net cash (used in) investing activities	(55,751)	(6,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties	157,624	992,634
Payments to related parties	(120,498)	(1,811,079)
Proceeds from short-term loans	15,100,625	7,411,369
Payments on short-term loans	(14,407,495)	(6,954,743)
Shares issued	359,000	–
Net cash provided by / (used in) financing activities	1,089,256	(361,819)

CHANGES IN CASH	(433,562)	(49,113)

CASH AND CASH EQUIVALENT, beginning of year	977,635	471,458

CASH AND CASH EQUIVALENT, end of year	$544,073	$422,345

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$–	$244,923
Cash paid for interest	$49,538	$17,297

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Right of use assets acquired under new operating leases	$2,346,200	$–

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

iPower Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

As of December 31, 2020 and June 30, 2020 and for the Six Months Ended December 31, 2020 and 2019

Note 1 - Nature of business and organization

iPower Inc., formerly known as BZRTH Inc. (the “Company”), a Nevada corporation incorporated on April 11, 2018, is principally engaged in the marketing and sale of advanced indoor and greenhouse lighting, ventilation systems, nutrients, growing media, grow tents, trimming machines, pumps and accessories in the United States.

Effective on March 1, 2020, as amended and restated pursuant to an agreement dated October 26, 2020, the Company entered into an agreement with E Marketing Solution Inc. (“E Marketing”), an entity incorporated in California and owned by one of the shareholders of the Company. Pursuant to the terms of the agreement, the Company will provide technical support, management services and other services on an exclusive basis in relation to E Marketing’s business during the term of the agreement. The Company agrees to fund E Marketing for operational cash flow needs and bear the risk of E Marketing’s losses from operations and E Marketing agrees that iPower has rights to E Marketing’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of E Marketing or its assets subject to assumption of all of its liabilities. E Marketing is determined as a variable interest entity (“VIE”). See Note 2 and Note 3 below for details.

On September 4, 2020, the Company entered into an agreement with Global Product Marketing Inc. (“GPM”), an entity incorporated in the State of Nevada on September 4, 2020. GPM is wholly owned by Chenlong Tan, the Chairman, CEO and President and one of the majority shareholders of the Company. Pursuant to the terms of the agreement, the Company will provide technical support, management services and other services on an exclusive basis in relation to GPM’s business during the term of the Agreement. The Company agrees to fund GPM for operational cash flow needs and bear the risk of GPM’s losses from operations and GPM agrees that the Company has rights to GPM’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of GPM or its assets subject to assumption of all of its liabilities. GMP is determined as a variable interest entity (“VIE”). See Note 2 and Note 3 below for details.

Note 2 – Basis of Presentation and Summary of significant accounting policies

Basis of presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its variable interest entities and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These unaudited condensed consolidated financial statements have been prepared on the same basis as its annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 2021, or for any other interim period or for any other future year. All intercompany balances and transactions have been eliminated in consolidation.

These unaudited condensed consolidated interim financial statements should be read in conjunction with our audited financial statements for years ended June 30, 2020 and 2019 included in the prospectus herein.

F-6

Note 2 – Basis of Presentation and Summary of significant accounting policies (Continued)

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its VIEs, E Marketing Solution Inc. and Global Product Marketing Inc. All inter-company balances and transactions have been eliminated.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Variable interest entities

The Company entered into an agreement with E Marketing Solution Inc. (“E Marketing”), an entity incorporated in California and owned by one of the shareholders of the Company. The Company also entered into an agreement with Global Product Marketing Inc. (“GPM”), an entity incorporated in the State of Nevada on September 4, 2020. GPM is owned by Chenlong Tan, the Chairman, CEO, President, and one of the majority shareholders of the Company. The Company does not have direct ownership in E Marketing and GPM but has been actively involved in their operations and has the power to direct the activities and significantly impact E Marketing’s and GPM’s economic performance. The Company also bears all the risk of losses and has the right to receive all of the benefits from E Marketing and GPM. As such, in accordance with ASC 810-10-25-38A through 25-38J, E Marketing and GPM are considered variable interest entities (“VIEs”) of the Company and the financial statements of E Marketing and GPM were consolidated from the date of control existed.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for credit loss is required.

In July 2020, the Company adopted ASU 2016-13, Topics 326 - Credit Loss, Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology, for its accounting standard for its trade accounts receivable.

F-7

Note 2 – Basis of Presentation and Summary of significant accounting policies (Continued)

Accounts receivable (Continued)

The Company evaluates the creditworthiness of all of its customers individually before accepting them and continuously monitors the recoverability of accounts receivable. If there are any indicators that a customer may not make payment, the Company may consider making provision for non- collectability for that particular customer. At the same time, the Company may cease further sales or services to such customer. The following are some of the factors that the Company develops allowance for credit losses:

•	the customer fails to comply with its payment schedule;
•	the customer is in serious financial difficulty;
•	a significant dispute with the customer has occurred regarding job progress or other matters;
•	the customer breaches any of the contractual obligations;
•	the customer appears to be financially distressed due to economic or legal factors;
•	the business between the customer and the Company is not active; and
•	other objective evidence indicates non-collectability of the accounts receivable

The adoption of the credit loss accounting standard has no material impact on the Company’s consolidated financial statements. Accounts receivable are recognized and carried at carrying amount less an allowance for credit losses, if any. The Company maintains an allowance for credit losses resulting from the inability of its customers to make required payments based on contractual terms. The Company reviews the collectability of its receivables on a regular and ongoing basis. The Company has also included in calculation of allowance for credit losses, the potential impact of the COVID-19 pandemic on our customers businesses and their ability to pay their accounts receivable. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company also considers external factors to the specific customer, including current conditions and forecasts of economic conditions, including the potential impact of the COVID-19 pandemic. In the event we recover amounts previously written off, we will reduce the specific allowance for credit losses.

Fair values of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, prepayments and other current assets, other payable and accrued liabilities, due to related party, and taxes payable. The Company considers the carrying amount of short-term financial instrument to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

For other financial instruments to be reported at fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Series A Convertible Preferred Stock and the Series A Preferred Stock Warrants are valued under Level 2 and Level 3, respectively, both of which are recurring fair value measurements. See Notes 12 and 13 below for details.

F-8

Note 2 – Basis of Presentation and Summary of significant accounting policies (Continued)

Revenue recognition

The Company has adopted Accounting Standards Codification (“ASC”) 606 since its inception on April 11, 2018 and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized when it is shipped to the customer. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.

The Company evaluates the criteria of ASC 606 - Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Payments received prior to the delivery of goods to customers are recorded as customer deposits.

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the purchase price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are estimated based on historical amounts and are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.

Cost of revenue

Cost of revenue mainly consist of costs for purchases of products and related inbound freight and delivery fees.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in selling, general and administrative expenses. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records allowance for obsolescence.

F-9

Note 2 – Basis of Presentation and Summary of significant accounting policies (Continued)

Segment reporting

The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the consolidated results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all of the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.

Leases

On its inception date, April 11, 2018, the Company adopted ASC 842 – Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Deferred offering costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly related to an equity financing that is probable of successful completion until such financing is consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds received as a result of the financing. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred offering costs are immediately written off to operating expenses in the consolidated statements of operations and comprehensive income (loss) in the period of determination. As of December 31, 2020 and June 30, 2020, $232,589 and $0 of deferred offering costs were included in prepaid expenses and other current assets in the condensed consolidated balance sheets, respectively.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company has adopted the provisions of ASC 740 since inception, April 11, 2018, and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Nevada and California, as its “major” tax jurisdictions. However, the Company has certain tax attribute carryforwards, which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

F-10

Note 2 – Basis of Presentation and Summary of significant accounting policies (Continued)

Commitments and contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Series A Convertible Preferred Stock

On December 30, 2020, the Company issued a total of 34,500 shares of Series A Convertible Preferred Stock, par value $0.001 per share. Pursuant to the certificate of designations, the Series A Convertible Preferred Stock will automatically convert into shares of the Class A Common Stock (the “Conversion Shares”) at a conversion price equal to 70% of the initial price per share of the Class A Common Stock. If the IPO shall not have occurred by December 31, 2021, the Company shall redeem and repurchase for cash all of the outstanding shares of Series A Convertible Preferred Stock for a purchase price equal to (a) the product of multiplying the $10.00 Stated Value of each outstanding share of Series A Convertible Preferred Stock by the total number of outstanding shares of Series A Convertible Preferred Stock, plus (b) all accrued and unpaid Dividends at 9% per annum. In the event that the Series A Convertible Preferred Stock shall be converted into Conversion Shares, no Dividend shall accrue or be payable.

The redemption feature creates an obligation to the Company requiring it to redeem the Preferred Shares for cash on December 31, 2021, if an IPO does not occur. Upon an IPO, the Conversion Option is settleable with a variable number of the Company’s shares resulting in a fixed monetary amount known at inception in accordance with ASC 480-10-25-14a. The Series A convertible preferred stock are mandatorily redeemable and should be classified as a liability in accordance with ASC 480-10 and the Company has elected to record the Series A Convertible Preferred Stock at fair value with changes in fair value recorded through earnings under the ASC 825-10-15-4 fair value option (“FVO”) election.

Series A Preferred Stock Warrant

In connection with this private placement, the Company issued warrants to purchase shares of Series A Convertible Preferred Stock. The exercise price of the warrants is $10 per share. The Company accounts for its redeemable convertible preferred stock warrants as a liability, and they are recorded at their estimated fair value, because the warrants may conditionally obligate the Company to transfer assets at some point in the future. At the end of each reporting period, changes in the estimated fair value during the period are recorded in other income (expense), net in the statement of operations. The Company will continue to adjust the liability for changes in estimated fair value until the earlier of the expiration of the warrants, exercise of the warrants, or conversion of the redeemable convertible preferred stock warrants into common stock warrants upon the completion of a liquidation event, including the completion of an IPO.

Earnings per share

Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised.

F-11

Note 2 – Basis of Presentation and Summary of significant accounting policies (Continued)

Recently issued accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock.  As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions.  In addition, this ASU improves and amends the related EPS guidance. This standard is effective for the Company on July 1, 2022, including interim periods within those fiscal years.  Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company is currently assessing the impact the new guidance will have on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes. The update is intended to simplify the current rules regarding the accounting for income taxes and addresses several technical topics including accounting for franchise taxes, allocating income taxes between a loss in continuing operations and in other categories such as discontinued operations, reporting income taxes for legal entities that are not subject to income taxes, and interim accounting for enacted changes in tax laws. The new standard is effective for fiscal years beginning after December 15, 2020; however, early adoption is permitted. The Company does not expect the adoption of this standard have a material impact on the consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the consolidated combined financial statements are available to be issued. Material subsequent events that required recognition or additional disclosure in the consolidated financial statements are presented.

Note 3 – Variable interest entity

Effective on March 1, 2020, as amended and restated pursuant to an agreement dated Oct 26, 2020, the Company entered into an agreement with E Marketing Solution Inc. (“E Marketing”), an entity incorporated in California and owned by one of the shareholders of the Company. Pursuant to the terms of the agreement, the Company provides technical support, management services and other services on an exclusive basis in relation to E Marketing’s business during the term of the agreement. The Company agrees to fund E Marketing for operational cash flow needs and bear the risk of E Marketing’s losses from operations and E Marketing agrees that iPower has rights to E Marketing’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of E Marketing or its assets subject to assumption of all of its liabilities. As of December 31, 2020 and June 30, 2020, the Company had paid $60,270 and $20,600 to fund all of E Marketing’s operations under this agreement.

F-12

Note 3 – Variable interest entity (Continued)

On September 4, 2020, the Company entered into an agreement with Global Product Marketing Inc. (“GPM”), an entity incorporated in the State of Nevada on September 4, 2020. GPM is owned by Chenlong Tan, the Chairman, CEO, President, and one of the majority shareholders of the Company. Pursuant to the terms of the agreement, the Company will provide technical support, management services and other services on an exclusive basis in relation to GPM’s business during the term of the Agreement. The Company agrees to fund GPM for operational cash flow needs and bear the risk of GPM’s losses from operations and GPM agrees that the Company has rights to GPM’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of GPM or its assets subject to assumption of all of its liabilities. As of December 31, 2020 and June 30, 2020, the Company had paid $30,875 and $0 for GPM’s operating expenses.

Summary of Key Terms of the Exclusive Business Cooperation Agreements with E Marketing and GPM (“VIEs"):

•	iPower is the exclusive manager of the VIEs
•	The VIEs shall not directly or indirectly accepts same or similar services from other parties
•	The Agreement shall remain effective unless terminated by iPower
•	iPower is granted an irrevocable and exclusive option to purchase all assets and business at nominal price
•	iPower agrees to fund VIEs’ operational needs and bear the risk of VIEs’ losses from operations and VIEs agree that iPower has rights to VIEs’ net profits, if any

Pursuant to the terms of the Agreements, the Company does not have direct ownership in E Marketing and GPM but has been actively involved in their operations as the sole management to direct the activities and significantly impact E Marketing’s and GPM’s economic performance. Each of E Marketing and GPM has only one shareholder and all operation funding were provided by the Company. The Company bears all the risk of losses and has the right to receive all of the benefits from E Marketing and GPM. As such, based on the determination that the Company is the primary beneficiary of E Marketing and GPM, in accordance with ASC 810-10-25-38A through 25-38J, E Marketing and GPM are considered variable interest entities (“VIEs”) of the Company and the financial statements of E Marketing and GPM were consolidated from the date of control existed, March 1, 2020 and September 4, 2020, respectively.

The Company did not provide financial or other support to the VIEs for the periods presented that the Company was not previously contractually required to provide.

As of December 31, 2020 and June 30, 2020, there were no pledge or collateralization of the VIEs’ assets that can only be used to settle obligations of the VIEs.

The carrying amount of the VIEs’ assets and liabilities are as follows for the period indicated:

	December 31, 2020	June 30, 2020
Cash in bank	$243,633	$72,686
Receivables from iPower	$153,382	$–
Payables to iPower	$238,802	$72,686
Income tax payable	$59,678	$–
Other payables	$5,220	$–

The assets and payables were included in the consolidated balance sheets as of December 31, 2020 and June 30, 2020 and the payables to and receivables from iPower were eliminated in consolidation.

F-13

Note 3 – Variable interest entity (Continued)

The operating results of the VIEs are as follows for the six months ended December 31, 2020:

2020
Revenue	$415,219
Net income	$113,914

Note 4 - Accounts receivable

Accounts receivable consisted of the following as of the date indicated:

	December 31, 2020	June 30, 2020
Accounts receivable	$6,483,238	$6,067,199
Less: allowance for credit losses	–	–
Total accounts receivable	$6,483,238	$6,067,199

Credit loss expenses were $0 for the six months ended December 31, 2020 and 2019, respectively.

Note 5 – Inventories

As of December 31, 2020 and June 30, 2020, inventories consisted of finished goods ready for sale, net of allowance for obsolescence, amounted to $8,747,109 and $5,743,181, respectively.

As of December 31, 2020 and June 30, 2020, allowance for obsolescence was $95,574 and $95,574, respectively.

Note 6 – Prepayments and other current assets

As of December 31, 2020 and June 30, 2020, prepayments and other current assets consisted of the followings:

	December 31, 2020	June 30, 2020
Advance to suppliers	$1,381,010	$298,841
Prepaid expenses and Other receivables	758,027	317,390

Total	$2,139,037	$616,231

Other receivables consisted of delivery fees of $249,672 and $132,433 receivable from two unrelated parties for their use of the Company’s courier accounts at December 31, 2020 and June 30, 2020. As of the date of this report, the amount had been fully collected.

F-14

Note 7 – Loans payable

Short-term loans

PPP note payable

On April 13, 2020, the Company entered into an agreement with Royal Business Bank (the “Lender”) for a total amount of $175,500, pursuant to a promissory note issued by the Company to the Lender (the “PPP Note”). The loan was made pursuant to the Payroll Protection Program established as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Note bears interest at the rate of 1.00% per annum and may be repaid at any time without penalty. The PPP Note contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory note. The occurrence of an event of default may result in a claim for the immediate repayment of all amounts outstanding under the PPP Note.

The Company accounts for the PPP loan under Topic 470 as follows: (a) Initially record the cash inflow from the PPP Note as a financial liability and accrue interest in accordance with the interest method under ASC Subtopic 835-30; (b) Not impute additional interest at a market rate; (c) Continue to record the proceeds from the loan as a liability until either (1) the loan is partly or wholly forgiven and the debtor has been legally released by the Lender or (2) the debtor pays off the loan; (d) Reduce the liability by the amount forgiven and record a gain on extinguishment once the loan is partly or wholly forgiven and legal release is received. As of December 31, 2020 and June 30, 2020, the Company had an outstanding balance of $175,500 under the PPP Note. As of the date of this report, the PPP Note had been fully forgiven.

Revolving credit facility

On May 3, 2019, the Company entered into an agreement with WFC Fund LLC (“WFC") for a revolving loan of up to $2,000,000. The revolving loan had an interest equal to the prime rate plus 4.25% per annum on the outstanding amount. On May 26, 2020, the Loan and Security Agreement was amended and restated as a Receivable Purchase Agreement (the “Original RPA”), pursuant to which WFC may, but is not obligated to, purchase accounts receivable from the Company from time to time. The credit limit of the revolving facility under the Original RPA was $2,000,000, which had a discount rate equal to the prime rate plus 4.25% per annum on the outstanding amount. This revolving credit facility is secured by all of the Company’s assets and guaranteed by Allan Huang, a former director and executive officer, and one of the Company’s major shareholders and founders. Pursuant to the Original RPA, the purchases of accounts receivable were made with full recourse to the Company, and the Company was obligated to collect the accounts receivables and to repurchase or pay back the amount drawn if the accounts receivable were not collected. In accordance with ASC 860-10-05, the revolving credit facility under the Receivable Purchase Agreement is treated as secured borrowing.

On November 16, 2020, the Original RPA was further amended and restated (the “Restated RPA”) to increase the credit limit of the revolving credit facility from $2,000,000 to $3,000,000. The Restated RPA bears a discount rate of 3.055555%, subject to a rebate of 0.0277% per day. This revolving credit facility is secured by all of the Company’s assets and guaranteed by Chenlong Tan, the CEO and one of the Company’s major shareholders and founders. Pursuant to the agreement, all purchases of accounts receivable are without recourse to the Company, and WFC assumes the risk of nonpayment of the accounts receivable due to a customer’s financial inability to pay the accounts receivable or the customer’s insolvency but not the risk of non-payment of the accounts receivable for any other reason. The Company is obligated to collect the accounts receivables and to repurchase or pay back the amount drawn if the accounts receivable are not collected.

As of December 31, 2020 and June 30, 2020, the outstanding balance due was $1,547,311 and $1,154,180, respectively.

Loans payable

During the quarter ended December 31, 2020, the Company borrowed a total amount of $300,000 from two unrelated parties for short-term cash flow needs. The loans bear interest at the rate of 8% per annum and may be repaid at any time without penalty. As of December 31, 2020, the outstanding balance of the loans was $300,000. As of the date of this filing, the Company had fully repaid the outstanding amount.

F-15

Note 7 – Loans payable (Continued)

Long-term loan

SBA loan payable

On April 18, 2020, the Company entered into an agreement with the U.S. Small Business Administration (“SBA”) for a loan of $500,000 under Section 7(b) of the Small Business Act. This promissory note (the “SBA Note”) bears interest at the rate of 3.75% per annum and matures 30 years from the date of the SBA Note. Monthly Installment payments, including principal and interest, will begin twelve months from the date of the SBA Note. As of December 31, 2020, the outstanding balance of the SBA Note was $500,000, which include current portion of $21,933 and non current portion of $478,067.

Note 8 - Related party transactions

On December 1, 2018, the Company acquired certain assets and assumed liabilities from BizRight, LLC, an entity owned and managed by the founders and officers of the Company. The net assets received were recorded at their historical carrying amounts and the purchase price of $2,611,594 was recorded as payable due to related parties. The purchase price shall be paid based on the Company’s cash flow availability and bears an interest rate of 8% per annum on the outstanding amount. During the six months ended December 31, 2020 and 2019, the Company recorded proceeds of $157,624 and $992,634 and payments of $120,498 and $1,811,079, respectively. As of December 31, 2020 and June 30, 2020, the outstanding amount due to related parties was $170,917 and $133,793, respectively.

Note 9 – Income taxes

On December 22, 2017, the U.S. President signed into law H.R.1, formerly known as the Tax Cuts and Jobs Act (the “Tax Legislation”). The Tax Legislation significantly revised the U.S. tax code by, (i) lowering the U.S federal statutory income tax rate from 35% to 21%, (ii) implementing a territorial tax system, (iii) imposing a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, (iv) requiring a current inclusion of global intangible low taxed income of certain earnings of controlled foreign corporations in U.S. federal taxable income, (v) creating the base erosion anti-abuse tax regime, (vi) implementing bonus depreciation that will allow for full expensing of qualified property, and (vii) limiting deductibility of interest and executive compensation expense, among other changes. The Company did not record deferred tax assets or liabilities as the temporary and permanent differences were immaterial. The Company has computed its tax expenses using the new statutory rate effective on January 1, 2018 of 21%.

Other provisions of the new legislation include, but are not limited to, limiting deductibility of interest and executive compensation expense. These additional items have been considered in the income tax provision for the six months ended December 31, 2020 and 2019 and the impact was not material to the overall financial statements.

The provision for income taxes for the six months ended December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Income Tax Expense
Current federal tax expense
Federal	$357,351	$153,831
State	165,523	71,122
Deferred tax
Federal	–	–
State	–	–
Total	$522,874	$224,953

F-16

Note 9 – Income taxes (Continued)

The Company is subject to U.S. federal income tax as well as income tax of state tax jurisdictions. The tax years 2018 and 2019 remain open to examination by the major taxing jurisdictions to which the Company is subject. The following is a reconciliation of income tax expenses at the effective rate to income tax at the calculated statutory rates:

	December 31, 2020		December 31, 2019
Statutory tax rate
Federal	21.00%		21.00%
State of California	8.84%		8.84%
State of Nevada	0.00%		0.00%
Net effect of state income tax deduction and other permanent differences	(1.74%	)	(1.80%	)
Effective tax rate	28.10%		28.04%

As of December 31, 2020 and June 30, 2020, the income taxes payable was $1,243,054 and $721,211, respectively.

Note 10 – Earnings per share

The following table sets forth the computation of basic and diluted earnings per share for the periods presented:

	For the six months ended December 31,
	2020	2019
Numerator:
Net income	$1,337,472	$577,222
Denominator:
Weighted-average shares used in computing basic and diluted earnings per share*	20,204,496	20,000,000
Earnings per share of ordinary shares: -basic and diluted	$0.066	$0.029

*On November 16, 2020, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Class A Common Stock of the Company. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

*On October 20, 2020, the Company issued to its founders 14,000,000 shares of Class B Common Stock, which shall be eligible to convert into Class A Common Stock, on a one-for-ten basis, at any time following twelve (12) months after the Company’s completion of its initial public offering of its Class A Common Stock. The computation of basic and diluted EPS did not include the Class B Common Stock as the holders of Class B Common Stock have no dividend or liquidation right until such time as their shares of Class B Common Stock have been converted into Class A Common Stock. See Note 16 for the status of Class B Common Stock.

* The computation of basic and diluted EPS did not include the Series A Convertible Preferred Stock as the conversion of the Series A Convertible Preferred Stock and participation in dividends with the Company’s Common Stock is contingent on completion of an IPO.

F-17

Note 11 – Equity

The Company was incorporated in Nevada on April 11, 2018. As of the date of this report, the total authorized shares of capital stock were 200,000,000 shares consisting of 166,000,000 shares of Class A Common Stock (“Class A Common Stock”), and 20,000,000 shares of preferred stock (the “Preferred Stock”), each with a par value of $0.001 per share.

On November 16, 2020, the Company filed an amended and restated articles of incorporation in Nevada to consummate a 2-for-1 forward split of our outstanding shares of Class A Common Stock. All share numbers of Class A Common Stock are stated at post-split basis.

The holders of Class A Common Stock shall be entitled to one vote per share in voting or consenting to the election of directors and for all other corporate purposes. The Company issued 20,000,000 shares to its founders at inception.

On January 15, 2020, pursuant to a rescission and mutual release agreement with an unrelated company, the Company issued 204,496 shares of its Class A Common Stock as settlement payment of the $427,010 received.

As of December 31, 2020 and June 30, 2020, after giving effect to a 2-for-1 forward split of the outstanding shares of Class A Common Stock, there were 20,204,496 and 20,204,496 shares of Class A Common Stock issued and outstanding, respectively.

On October 20, 2020, the Company entered into stock purchase agreements with Chenlong Tan and Allan Huang (the “Founders”) pursuant to which each of the Founders received 7,000,000 shares of the Company’s Class B Common Stock, for a purchase price of $0.001 per share in cash. Based on the fact that other than the total consideration of $14,000 (total par value of the Class B Common Stock issued), the Founders did not provide additional services or other means of considerations for the issuance of these shares of Class B Common Stock, the issuance of the Class B Common Stock to the Founders was considered as a nominal issuance, in substance a recapitalization transaction. As such, in accordance with FASB ASC 260-10-55-12 and SAB Topic 4D, The Company recorded and presented the issuance retroactively as outstanding for all reporting periods.

The Class B Common Stock shall be entitled to ten (10) votes per share in voting or consenting to the election of directors and for all other corporate purposes. Class B Common Stock shall be eligible to convert into Class A Common Stock, on a ten-for-one basis, at any time following twelve (12) months after the Company’s completion of the initial public offering of its Class A Common Stock. Holders of Class B Common Stock shall have no dividend or liquidation right until such time as their shares of Class B Common Stock have been converted into Class A Common Stock. As of December 31, 2020 and June 30, 2020, the outstanding shares of Class B Common Stock were retroactively stated as 14,000,000 and 14,000,000, respectively. See Note 16 for status of the Class B Common Stock.

The Preferred Stock was authorized as “blank check” series of Preferred Stock, providing that the Board of Directors is expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Nevada, to provide, out of the authorized but unissued shares of Preferred Stock, for series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. See Note 12 below for details of Series A Convertible Preferred Stock issued on December 30, 2020.

F-18

Note 12 – Series A Convertible Preferred Stock

On December 30, 2020, the Company closed a private placement and issued a total of 34,500 shares of Series A Convertible Preferred Stock, par value $0.001 per share, to a total of three accredited investors, at a purchase price of $10.00 per share, for a total purchase price of $345,000 in cash. Pursuant to the certificate of designations, the Series A Convertible Preferred Stock will automatically convert into shares of the Class A Common Stock (the “Conversion Shares”) at a conversion price equal to 70% of the initial price per share of the Class A Common Stock. If the IPO has not occurred by December 31, 2021, the Company will be obligated to redeem and repurchase for cash all of the outstanding shares of Series A Convertible Preferred Stock for a purchase price equal to (a) the product of multiplying the $10.00 Stated Value of each outstanding share of Series A Convertible Preferred Stock by the total number of outstanding shares of Series A Convertible Preferred Stock, plus (b) all accrued and unpaid Dividends at 9% per annum. In the event that the Series A Convertible Preferred Stock are converted into Conversion Shares, no Dividend shall accrue or be payable.

In connection with this private placement, the Company paid $27,600 in cash and issued warrants to purchase 2,415 shares of Series A Convertible Preferred Stock to Boustead Securities, LLC (the “Placement Agent”) as compensation, which was recorded as financing expense. The exercise price of the warrants is $10 per share. The warrants were recorded as liability. See Note 11 above for details. As of the date of this filing, the Placement Agent had not exercised the warrants.

The redemption feature creates an obligation to the Company requiring it to redeem the Preferred Shares for cash on December 31, 2021, if an IPO does not occur. Upon an IPO, the Conversion Option is settleable with a variable number of the Company’s shares resulting in a fixed monetary amount known at inception in accordance with ASC 480-10-25-14a. The Series A convertible preferred stock are mandatorily redeemable and should be classified as a liability in accordance with ASC 480-10 and the Company has elected to record the Series A Convertible Preferred Stock at fair value with changes in fair value recorded through earnings under the ASC 825-10-15-4 fair value option (“FVO”) election.

Under the FVO election the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. As of December 31, 2020, the fair value of the 34,500 shares of Series A Convertible Preferred Stock approximates $345,000, the cash paid by third party investors. This represents a Level 2 fair value measurement.

As of December 31, 2020 and June 30, 2020, the Company had 34,500 and 0 shares of Preferred Stock issued and outstanding.

F-19

Note 13 – Fair value measurements of warrant liabilities

The Company’s preferred stock warrant liabilities contained unobservable inputs that reflected the Company’s own assumptions in which there was little, if any, market activity for at the measurement date. Accordingly, the Company’s warrant liabilities at December 31, 2020 were measured at fair value on a recurring basis using unobservable inputs and were classified as Level 3 measurements.

At December 31, 2020, the Company measured the preferred stock warrants to fair value using the Option Pricing Model (“OPM”) model based on the fair value of the underlying stock with the following assumptions:

As of December 31, 2020
Expected term	1 year
Expected volatility	86%
Risk-free interest rate	0.12%
Expected dividend rate	0%

As of December 31, 2020, the fair value of the preferred stock warrant liabilities was $8,047 and was recorded within other income (expenses).

Note 14 - Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

As of December 31, 2020 and June 30, 2020, $544,073 and $977,635, respectively, were deposited with various major financial institutions in the United States.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.

Customer and vendor concentration risk

For the six months ended December 31, 2020 and 2019, Amazon Vendor and Amazon Seller customers accounted for 77% and 70% of the Company's total revenues, respectively. As of December 31, 2020 and June 30, 2020, accounts receivable from Amazon Vendor and Amazon Seller accounted for 89% and 95% of the Company’s total accounts receivable.

For the six months ended December 31, 2020 and 2019, two suppliers accounted for 33% (22% and 11%) and 31% (20% and 11%) of the Company's total purchases, respectively. As of December 31, 2020, accounts payable to two suppliers accounted for 44% and 21% of the Company’s total accounts payable. As of June 30, 2020, accounts payable to three suppliers accounted for 26%, 13% and 12%, respectively, of the Company’s total accounts payable.

F-20

Note 15 - Commitments and contingencies

Lease commitment

The Company has adopted ASC842 since its inception date, April 11, 2018. The Company has entered into a lease agreement for office and warehouse space with a lease period from December 1, 2018 until December 31, 2020. On August 24, 2020, the Company negotiated for new terms to extend the lease. The lease term is amended and extended through December 31, 2023.

On September 1, 2020, in addition to the primary fulfillment center, the Company leased a second fulfillment center in City of Industry, California. The base rental fee is $27,921 to $29,910 per month through October 31, 2023.

Total commitment for the full term of these leases is $2,346,200. $2,152,427 and $262,875 of operating lease right-of-use assets and $2,179,994 and $262,875 of operating lease liabilities were reflected on the December 31, 2020 and June 30, 2020 financial statements, respectively.

Six Months Ended December 31, 2020 and 2019:

Lease cost	12/31/2020	12/31/2019
Operating lease cost (included in G&A in the Company's statement of operations)	$369,959	$264,093

Other information
Cash paid for amounts included in the measurement of lease liabilities	342,392	261,020
Remaining term in years	2.75	1.00
Average discount rate - operating leases	8%	8%

The supplemental balance sheet information related to leases for the period is as follows:

Operating leases	12/31/2020	6/30/2020
Right of use asset - non current	2,152,427	262,875

Lease Liability - current	635,946	262,875
Lease Liability - non current	1,544,048	–
Total operating lease liabilities	$2,179,994	$262,875

Maturities of the Company’s lease liabilities are as follows:

Operating
Lease
For the period from January 1, 2021 to June 30, 2021	$356,525
For Year ending June 30:
2022	848,822
2023	860,893
2024	341,729
Less: Imputed interest/present value discount	(227,975)
Present value of lease liabilities	$2,179,994

F-21

Note 15 - Commitments and contingencies (Continued)

Contingencies

Except as disclosed in Note 16 below, the Company is not currently a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

In an effort to contain or slow the COVID-19 outbreak, authorities across the world have implemented various measures, some of which have been subsequently rescinded or modified, including travel bans, stay-at-home orders and shutdowns of certain businesses. The Company anticipates that these actions and the global health crisis caused by the COVID-19 outbreak, including any resurgences, will continue to negatively impact global economic activity. While the COVID-19 outbreak has not had a material adverse impact on the Company’s operations to date, it is difficult to predict all of the positive or negative impacts the COVID-10 outbreak will have on the Company’s business.

Note 16 - Subsequent events

Convertible Notes

On January 27, 2021, the Company completed a private placement offering pursuant to which the Company sold to two accredited investors an aggregate of $3,000,000 in convertible notes with a 6% interest per annum and three-year warrants to purchase shares of Class A Common Stock equaling 80% of the number of shares of Class A Common Stock issuable upon conversion of the Convertible Notes. The Convertible Notes shall be automatically converted into the Company’s Class A Common Stock upon a qualified event or repayable in cash at the option of the holders of the Convertible Notes with repayment to commence six months after January 27, 2021. The Convertible Notes convert at a price equal to the lesser of (a) a price representing a 30% discount to the public offering price per share of the Class A Common Stock in this Offering, or (b)  a price representing a 30% discount to the price per share equal to dividing $200 million by the total number of (x) outstanding shares of Class A Common Stock immediately prior to the IPO, (y) the number of Class A Common Stock issuable upon conversion of the 34,500 shares of Series A Preferred Stock, and (z) the number of Class A Common Stock issuable upon conversion of all outstanding Convertible Notes. Any interest accrued on the Convertible Note will be waived upon conversion.

Upon closing of the private placement, the Company paid $120,000 in cash and issued warrants to purchase 7% of the shares of Class A Common Stock underlying the Convertible Note as placement agent compensation.

PPP Note

On March 22, 2021, the $175,500 PPP Note due to Royal Business Bank was fully forgiven.

Conversion of Class B Common Stock and Reclassification of Common Stock.

Effective April 14, 2021, the Company amended its Articles of Incorporation to allow conversion of its Class B Common Stock at any time after issuance. On the same date, the Class B Common stockholders, Chenlong Tan and Allan Huang, elected to convert all their 14,000,000 outstanding shares of the Company’s Class B Common Stock into 1,400,000 shares of Class A Common Stock. On April 23, 2021, the Company amended and restated its articles of incorporation to eliminate the Class A and Class B Common Stock and authorized for issuance 180,000,000 shares which are solely designated as Common Stock.

Agreement with Boustead Securities LLC

Pursuant to an engagement agreement, dated and effective August 31, 2020 (the “Engagement Agreement”), with Boustead Securities LLC (“Boustead”), the Company engaged Boustead to act as its exclusive placement agent for private placements of its securities and as a potential underwriter for its initial public offering. On February 28, 2021 the Company informed Boustead that it was terminating the Engagement Agreement and any continuing obligations the Company may have had under its terms. On April 15, 2021, the Company provided formal written notice to Boustead of its termination of the Engagement Agreement and all obligations thereunder, effective immediately. On April 30, 2021, Boustead filed a statement of claim with the Financial Institute Regulatory Authority, or FINRA, demanding to arbitrate the dispute, and is seeking, among other things, monetary damages against the Company and D.A. Davidson & Co. The Company has agreed to indemnify D.A. Davidson & Co. and the other underwriters against any liability or expense they may incur or be subject to arising out of the Boustead dispute. Additionally, Chenlong Tan, the Company’s Chairman, President and Chief Executive Officer and a beneficial owner more than 5% of its common stock, has agreed to reimburse the Company for any judgments, fines and amounts paid or actually incurred by the Company or an indemnitee in connection with such legal action or in connection with any settlement agreement entered into by the Company or an indemnitee up to a maximum of $3.5 million in the aggregate, with the sole source of funding of such reimbursement to come from sales of shares then owned by Mr. Tan.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of iPower Inc. (f/k/a BZRTH, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated and combined balance sheets of iPower Inc. (f/k/a BZRTH, Inc.) (the “Company”) as of June 30, 2020 and 2019, and the related consolidated and combined statements of operations, changes in stockholders’ equity, and cash flows for the two years then ended and the related notes (collectively referred to as the consolidated and combined financial statements). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of their operations and their cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated and combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated and combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As described in Note 3 to the consolidated and combined financial statements, the Company acquired assets and assumed liabilities from a related party on December 1, 2018, which was accounted for as a transaction between entities under common control, the effects of which have been retrospectively applied to the accompanying consolidated and combined financial statements from July 1, 2018. Our opinion is not modified with respect to this matter.

/s/ UHY LLP

We have served as the Company’s auditor since 2020.

New York, New York

November 23, 2020, except for Notes 4, 11, 12 and 15 as to which the date is January 11, 2021; and Notes 8 and 15 as to which the date is February 1, 2021.

F-23

iPower Inc.

Consolidated and Combined Balance Sheets

As of June 30, 2020 and 2019

	As of June 30,
	2020	2019
ASSETS
Current assets
Cash and cash equivalent	$977,635	$471,458
Accounts receivable	6,067,199	3,635,912
Inventories, net	5,743,181	3,118,507
Prepayments and other current assets	616,231	453,135
Total current assets	13,404,246	7,679,012

Right of use - non current	262,875	750,337
Property and equipment, net	6,252	–

Total assets	$13,673,373	$8,429,349

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$4,220,347	$2,255,924
Credit cards payable	892,792	715,540
Customer deposit	741,301	420,180
Due to related parties	133,793	2,769,308
Other payables and accrued liabilities	1,940,858	588,231
Short-term loans payable	1,329,680	217,789
Lease liability - current	262,875	487,462
Income taxes payable	721,211	195,496

Total current liabilities	10,242,857	7,649,930

Non current liabilities
Long-term loan payable	500,000	–
Lease liability - non current	–	262,875

Total non current liabilities	500,000	262,875

Total liabilities	10,742,857	7,912,805

Commitments and contingency	–	–

Stockholders' Equity
Preferred stock, $0.001 par value; 20,000,000 shares authorized; 0 share issued and outstanding at June 30, 2020 and 2019	–	–
Class A Common Stock, $0.001 par value; 166,000,000 shares authorized; 20,204,496 and 20,000,000 shares issued and outstanding at June 30, 2020 and 2019 *	20,204	20,000
Class B Common Stock, $0.001 par value; 14,000,000 shares authorized; 14,000,000 shares issued and outstanding at June 30, 2020 and 2019 *	14,000	14,000
Subscription receivable	(14,000)	(14,000)
Additional paid in capital	389,490	(37,316)
Retained earnings	2,520,822	533,860
Total equity	2,930,516	516,544

Total liabilities and equity	$13,673,373	$8,429,349

*On November 16, 2020, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Class A Common Stock of the Company. Except shares authorized, all references to number of shares, and to per share information in the consolidated and combined financial statements have been retroactively adjusted.

*On October 20, 2020, the Company issued to its Founders 14,000,000 shares of the Company’s Class B Common Stock. The issuance was considered as a nominal issuance, in substance a recapitalization transaction, which was recorded and presented retroactively as outstanding for all reporting periods.

The accompanying notes are an integral part of these consolidated and combined financial statements.

F-24

iPower Inc.

Consolidated and Combined Statements of Operations

For the Years Ended June 30, 2020 and 2019

	For the Years Ended June 30,
	2020	2019

REVENUES	$39,938,472	$22,842,765

TOTAL REVENUES	39,938,472	22,842,765

COST OF REVENUES	24,810,907	14,967,248

GROSS PROFIT	15,127,565	7,875,517

OPERATING EXPENSES:
Selling	7,593,505	4,563,698
General and administrative	4,626,111	2,477,146
Total operating expenses	12,219,616	7,040,844

INCOME FROM OPERATIONS	2,907,949	834,673

OTHER INCOME (EXPENSE)
Interest income (expenses)	(168,283)	(109,834)
Other non-operating income (expense)	20,734	(945)
Total other income (expense), net	(147,549)	(110,779)

INCOME BEFORE INCOME TAXES	2,760,400	723,894

PROVISION FOR INCOME TAXES	773,438	195,496

NET INCOME	$1,986,962	$528,398

WEIGHTED AVERAGE NUMBER OF Class A Common Stock*
Basic and diluted	20,093,004	20,000,000

EARNINGS PER SHARE *
Basic and diluted	$0.10	$0.03

*On November 16, 2020, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Class A Common Stock of the Company. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

*On October 20, 2020, the Company issued to its Founders 14,000,000 shares of the Company’s Class B Common Stock. The issuance was considered as a nominal issuance, in substance a recapitalization transaction, which was recorded and presented retroactively as outstanding for all reporting periods. The computation of basic and diluted EPS did not include the Class B Common Stock as the holders of Class B Common Stock have no dividend or liquidation right until such time as their shares of Class B Common Stock have been converted into Class A Common Stock.

The accompanying notes are an integral part of these consolidated and combined financial statements.

F-25

iPower Inc.

Consolidated and Combined Statements of Changes in Stockholders’ Equity

For the Years ended June 30, 2020 and 2019

	Class A Common Stock*		Class B Common Stock*		Subscription	Additional Paid in	Retained
	Shares	Amount	Capital	Amount	Receivable	Capital	Earnings	Total
Balance, July 1, 2018	20,000,000	$20,000	14,000,000	$14,000	$(14,000)	$(10,000)	$5,462	$15,462
Distribution to shareholders (Note 3)						(27,316)	–	(27,316)
Net income	–	–	–	–	–	–	528,398	528,398

Balance, June 30, 2019	20,000,000	20,000	14,000,000	14,000	(14,000)	(37,316)	533,860	516,544
Shares issued for cash	204,496	204	–	–	–	426,806	–	427,010
Net income	–	–	–	–	–	–	1,986,962	1,986,962

Balance, June 30, 2020	20,204,496	$20,204	14,000,000	$14,000	$(14,000)	$389,490	$2,520,822	$2,930,516

*On November 16, 2020, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Class A Common Stock of the Company. Except shares authorized, all references to number of shares, and to per share information in the consolidated and combined financial statements have been retroactively adjusted.

*On October 20, 2020, the Company issued to its Founders 14,000,000 shares of the Company’s Class B Common Stock. The issuance was considered as a nominal issuance, in substance a recapitalization transaction, which was recorded and presented retroactively as outstanding for all reporting periods.

The accompanying notes are an integral part of these consolidated and combined financial statements.

F-26

iPower Inc.

Consolidated and Combined Statements of Cash Flows

For the Years Ended June 30, 2020 and 2019

	For the Years Ended June 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,986,962	$528,398
Adjustments to reconcile net income to cash provided by operating activities:
Inventory obsolescence reserve	95,574	–
Change in operating assets and liabilities
Accounts receivable	(2,431,287)	(3,373,285)
Inventories	(2,720,248)	(21,436)
Prepayments and other current assets	(163,096)	(453,135)
Accounts payable	1,964,423	2,124,579
Credit cards payable	177,252	715,540
Customer deposit	321,121	420,180
Other payables and accrued liabilities	1,352,627	570,562
Income taxes payable	525,715	195,496
Net cash provided by operating activities	1,109,043	706,899

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(6,252)	–

Net cash (used in) investing activities	(6,252)	–

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties	632,286	1,745,012
Payments to related parties	(3,267,801)	(2,198,342)
Proceeds from short-term loans	19,003,538	217,789
Payments on short-term loans	(17,891,647)	–
Proceeds from Long-term loan	500,000	–
Issuance of shares	427,010	–
Net cash (used in) provided by financing activities	(596,614)	(235,541)

CHANGES IN CASH	506,177	471,358

CASH AND CASH EQUIVALENT, beginning of year	471,458	100

CASH AND CASH EQUIVALENT, end of year	$977,635	$471,458

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$247,723	$–
Cash paid for interest	$56,948	$–

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Difference of net assets purchased and consideration charged against additional paid in capital	$–	$(27,316)

The accompanying notes are an integral part of these consolidated and combined financial statements.

F-27

iPower Inc.

Notes to Consolidated and Combined Financial Statements

June 30, 2020 and 2019

Note 1 - Nature of business and organization

iPower Inc., formerly known as BZRTH Inc. (the “Company”), a Nevada corporation incorporated on April 11, 2018, is principally engaged in the marketing and sale of advanced indoor and greenhouse lighting, ventilation systems, nutrients, growing media, grow tents, trimming machines, pumps and accessories in the United States.

Effective on March 1, 2020, as amended and restated pursuant to an agreement dated October 26, 2020, the Company entered into an agreement with E Marketing Solution Inc. (“E Marketing”), an entity incorporated in California and owned by one of the shareholders of the Company. Pursuant to the terms of the agreement, the Company will provide technical support, management services and other services on an exclusive basis in relation to E Marketing’s business during the term of the agreement. The Company agrees to fund E Marketing for operational cash flow needs and bear the risk of E Marketing’s losses from operations and E Marketing agrees that iPower has rights to E Marketing’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of E Marketing or its assets subject to assumption of all of its liabilities. E Marketing is determined as a variable interest entity (“VIE”). See Note 2 and Note 4 below for details.

Note 2 – Basis of Presentation and Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The Company’s fiscal year end date is June 30.

Principles of Consolidation

The consolidated and combined financial statements include the accounts of the Company and its VIE, E Marketing Solution Inc. All inter-company balances and transactions have been eliminated.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Variable interest entity

The Company entered into an agreement with E Marketing Solution Inc. (“E Marketing”), an entity incorporated in California and owned by one of the shareholders of the Company. The Company does not have direct ownership in E Marketing but has been actively involved in E Marketing’s operations and has the power to direct the activities and significantly impact E Marketing’s economic performance. The Company also bears all the risk of losses and has the right to receive all of the benefits from E Marketing. As such, in accordance with ASC 810-10-25-38A through 25-38J, E Marketing is considered a variable interest entity (“VIE”) of the Company and the financial statements of E Marketing were consolidated from the date of control existed.

F-28

Note 2 - Basis of presentation and summary of significant accounting policies (Continued)

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for doubtful accounts is required. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on assessment of specific evidence indicating likelihood of collection, historical experience, account balance aging and prevailing economic conditions. Bad debts are written off against the allowance after all collection efforts have ceased.

Property and equipment

Property and equipment are stated at historical cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:

Useful Life
Office equipment and furniture	3-5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated and combined statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Fair value measurement

The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

F-29

Note 2 - Basis of presentation and summary of significant accounting policies (Continued)

Fair value measurement (Continued)

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. As of June 30, 2020 and 2019, there are no assets or liabilities that are measured and reported at fair value on a recurring basis.

Fair values of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, prepayments and other current assets, other payable and accrued liabilities, due to related party, and taxes payable. The Company considers the carrying amount of short-term financial instrument to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

Revenue recognition

The Company has adopted Accounting Standards Codification (“ASC”) 606 since its inception on April 11, 2018 and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized when it is shipped to the customer. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.

The Company evaluates the criteria of ASC 606 - Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Payments received prior to the delivery of goods to customers are recorded as customer deposits.

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the purchase price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are estimated based on historical amounts and are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.

F-30

Note 2 - Basis of presentation and summary of significant accounting policies (Continued)

Cost of revenue

Cost of revenue mainly consist of costs for purchases of products and related inbound freight and delivery fees.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in selling, general and administrative expenses. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records allowance for obsolescence.

Segment reporting

The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the consolidated and combined results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all of the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.

Business Combination Under Common Control

On December 1, 2018, the Company acquired substantially all of the business assets and assumed certain liabilities from BizRight, LLC (“BizRight”) in exchange for total consideration of $2,611,594. BizRight and the Company were both under the same ownership and management from inception, April 11, 2018. Under ASC 805-50, which addresses business combinations, the transaction was accounted for as a transaction under common control. The Company recorded the purchase of assets from BizRight at their historical carrying amounts as if the transfer had occurred at the beginning of the period and the results of operations comprises both those of BizRight and iPower from the beginning of the period to the date of the transfer is completed. The difference between any considerations transferred and the carrying amounts of the net assets acquired was recognized as an equity distribution to the Shareholders.

Leases

On its inception date, April 11, 2018, the Company adopted ASC 842 – Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

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Note 2 - Basis of presentation and summary of significant accounting policies (Continued)

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company has adopted the provisions of ASC 740 since inception, April 11, 2018, and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Nevada and California, as its “major” tax jurisdictions. However, the Company has certain tax attribute carryforwards, which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Commitments and Contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Earnings per share

Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised.

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Note 2 - Basis of presentation and summary of significant accounting policies (Continued)

Recently issued accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes. The update is intended to simplify the current rules regarding the accounting for income taxes and addresses several technical topics including accounting for franchise taxes, allocating income taxes between a loss in continuing operations and in other categories such as discontinued operations, reporting income taxes for legal entities that are not subject to income taxes, and interim accounting for enacted changes in tax laws. The new standard is effective for fiscal years beginning after December 15, 2020; however, early adoption is permitted. The Company does not expect the adoption of this standard have a material impact on the consolidated and combined financial statements.

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its consolidated and combined financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. The standard will replace the “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. The amendments in ASU 2016-13 are effective for SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 (i.e., January 1, 2020, for calendar year entities). For public companies that are not SEC filers, the ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other organizations, the ASU on credit losses will take effect for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated and combined financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated and combined financial position, statements of operations and cash flows.

Subsequent event

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the consolidated combined financial statements are available to be issued. Material subsequent events that required recognition or additional disclosure in the consolidated and combined financial statements are presented.

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Note 3 – Asset acquired from entity under common control

On December 1, 2018, the Company acquired substantially all of the business assets and assumed certain liabilities from BizRight, LLC (“BizRight”) in exchange for total consideration of $2,611,594. BizRight and the Company were both under the same ownership and management from inception. Under Accounting Standard Codification (“ASC”) 805-50, the transaction was accounted for as a transaction under common control. The Company recorded the assets acquired and liabilities assumed from BizRight at their historical carrying amounts as if the transfer had occurred at the beginning of the period and the results of operations comprises both BizRight’s and iPower’s from the beginning of the period to the date of the transfer is completed. Stated below are the net assets transferred at December 1, 2018 and results of operations of BizRight for the period from July 1, 2018 to November 30, 2018:

As of December 1, 2018
Assets Purchased
Inventories	$2,739,899
Prepaid inventories (advance to suppliers)	123,585
Accounts receivable	1,215,150
Other receivables	172,992
Total assets purchased	4,251,626

Liabilities Assumed
Accounts payable	1,276,983
Customer deposits	117,518
Other payables and accrued liabilities	245,531
Total liabilities assumed	1,640,032

Net Assets Transferred/ Purchase Price	$2,611,594

Results of Operations From July 1, 2018 to November 30, 2018:
Revenues	$4,835,561
Costs of goods sold	(3,097,071)
Selling, general and administrative expenses	(1,711,174)
Net income	$27,316

The results of operations of BizRight for the five months ended November 30, 2018 were combined in the Company’s statements of operations and the net income, the difference between the consideration and net assets received, of $27,316 was recognized as a distribution to shareholders under additional paid in capital within the statement of shareholders’ equity. The net assets received were recorded at their historical carrying amounts and the purchase price of $2,611,594 was recorded as payable due to related parties. Under the terms of the purchase agreement between the Company and BizRight, the Purchase Price shall be paid based on the Company’s cash flow availability and bears an interest rate of 8% per annum on the outstanding amount. See Note 9 for details.

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Note 4 – Variable interest entity

Effective on March 1, 2020, as amended and restated pursuant to an agreement dated Oct 26, 2020, the Company entered into an agreement with E Marketing Solution Inc. (“E Marketing”), an entity incorporated in California and owned by one of the shareholders of the Company. Pursuant to the terms of the agreement, the Company provides technical support, management services and other services on an exclusive basis in relation to E Marketing’s business during the term of the agreement. The Company agrees to fund E Marketing for operational cash flow needs and bear the risk of E Marketing’s losses from operations and E Marketing agrees that iPower has rights to E Marketing’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of E Marketing or its assets subject to assumption of all of its liabilities. As of June 30, 2020, the Company had paid $20,600 to fund all of E Marketing’s operations under this agreement.

Summary of Key Terms of the Exclusive Business Cooperation Agreements with E Marketing (“VIE"):

•	iPower is the exclusive manager of the VIE;
•	the VIE shall not directly or indirectly accepts same or similar services from other parties;
•	the Agreements shall remain effective unless terminated by iPower;
•	iPower is granted an irrevocable and exclusive option to purchase all assets and business at nominal price; and
•	iPower agrees to fund VIE’s operational needs and bear the risk of VIE’s losses from operations and VIE agrees that iPower has rights to VIE’s net profits, if any.

Pursuant to the terms of the Agreement, the Company does not have direct ownership in E Marketing but has been actively involved in E Marketing’s operations, acting as the sole management of E Marketing to direct the activities and significantly impact E Marketing’s economic performance. The Company also provides all the funding to E Marketing and bears all risks of loss and has the right to receive all of the benefits from E Marketing. As such, based on the determination that the Company is the primary beneficiary of E Marketing, in accordance with ASC 810-10-25-38A through 25-38J, E Marketing is considered a variable interest entity (“VIE”) of the Company and the financial statements of E Marketing were consolidated from March 1, 2020.

The Company did not provide financial or other support to the VIE for the periods presented that the Company was not previously contractually required to provide.

As of June 30, 2020 and 2019, there were no pledge or collateralization of the VIE’s assets that can only be used to settle obligations of the VIE. The VIE did not have any liabilities due to third parties.

The carrying amount of the VIE’s assets and liabilities are as follows for the period indicated:

June 30, 2020
Total assets – cash in bank	$72,686
Total liabilities – payable to iPower	$72,686

The cash of $72,686 was included in Cash on the consolidated and combined balance sheet as of June 30, 2020 and the payable to iPower was eliminated in consolidation.

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Note 4 – Variable interest entity (Continued)

The operating results of the VIE are as follows for the year indicated:

2020
Revenue	$–
Net (loss)	$(20,600)

Note 5 - Accounts receivable

Accounts receivable consisted of the following as of the date indicated:

	June 30, 2020	June 30, 2019
Accounts receivable	$6,067,199	$3,635,912
Less: allowance for doubtful accounts	–	–
Total accounts receivable	$6,067,199	$3,635,912

Bad debt expenses were $0 for the years ended June 30, 2020 and 2019, respectively.

Note 6 – Inventories

As of June 30, 2020 and 2019, inventories consisted of finished goods ready for sale, net of allowance for obsolescence, amounted to $5,743,181 and $3,118,507, respectively.

As of June 30, 2020 and 2019, allowance for obsolescence was $95,574 and $0, respectively.

Note 7 – Prepayments and other current assets

As of June 30, 2020 and 2019, prepayments and other current assets consisted of the followings:

	June 30, 2020	June 30, 2019
Advance to suppliers	$298,841	$81,487
Prepaid expenses and Other receivables	317,390	371,648

Total	$616,231	$453,135

Other receivables consisted of delivery fees of $132,433 and $115,608 receivable from two unrelated parties for their use of the Company’s courier accounts at June 30, 2020 and 2019. As of the date of this report, the amount had been fully collected.

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Note 8 – Loans payable

Short-term loans

PPP note payable

On April 13, 2020, the Company entered into an agreement with Royal Business Bank (the “Lender”) for a total amount of $175,500, pursuant to a promissory note issued by the Company to the Lender (the “PPP Note”). The loan was made pursuant to the Payroll Protection Program established as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Note bears interest at the rate of 1.00% per annum and may be repaid at any time without penalty. The PPP Note contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory note. The occurrence of an event of default may result in a claim for the immediate repayment of all amounts outstanding under the PPP Note.

The Company accounts for the PPP loan under Topic 470 as follows: (a) Initially record the cash inflow from the PPP Note as a financial liability and accrue interest in accordance with the interest method under ASC Subtopic 835-30; (b) Not impute additional interest at a market rate; (c) Continue to record the proceeds from the loan as a liability until either (1) the loan is partly or wholly forgiven and the debtor has been legally released by the Lender or (2) the debtor pays off the loan; (d) Reduce the liability by the amount forgiven and record a gain on extinguishment once the loan is partly or wholly forgiven and legal release is received. As of June 30, 2020, the Company had an outstanding balance of $175,500 under the PPP Note. As of the date of this report, the PPP Note had not been forgiven.

Revolving credit facility

On May 3, 2019, the Company entered into an agreement with WFC Fund LLC (“WFC") for a revolving loan of up to $2,000,000. The revolving loan bears an interest of prime rate plus 4.25% per annum on the outstanding amount. On May 26, 2020, the Loan and Security Agreement was amended as a Receivable Purchase Agreement. The credit limit of the revolving facility was $2,000,000, which bears a discount rate of prime rate plus 4.25% per annum on the outstanding amount. This revolving credit facility is secured by all of the Company’s assets and guaranteed by Allan Huang, a director and one of the Company’s major shareholders and founders. Pursuant to the agreement, the purchases of accounts receivable are with full recourse to the Company and the Company is obligated to collect the accounts receivables and to repurchase or pay back the amount drawn if the accounts receivable is not collected. In accordance with ASC 860-10-05, the revolving credit facility under the Receivable Purchase Agreement is treated as secured borrowing.

As of June 30, 2020 and 2019, the outstanding balance due was $1,154,180 and $217,789, respectively.

Long-term loan

SBA loan payable

On April 18, 2020, the Company entered into an agreement with the U.S. Small Business Administration (“SBA”) for a loan of $500,000 under Section 7(b) of the Small Business Act. This promissory note (the “SBA Note”) bears interest at the rate of 3.75% per annum and matures 30 years from the date of the SBA Note. Monthly Installment payments, including principal and interest, will begin twelve months from the date of the SBA Note. As of June 30, 2020, the outstanding balance of the SBA Note was $500,000.

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Note 9 - Related party transactions

As disclosed in Note 3 above, on December 1, 2018, the Company acquired certain assets and assumed liabilities from BizRight, LLC, an entity owned and managed by the founders and officers of the Company. The net assets received were recorded at their historical carrying amounts and the purchase price of $2,611,594 was recorded as payable due to related parties. The purchase price shall be paid based on the Company’s cash flow availability and bears an interest rate of 8% per annum on the outstanding amount. Related interest expense recorded for the years ended June 30, 2020 and 2019 was $103,901 and $109,834, respectively. During the years ended June 30, 2020 and 2019, the Company recorded proceeds of $632,286 and $1,745,012 and payments of $3,267,801 and $2,198,342, respectively, to related parties. As of June 30, 2020 and 2019, the outstanding amount due to related parties was $133,793 and $2,769,308, respectively.

Note 10 – Income taxes

On December 22, 2017, the U.S. President signed into law H.R.1, formerly known as the Tax Cuts and Jobs Act (the “Tax Legislation”). The Tax Legislation significantly revised the U.S. tax code by, (i) lowering the U.S federal statutory income tax rate from 35% to 21%, (ii) implementing a territorial tax system, (iii) imposing a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, (iv) requiring a current inclusion of global intangible low taxed income of certain earnings of controlled foreign corporations in U.S. federal taxable income, (v) creating the base erosion anti-abuse tax regime, (vi) implementing bonus depreciation that will allow for full expensing of qualified property, and (vii) limiting deductibility of interest and executive compensation expense, among other changes. The Company did not record deferred tax assets or liabilities as the temporary and permanent differences were immaterial. The Company has computed its tax expenses using the new statutory rate effective on January 1, 2018 of 21%.

Other provisions of the new legislation include, but are not limited to, limiting deductibility of interest and executive compensation expense. These additional items have been considered in the income tax provision for the year ended June 30, 2020 and 2019 and the impact was not material to the overall financial statements.

The provision for income taxes for the years ended June 30, 2020 and 2019 consisted of the following:

	June 30, 2020	June 30, 2019
Income Tax Expense
Current federal tax expense
Federal	$530,036	$133,832
State	243,402	61,664
Deferred tax
Federal	–	–
State	–	–
Total	$773,438	$195,496

F-38

Note 10 – Income taxes (Continued)

The Company is subject to U.S. federal income tax as well as income tax of state tax jurisdictions. The tax years 2018 and 2019 remain open to examination by the major taxing jurisdictions to which the Company is subject. The following is a reconciliation of income tax expenses at the effective rate to income tax at the calculated statutory rates:

	June 30, 2020		June 30, 2019
Statutory tax rate
Federal	21.00%		21.00%
State of California	8.84%		8.84%
State of Nevada	0.00%		0.00%
Net effect of state income tax deduction and other permanent differences	(1.82%	)	(2.83%	)
Effective tax rate	28.02%		27.01%

As of June 30, 2020 and 2019, the income taxes payable was $721,211 and $195,496, respectively.

Note 11 – Earnings per share

The following table sets forth the computation of basic and diluted earnings per share for the periods presented:

	For the year ended June 30,
	2020	2019
Numerator:
Net income	$1,986,962	$528,398
Denominator:
Weighted-average shares used in computing basic and diluted earnings per share*	20,093,004	20,000,000
Earnings per share of ordinary shares: - basic and diluted	$0.10	$0.03

*On November 16, 2020, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Class A Common Stock of the Company. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

* On October 20, 2020, the Company issued to its founders 14,000,000 shares of Class B Common Stock, which shall be eligible to convert into Class A Common Stock, on a ten-for-one basis, at any time following twelve (12) months after the Company’s completion of its initial public offering of its Class A Common Stock. The issuance was considered as a nominal issuance, in substance a recapitalization transaction, which was recorded and presented retroactively as outstanding for all reporting periods. The computation of basic and diluted EPS did not include the Class B Common Stock as the holders of Class B Common Stock have no dividend or liquidation right until such time as their shares of Class B Common Stock have been converted into Class A Common Stock.

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Note 12 – Equity

The Company was incorporated in Nevada on April 11, 2018. As of the date of this report, the total authorized shares of capital stock was 200,000,000 shares consisting of 166,000,000 shares of Class A Common Stock (“Class A Common Stock”), 14,000,000 shares of Class B Common Stock (“Class B Common Stock”), and 20,000,000 preferred stock (the “Preferred Stock”), each with a par value of $0.001 per share.

On November 16, 2020, the Company filed an amended and restated articles of incorporation in Nevada to consummate a 2-for-1 forward split of our outstanding shares of Class A Common Stock. All share numbers of Class A Common Stock are stated at post-split basis.

The holders of Class A Common Stock shall be entitled to one vote per share in voting or consenting to the election of directors and for all other corporate purposes. The Company issued 20,000,000 shares to its founders at inception.

On January 15, 2020, pursuant to a rescission and mutual release agreement with an unrelated company, the Company issued 204,496 shares of its Class A Common Stock as settlement payment of the $427,010 received.

As of June 30, 2020 and 2019, after giving effect to a 2-for-1 forward split of the outstanding shares of Class A Common Stock, there were 20,204,496 and 20,000,000 shares of Class A Common Stock issued and outstanding, respectively.

On October 20, 2020, the Company entered into stock purchase agreements with Chenlong Tan and Allan Huang (the “Founders”) pursuant to which each of the Founders received 7,000,000 shares of the Company’s Class B Common Stock, for a purchase price of $0.001 per share in cash. Based on the fact that other than the total consideration of $14,000 (total par value of the Class B Common Stock issued), the Founders did not provide additional services or other means of considerations for the issuance of these shares of Class B Common Stock, the issuance of the Class B Common Stock to the Founders was considered as a nominal issuance, in substance a recapitalization transaction. As such, in accordance with FASB ASC 260-10-55-12 and SAB Topic 4D, The Company recorded and presented the issuance retroactively as outstanding for all reporting periods.

The Class B Common Stock shall be entitled to ten (10) votes per share in voting or consenting to the election of directors and for all other corporate purposes. Class B Common Stock shall be eligible to convert into Class A Common Stock, on a ten-for-one basis, at any time following twelve (12) months after the Company’s completion of the initial public offering of its Class A Common Stock. Holders of Class B Common Stock shall have no dividend or liquidation right until such time as their shares of Class B Common Stock have been converted into Class A Common Stock. As of June 30, 2020 and 2019, the outstanding shares of Class B Common Stock were retroactively stated as 14,000,000 and 14,000,000, respectively.

The Preferred Stock was authorized as “blank check” series of Preferred Stock, providing that the Board of Directors is expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Nevada, to provide, out of the authorized but unissued shares of Preferred Stock, for series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. As of June 30, 2020 and 2019, the Company had not issued any shares of Preferred Stock.

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Note 13 - Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

As of June 30, 2020 and 2019, $977,635 and $471,458, respectively, were deposited with various major financial institutions in the United States.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.

Customer and vendor concentration risk

For the years ended June 30, 2020 and 2019, Amazon Vendor and Amazon Seller customers accounted for 71% and 74% of the Company's total revenues, respectively. As of June 30, 2020 and 2019, accounts receivable from Amazon Vendor and Amazon Seller accounted for 95% and 82% of the Company’s total accounts receivable.

For the years ended June 30, 2020 and 2019, two suppliers accounted for 38.5% (25.2% and 13.3%) and 32.6% (24.1% and 8.5%) of the Company's total purchases, respectively. As of June 30, 2020, accounts payable to three suppliers accounted for 25.6%, 12.5% and 11.7%, respectively, of the Company’s total accounts payable. As of June 30, 2019, accounts payable to two suppliers accounted for 29.7% and 16.6%, respectively, of the Company’s total accounts payable.

Note 14 - Commitments and contingencies

Lease commitment

The Company has adopted ASC842 since its inception date, April 11, 2018. The Company has entered into a lease agreement for office and warehouse space with a lease period from December 1, 2018 until December 31, 2020. Total commitment for the full term of the lease is $1,100,387. $262,875 and $750,337 of operating lease right-of-use assets and $262,875 and $750,337 of operating lease liabilities were reflected on the June 30, 2020 and 2019 financial statements, respectively.

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Note 14 - Commitments and contingencies (Continued)

Lease commitment (Continued)

Years Ended June 30, 2020 and 2019:

Lease cost	6/30/2020	6/30/2019
Operating lease cost (included in G&A in the Company's statement of operations)	$528,186	$308,108

Other information
Cash paid for amounts included in the measurement of lease liabilities	528,530	303,009
Remaining term in years	0.50	1.5
Average discount rate - operating leases	8%	8%

The supplemental balance sheet information related to leases for the period is as follows:
Operating leases
Right of use asset - non current	262,875	750,337

Lease Liability - current	262,875	487,462
Lease Liability - non current	–	262,875
Total operating lease liabilities	$262,875	$750,337

Maturities of the Company’s lease liabilities are as follows:

Operating
Years ending June 30,	Lease
2021	$268,848
Less: Imputed interest/present value discount	(5,973)
Present value of lease liabilities	$262,875

Contingencies

The Company is not currently a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

In an effort to contain or slow the COVID-19 outbreak, authorities across the world have implemented various measures, some of which have been subsequently rescinded or modified, including travel bans, stay-at-home orders and shutdowns of certain businesses. The Company anticipates that these actions and the global health crisis caused by the COVID-19 outbreak, including any resurgences, will continue to negatively impact global economic activity. While the COVID-19 outbreak has not had a material adverse impact on the Company’s operations to date, it is difficult to predict all of the positive or negative impacts the COVID-10 outbreak will have on the Company’s business.

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Note 15 - Subsequent events

VIE Agreement

On September 4, 2020, the Company entered into an agreement with Global Product Marketing Inc. (“GPM”), an entity incorporated in the State of Nevada on September 4, 2020. GPM is owned by Chenlong Tan, the Chairman, CEO, President, and one of the majority shareholders of the Company. Pursuant to the terms of the agreement, the Company will provide technical support, management services and other services on an exclusive basis in relation to GPM’s business during the term of the Agreement. The Company agrees to fund GPM for operational cash flow needs and bear the risk of GPM’s losses from operations and GPM agrees that the Company has rights to GPM’s net profits, if any. Under the terms of the agreement, the Company may at any time, at its option, acquire for nominal consideration 100% of either the equity of GPM or its assets subject to assumption of all of its liabilities.

The Company does not have direct ownership in GPM but will be actively involved in GPM’s operations with the power to direct the activities and significantly impact GPM’s economic performance. The Company also bears all the risk of loss, and has rights to receive all benefits from, GPM. As such, in accordance with ASC 810-10-25-38A through 25-38J, GPM is considered a variable interest entity (“VIE”) of the Company. The Company will consolidate GPM’s financials from the incorporation date of GPM on September 4, 2020.

Stock Issuances

On October 20, 2020, the Company entered into stock purchase agreements with Chenlong Tan and Allan Huang (the “Founders”) pursuant to which each of the Founders received 7,000,000 shares of the Company’s Class B Common Stock, for a purchase price of $0.001 per share in cash. See Note 12 above for details.

On December 30, 2020, the Company closed a private placement and issued a total of 34,500 shares of Series A Convertible Preferred Stock, par value $0.001 per share, to a total of three accredited investors, at a purchase price of $10.00 per share, for a total purchase price of $345,000 in cash. In connection with this private placement, the Company paid $27,600 in cash and issued warrants to purchase 2,415 shares of Series A Convertible Preferred Stock to Boustead Securities, LLC, the placement agent, as compensation. The exercise price of the warrants is $10 per share.

Stock Split

On November 16, 2020, the Company filed with the Secretary of State of Nevada an amendment to its articles of incorporation, pursuant to which it completed a two-for-one forward stock split (the “Forward Stock Split”) of the Company’s Class A Common Stock. Following the Forward Stock Split, the Company had a total of 20,204,496 shares of Class A Common Stock outstanding.

Leases

On August 24, 2020, the Company negotiated for new terms to extent the lease of its primary fulfillment center located in Duarte, California. The lease term is amended and extended through December 31, 2023. The monthly payment is $42,000 with two months of free rental and three months $21,000 per month.

On September 1, 2020 in addition to the primary fulfillment center, the Company leased a second fulfillment center located at 14750 E. Nelson Avenue, Unit #I, Industry City, CA 91744. The base rental fee is $27,921 to $29,910 per month through October 31, 2023.

F-43

Note 15 - Subsequent events (Continued)

Revolving credit facility

On November 16, 2020, the Receivable Purchase Agreement with WFC was amended to increase the credit limit of the revolving facility from $2,000,000 to $3,000,000, which bears a discount rate of 0.0277% per day. This revolving credit facility is secured by all of the Company’s assets and guaranteed by Chenlong Tan, the CEO and one of the Company’s major shareholders and founders. Pursuant to the agreement, all purchases of receivables will be without recourse to the Company and WFC assumes the credit risk but not the risk of non-payment of the accounts receivable. The Company is obligated to collect on all of the accounts receivables and to repurchase or pay back the amount drawn down if the accounts receivable is not collected. As of December 31, 2020, the Company had drawn $1.55 million from this facility.

Convertible Notes

On January 27, 2021, the Company completed a private placement offering pursuant to which the Company sold to two accredited investors with an aggregate of $3,000,000 convertible notes with a 6% interest per annum and three-year warrants to purchase shares of Class A Common Stock which equals 80% of the number of shares of Class A Common Stock issuable upon conversion of the Convertible Notes. The Convertible Notes shall be automatically converted into the Company’s Class A Common Stock upon qualified event or repayable in cash at the option of the holders of the Convertible Notes with repayment to commence six months after January 27, 2021. The conversion price equals to the lesser of (a) a price representing a 30% discount to the public offering price per share of the Class A Common Stock in this Offering, or (b)  a price representing a 30% discount to the price per share equal to dividing $200 million by the total number of (x) outstanding shares of Class A Common Stock immediately prior to the IPO, (y) the number of Class A Common Stock issuable upon conversion of the 34,500 shares of Series A Preferred Stock, and (z) the number of Class A Common Stock issuable upon conversion of all outstanding Convertible Notes. Any interest accrued on the Convertible Note will be waived upon conversion.

Upon closing of the private placement, the Company paid $120,000 in cash and issued warrants to purchase 7% of the shares of Class A Common Stock underlying the Convertible Note as placement agent compensation.

F-44

3,360,000 shares of Common Stock

Prospectus dated May 11, 2021

Through and including June 5, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.